SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

                           Check the appropriate box:

                      |_| PRELIMINARY INFORMATION STATEMENT

     |_| Confidential, for Use of the Commission Only (as permitted by Rule
                                  14c-5(d)(2))

                      |X| DEFINITIVE INFORMATION STATEMENT

                          BRANDS SHOPPING NETWORK, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX)

                              |X| No fee required.

    |_| Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)    Title of each class of securities to which transaction applies:

2)    Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)    Proposed maximum aggregate value of transaction:

5)    Total fee paid:

      |_|   Fee paid previously with preliminary materials.

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            1)    Amount Previously Paid:

            2)    Form, Schedule or Registration Statement No.:

            3)    Filing Party:

            4)    Date Filed:

                          BRANDS SHOPPING NETWORK, INC.
                               13431 BEACH AVENUE
                        MARINA DEL REY, CALIFORNIA 90292

                                 January 6, 2005

         To our stockholders:

         Enclosed please find an Information Statement providing information to you regarding certain corporate actions taken by the Board of Directors and the majority stockholders of Brands Shopping Network, Inc. These actions include the following:

         o Approval of the merger of our subsidiary with and into United Fuel and Energy Corporation, which will involve the issuance by us of up to 10,650,000 shares of common stock of BSN to the stockholders of United Fuel;

         o Approval of amendments to our Articles of Incorporation to effect a 1-for-40 reverse stock split, increase the number of authorized shares of our common stock from 50,000,000 to 55,000,000 and change of our name from "Brands Shopping Network, Inc." to "United Fuel & Energy Corporation"; and

         o Election of Messrs. Thomas Kelly and Scott Heller to our Board of Directors.

         The majority stockholders also authorized our officers to fix the record date for the reverse stock split and to execute documents and take other action as is necessary to effect the authorized actions.

         The written consent of the majority stockholders assures that the above actions will occur without your vote. Your vote is not required to approve any of these actions, and the enclosed Information Statement is not a request for your vote or a proxy statement. This Information Statement is being provided only to inform you of the actions that have been taken.

                                       Very truly yours,

                                       Brands Shopping Network, Inc.

                                       By:/s/ Ian Valentine
                                          -------------------------------------
                                       Ian Valentine, Chief Executive Officer

                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                       REQUESTED NOT TO SEND US A PROXY.

                              INFORMATION STATEMENT
                                       OF
                          BRANDS SHOPPING NETWORK, INC.
                               13431 BEACH AVENUE
                        MARINA DEL REY, CALIFORNIA 90292

                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                        REQUESTED NOT TO SEND US A PROXY.

         This Information Statement is first being furnished on or about January 7, 2005 to the holders of record as of the close of business on September 6, 2004 (the "Record Date") of the common stock of Brands Shopping Network, Inc. (referred to in this Information Statement as "we", "us", "our" or "BSN").

         On August 3, 2004 our Board of Directors approved, and on September 10, 2004 the holders of a majority of our outstanding common stock consented in writing to, the three actions described in this Information Statement. These actions are being taken in connection with a proposed merger of our wholly-owned subsidiary with and into United Fuel & Energy Corporation, a Texas corporation ("United Fuel"). Together, such approval and consent constitutes the approval and consent of a majority of the total number of shares of outstanding capital stock required by Nevada Corporation Law and our Articles of Incorporation to approve the actions described in this Information Statement. Accordingly, the actions will not be submitted to our remaining stockholders for a vote. This Information Statement is being furnished to stockholders to provide them with certain information concerning the actions in accordance with the requirements of the Securities Exchange Act of 1934 and the regulations promulgated thereunder, including Regulation 14C.

         The date of the Information Statement is January 6, 2005.

         United Fuel will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. United Fuel will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our common stock.

         We will only deliver one Information Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will promptly deliver a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of the document was delivered upon oral or written request to:

                          Brands Shopping Network, Inc.
                                 Attn: President
                               13431 Beach Avenue
                        Marina del Rey, California 90292
                          Telephone No.: (310) 821-5200

         Stockholders may also address future requests for separate delivery of Information Statements and/or annual reports by contacting us at the address listed above.

                   NOTICE TO STOCKHOLDERS OF ACTIONS APPROVED

         The actions described in this Information Statement were taken on August 3, 2004 by the unanimous consent of our Board of Directors and on September 10, 2004 by the consent of the holders of a majority of our outstanding common stock. In addition, the majority stockholders authorized our officers to take ministerial actions necessary to effect the actions described in this Information Statement. A copy of the resolutions approved by the majority stockholders is attached to this Information Statement as Attachment 1.

                          SUMMARY TERM SHEET FOR MERGER

         All of the actions taken by the majority stockholders have been taken to permit or facilitate the merger of our wholly-owned subsidiary with and into United Fuel. The basic terms of the merger are described below. For a more complete description of the terms of the merger, see the information in the section captioned "Action 1--Approval of Merger--Terms of the Merger" below.

         The merger will consist of the merger of our wholly-owned subsidiary, Brands United Merger Sub, Inc. which is referred to in this Information Statement as the "Merger Sub", with and into United Fuel. United Fuel will be the survivor of the merger. In connection with the merger:

         o  We will effect a 1-for-40 reverse stock split;

         o Substantially all of our debt will either be discharged or converted into no more than 1,125,000 shares of our common stock (after taking into account the reverse stock split);

         o Each outstanding share of common stock and preferred stock of United Fuel will be cancelled and converted into the right to receive one share of common stock of BSN, which will result in dilution to the stockholders of BSN so that they will own only approximately 2% of the outstanding common stock of BSN in the aggregate; All "non-affiliates" (stockholders who neither hold at least 5% of the outstanding common stock nor are directors or officers of the Company) will hold approximately 1.25% of the outstanding common stock of BSN in the aggregate following the merger compared with 62.5% before the merger;

         o All of the outstanding common stock of the Merger Sub will be converted into shares of United Fuel so that United Fuel will become a wholly-owned subsidiary of BSN;

         o Each outstanding option to purchase common stock of United Fuel will automatically be converted into an option to purchase common stock of BSN;

         o The business conducted by BSN prior to the Merger will cease to be conducted;

         o  BSN's name will be changed to "United Fuel & Energy Corporation";

         o Members of the management of United Fuel will become BSN's only directors and officers; and

         o Current BSN management will receive no additional consideration as a result of the merger.

         The agreement relating to the merger contains representations, warranties and conditions customary for transactions of this nature. In the event that any of the conditions to the merger are not satisfied, the merger may not be consummated. Neither BSN nor United Fuel can provide any assurances that the merger will ultimately be consummated.

             INFORMATION ABOUT THE VOTING RIGHTS OF OUR STOCKHOLDERS
              AND INFORMATION REGARDING THE CONSENTING STOCKHOLDERS

         As of the Record Date, we had 9,178,294 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding. Each share of common stock is entitled to one vote. Pursuant to our bylaws and the Nevada Revised Statutes, the approval of the actions described in Actions 1, 2 and 3 below without a meeting requires the written consent of holders of capital stock representing a majority of the voting power of our outstanding capital stock. As a result, written consents representing at least 4,589,148 shares of common stock are required to approve the actions described in Actions 1, 2 and 3 below. References to "we", "our" or "us" refers to Brands Shopping Network, Inc.

         The consenting holders are collectively entitled to vote 4,660,279 shares of our common stock, representing 50.8% of the issued and outstanding shares of common stock. Pursuant to Section 78.320 of the Nevada Revised Statutes, the consenting stockholders consented to the actions described herein in a written consent dated September 10, 2004. The names of the consenting stockholders, their affiliations with us, and their beneficial holdings are as follows:

                                                       SHARES BENEFICIALLY HELD               PERCENTAGE
                                                    ----------------------------     -----------------------------
              NAME                  AFFILIATION     BEFORE MERGER   AFTER MERGER     BEFORE MERGER   AFTER MERGER
              ----                  -----------     -------------   ------------     -------------   -------------
Dave Wuest                            None            3,421,325        85,534            37.3%              *
Bendecida Orquidea Rev TR(1)          None              100,000         2,500             1.1%              *
Yarbols Inc.(2)                       None              110,446         2,762             1.2%              *
Rhett Mcnulty                         None              212,513         5,313             2.3%              *
Wilie Jones                           None              118,900         2,973             1.2%              *
Emma Hay                              None               89,218         2,231             2.3%              *
Connie Clark                          None              104,619         2,616             1.3%              *
Doug Hay                              None              132,234         3,306             1.0%              *
Mark Doumani                          None               96,024         2,401             1.1%              *
Scott J. Willis                       None              275,000         6,875             1.4%              *
                                                        -------         -----             ---
   Total                                              4,660,279       116,511            50.8%              1.1%

(1) The control person for Bendecida Orquidea Rev TR is Candy Brien.
(2) The control person for Yarbols Inc. is Daniel Harris.

                          ACTION 1--APPROVAL OF MERGER

         BSN's Board of Directors has approved the acquisition of United Fuel through a merger of our wholly-owned subsidiary, Brands United Merger Sub, Inc., a Texas corporation ("Merger Sub"), with and into United Fuel (the "Merger"). The holders of a majority of our outstanding common stock have approved the Merger, which will involve the issuance of up to 10,650,000 shares of our common stock as consideration in the Merger.

TERMS OF THE MERGER

         The Merger is described below, and the full text of the Agreement and Plan of Merger dated as of August 6, 2004 setting forth the terms and conditions of the Merger (the "Merger Agreement") is attached hereto as Attachment 2.

         The Merger will consist of the merger of the Merger Sub with and into United Fuel. United Fuel will be the survivor of the Merger. As a result of the
Merger:

         o Each outstanding share of common stock and preferred stock of United Fuel will be cancelled and converted into the right to receive one share of common stock of BSN, which will result in the former stockholders of United Fuel owning approximately 88% of the outstanding common stock of BSN (after taking into account shares of BSN common stock issued in connection with the conversion of BSN debt as described below);

         o All of the outstanding common stock of the Merger Sub will be converted into shares of United Fuel so that United Fuel will become a wholly-owned subsidiary of BSN;

         o Prior to the Merger, all BSN options and warrants shall have been cancelled or expired by their terms;

         o Each outstanding option to purchase common stock of United Fuel will automatically be converted into an option to purchase common stock of BSN; and

         o Current BSN management will receive no additional consideration from the merger.

         Following the Merger, only the business of United Fuel will continue to be conducted.

         As a condition to and prior to the Merger, we must amend our Articles of Incorporation to effect a 1-for-40 reverse stock split and change our name to "United Fuel & Energy Corporation". In addition, substantially all of our debt must either be discharged or converted into no more than 1,125,000 shares of BSN common stock (after taking into account the reverse stock split) and we must appoint two members of United Fuel's management to constitute our Board of Directors. Following the Merger, members of United Fuel's management will also be appointed as our officers.

         In addition to the conditions described above, the Merger Agreement contains representations, warranties and conditions customary for transactions of this nature. More specifically, the Merger Agreement contains the following material provisions:

         BSN and United Fuel have each made representations and warranties relating to their respective organization, capitalization, authority to enter in the Merger Agreement and to consummate the Merger, absence of conflicts, required filings or consents, and broker fees or commissions. Additionally, United Fuel has represented that all its current shareholders are accredited investors and BSN has represented that it has properly filed all required reports with the Securities and Exchange Commission, that it is compliance with all applicable laws, and that it does not have any outstanding liabilities or litigation. All of the representations and warranties must be true at the time the Merger is consummated.

         Each party also covenants that it will conduct its business in the ordinary course and that it will not take any action to declare a dividend or redeem stock, pledge or encumber assets, amend its articles of incorporation or bylaws, liquidate, incur additional indebtedness, or take action that would make any of the representations or warranties untrue. In addition, both parties have agreed to take all actions necessary to obtain approvals for the Merger, make appropriate filings, seek joint consent for public announcements and cooperate in the preparation and filing of this information statement. BSN covenants that certain of its outstanding obligations shall be satisfied, that it shall cause a 1-for-40 reverse stock split of its common stock and amend its articles of incorporation accordingly.

         The obligation of United Fuel to effect the Merger is subject to the following conditions being satisfied or waived: the representations and warranties of BSN are true and correct, the BSN reverse stock split shall have been completed, all obligations of BSN shall have been satisfied, a satisfaction of judgment regarding RTTS Acquisition Corp. shall have been filed, and officer certificates of BSN shall have been received. Pursuant to a settlement agreement, RTTS Acquisition Corp. has filed a satisfaction of judgment regarding its complaint against BSN and this condition to United Fuel's obligation to effect the Merger has been satisfied. The terms of the settlement agreement are described in "About Brands Shopping Network--Legal Proceedings."

         The obligation of BSN to effect the Merger is subject to the following conditions being satisfied or waived: the representations and warranties of United Fuel are true and correct and officer certificates of United Fuel have been received.

         The Merger Agreement provides for mutual indemnification of the parties for breaches of representations, warranties and covenants. In the event that any of the conditions to the Merger are not satisfied, the Merger may not be consummated.

         The Merger Agreement contains provisions that allow the Agreement to be terminated:

         o  upon mutual written consent;

         o by either party upon a material breach of the terms of the Merger Agreement by the other party which cannot be cured prior to the consummation of the Merger; or

         o  or by either party after September 30, 2004.

         As a result, either party may terminate the Merger Agreement, although both BSN and United Fuel are working diligently to consummate the Merger and neither of them have expressed any intention to terminate the Merger Agreement.
Section 9.3 of the Merger Agreement provides that each party is responsible for paying for its own expenses regardless of whether or not the Merger is consummated. As a result, if the Merger is not consummated, each of BSN and United Fuel would be required to satisfy any liabilities it incurred, including those associated with the preparation of the Merger Agreement and this information statement.

         Neither BSN nor United Fuel can provide any assurances that the Merger will ultimately be consummated.

         The market value of the BSN securities was $550,697.64 on September 13, 2004, the date preceding public announcement of the proposed transaction. The market value of the BSN securities was $367,131.76 on December 18, 2004.

         Following the consummation of the Merger and the transactions contemplated by the Merger Agreement, our capitalization will be as follows:

                                                   Number of     Percentage
                Category of Holders                  Shares        Owned(1)
                -------------------               ------------   ------------
         Original United Fuel Stockholders         9,900,000(1)      88.0%
         Holders of BSN Debt Converted to Stock    1,125,000         10.0%
         Original BSN Stockholders                   229,457(2)       2.0%
                                                  ----------      --------
           Total                                  11,254,457        100.0%
                                                  ==========      ========

--------------

(1) The Merger Agreement permits United Fuel to issue up to 750,000 additional shares of preferred stock prior to the Merger. If any such shares are issued, the number of shares held by the original United Fuel stockholders will be increased by the number of shares of preferred stock so issued and the percentage owned by each category of holders will change accordingly. United Fuel does not intend to issue any additional shares of preferred stock prior to the Merger.

(2) Subject to adjustment to address fractional shares. Each BSN stockholder entitled to a fractional share of BSN stock as a result of the reverse stock split will receive a whole share of BSN common stock in lieu of such fractional share.

         Based on the number of shares of United Fuel that may be purchased pursuant to outstanding options as of the date of this Information Statement, options to purchase 410,282 shares of common stock of United Fuel will automatically be converted into options to purchase common stock of BSN in connection with the Merger. Under the terms of the Merger Agreement, United Fuel may grant additional options prior to the Merger provided that the total number of shares subject to options may not exceed 500,000 shares.

         For accounting purposes, the Merger will be treated as a reverse merger which results in the legal acquirer, BSN, being treated as being acquired by United Fuel under purchase accounting.

ABOUT BRANDS SHOPPING NETWORK

         Description of Business

         We were incorporated on April 5, 2000 under the laws of the State of Nevada under the name "USA Dealers Auction.com, Inc.". At that time, we were a developmental stage company attempting to develop a business that offered automobile dealers an Internet-based venue to buy, sell and trade used cars online with other dealers and wholesalers. We had no operations at such time. On January 30, 2002, we consummated a merger with Brands Shopping Network, Inc., a Nevada corporation (the "Prior Merger"). Pursuant to the terms of the Agreement and Plan of Reorganization for the Prior Merger, Brands Shopping Network merged with and into us and we amended our Articles of Incorporation to change our name to "Brands Shopping Network, Inc."

         Our independent accountants have included an explanatory paragraph in our financial statements included in our public filings stating that we have incurred operating losses in the last two years, that we are dependent on our management's ability to develop profitable operations, and that these factors, among others, may raise substantial doubt about our ability to continue as a going concern.

         Since the Prior Merger, BSN has made efforts to provide a service that offers branded consumer products from nationally recognized retailers through television. BSN intended to capitalize on the convenience and impulse buying opportunities television affords by using its technology, and model, to offer branded goods and services to the millions of viewers in the marketplace. Prior to the Merger, BSN has no operations.

         BSN is neither a retailer nor a pure technology developer. BSN's business model has been to aggregate nationally branded retailers as the content and entertainment element for its commerce offerings. BSN's retailing, television, and operating experience along with its understanding of electronic retailing business requirements, sought to provide the consumer with a quality buying experience.

         Television provides a far-reaching technology across many demographic and economic sectors and reaches a wide range of consumers. BSN focused on developing two types of television commerce:

         o Brands Shopping Channel - The Brands Shopping Channel was intended to be a TV shopping network in which name brand products would be offered in an entertaining manner by nationally recognized retailers. As opposed to being a retailer, BSN sought to partner with national retailers to be the merchant of record and to utilize their existing sales, service and distribution infrastructure to manage the sale and delivery of their products. The Brands Shopping Channel was designed to provide retailers the television services they need to sell products through an entertaining television program.

         o Brands Interactive - BSN sought to position itself to take full advantage of Interactive Television opportunities if, when and where they were deployed by Cable Operators and Digital Satellite Broadcasters. Brands Interactive intended to provide four types of interactive commerce: Interactive Brands Shopping Channel, Video on Demand Shopping, Virtual Channel (Walled Garden) and Program Guide Advertising.

         Plan of Operation

         BSN does not have any current operations. BSN determined that it would need approximately $15 million dollars over a two year period to completely implement its business plan and would need approximately $5 million for working capital and general corporate purposes. If capital were available, it would have increased its administrative resources to support the hiring of an estimated 30 additional employees that would have enabled it to expand its capacity. Its original plan was to obtain the necessary funds to launch its business plan by selling shares of BSN common stock to investors and continuing to use BSN common stock to pay for consulting and professional services. In addition, BSN intended to generate transaction fees from the sale of products through its shopping channel, revenues from advertising sales, revenues from interactive transactions and proceeds of debt financing to supply a portion its future cash requirements.

         During the fiscal quarter ended June 30, 2004, BSN was in the research and development stage and utilized many tactics to control costs. BSN continued to effect transactions that reduced its liabilities and cash requirements while it continued to seek to raise capital. BSN continued to pay portions of incurred consulting fees through the issuance of BSN common stock and it intends to continue to take steps to conserve cash.

         Since its inception, BSN's only significant sources of capital have been from the sale of common stock and loans from stockholders. See a discussion of these transactions in the Consolidated Financial Statements of BSN. Currently, there are no outstanding loans from any stockholders to BSN.

         BSN's historical expenses paid in cash can be summarized as follows:

                                                  Fiscal Year Ended December 31,
                                                  ------------------------------
                                                       2003          2002
                                                     --------      --------
         Salaries and related expenses               $273,981      $572,699
         Other general and administrative expenses    $19,222      $327,712
         Interest expenses and finance charges        $32,613       $38,556


         As discussed further under the section captioned "Background of the Merger" below, BSN is proceeding with the Merger because it has been unable to raise capital to fund its business plan. Assuming the Merger is consummated, the business of the surviving company will be the business of United Fuel as described below and the business of BSN described above will cease to be conducted.

         Market for Common Equity and Related Stockholder Matters

         BSN's common stock is traded over-the-counter and quoted on the OTC Electronic Bulletin Board on a limited and sporadic basis under the symbol "BSNK." The reported high and low bid and asked prices for the common stock are shown below for the periods from January 1, 2003 through December 18, 2004. The source for the data was Bigcharts.com. The prices presented are bid and ask prices, which represent prices between broker-dealers and do not include retail mark-ups and mark-downs or any commission to the broker-dealer. The prices may not necessarily reflect actual transactions.

                                             PERIOD         HIGH        LOW
                                       ----------------  ----------  ----------
Fiscal Year Ended December 31, 2002    First Quarter       $11.20      $2.333
                                       Second Quarter      $10.00       $0.87
                                       Third Quarter        $1.50       $0.51
                                       Fourth Quarter       $1.20       $0.40

Fiscal Year Ended December 31, 2003    First Quarter        $1.23       $0.31
                                       Second Quarter       $0.48       $0.05
                                       Third Quarter        $0.72       $0.21
                                       Fourth Quarter       $0.29       $0.11

Fiscal Year Ended December 31, 2004    First Quarter        $0.16       $0.09
                                       Second Quarter       $0.12      $0.029
                                       Third Quarter        $0.15       $0.04
                                       Fourth Quarter*      $0.10       $0.04


         * Through December 18, 2004

         As of December 18, 2004 there were approximately 180 stockholders of record of BSN common stock and no stockholders of record of BSN preferred stock.

         Dividends

         BSN has not paid any cash dividends on its common stock and does not expect to do so in the foreseeable future. BSN anticipates that any earnings generated from future operations will be used to finance its operations. No restrictions exist upon BSN's ability to pay dividends.

         Legal Proceedings

         There are no material legal proceedings currently pending against BSN. On June 1, 2003, BSN defaulted on its obligations to pay the outstanding amounts due to RTTS Acquisition Corp. and DynaPure Technologies, Inc. (collectively referred to as "RTTS") under loan agreements dated December 1, 2002. On or about September 9, 2003, a complaint was filed with the Superior Court of California by RTTS to enforce these obligations. On March 23, 2004 RTTS entered its Judgment by Default against BSN in the amount of $168,435, which includes attorney fees, costs and interest after judgment at the legal rate. On July 29, 2004 BSN successfully negotiated a Settlement and Mutual Release Agreement with both DynaPure Technologies, Inc. and RTTS Acquisition Corp. The debt was acquired by a third party and DynaPure Technologies, Inc. and RTTS Acquisition Corp. ("Plaintiffs") have released BSN from any and all liability related to the notes.

ABOUT UNITED FUEL

         Description of Business

         United Fuel & Energy Corporation ("United Fuel"), located in Midland, Texas, was formed in 1998 for the purpose of combining a number of companies distributing gasoline, diesel, propane and lubricant products primarily in the rural markets of West, South & East Texas and Eastern New Mexico. United Fuel represents the consolidation of three companies:

         o Frank's Fuels, Inc. ("Frank's Fuels"), a company engaged in the sale and distribution of fuel, lubricants and propane which was acquired by United Fuel in March of 1998;

         o Eddins-Walcher Oil Company ("EWC"), a company engaged in the distribution of fuel, lubricants and propane in the West Texas market since 1937, which was acquired by United Fuel in July 2000; and

         o Three D Oil Company, Inc. ("3D"), a company engaged in the sale and distribution of diesel, gasoline and lubricants in East Texas and a portion of bordering states, which was acquired by United Fuel in October 2001.

         The operations of Frank's Fuels were consolidated with those of EWC following United Fuel's acquisition of EWC. United Fuel intends to continue to expand its business through strategic acquisitions. It is currently considering and engaged in discussions with respect to several acquisitions; however, it has not entered into any definitive agreement to acquire any company at this time.

         Through its wholly owned subsidiaries, EWC and 3D, United Fuel currently engages in the following activities:

         o  Card-lock operation (unattended re-fueling of commercial vehicles).

         o  Wholesale fuels and lubricants (to commercial customers).

         o  Propane distribution (to commercial and residential users).

         EWC is engaged in the distribution of fuel, propane and lubricants in the West Texas and Eastern New Mexico markets. EWC's product sales for 2003 were approximately 105 million gallons, which were split between bulk fuel (48%), card locks (38%), propane (10%), and lubricants and chemicals (4%). Its product sales are distributed in two primary markets; West Texas (75%) and Eastern New Mexico (25%). Its markets in order of significance are oil and gas drilling rigs and energy service companies, commercial and industrial, residential propane and agricultural. During 2003, EWC's sales represented approximately 90% of United Fuel's consolidated sales.

         3D is primarily engaged in the distribution of diesel, gasoline, and lubricants, with some chemical sales, in the East Texas region. The geographic coverage of 3D's sales operations spans East Texas and the bordering states within 100 miles of Kilgore, Texas. 3D is a major distributor of Shell products. 3D's product sales for 2003 were approximately 12 million gallons. During 2003, 3D's sales represented approximately 10% of United Fuel's consolidated sales.

         United Fuel conducts its operations through 14 branch locations, 51 public card-lock (unattended) fuel sites and 7 private card-lock sites. As of August 31, 2004, United Fuel had 211 employees, of whom 14 are part-time. The principal executive office of United Fuel is located at 405 N. Marienfeld, Midland, Texas 79701 and its telephone number is (432) 571-8000.

         Competition

         The fuel and lubricants distribution business is highly competitive. United Fuel faces competition from competitors who are both larger and smaller than it is. Larger competitors may have substantially greater financial resources than United Fuel, which may provide them with some competitive advantages. Some of the advantages of these larger competitors are (i) a greater ability to secure credit from lenders and suppliers and capital from the market place, which could allow them greater buying power with suppliers and greater capital for acquisitions; (ii) the ability to obtain price and volume advantages from suppliers enabling them to be more price competitive; (iii) a more geographically diverse network of locations to better take advantage of supply and demand of products at various locations and to provide a buffer against localized soft economic conditions; and (iv) the ability to enhance or develop technology. Smaller competitors in certain of United Fuel's market areas, which may have lower infrastructure or overhead costs than United Fuel, may seek to gain market share by offering lower prices for their products. The principal bases on which United Fuel competes are the reliability and quality of service, responsiveness to customer needs, the price of products, the location of facilities, and the availability of the products. We believe we are, and will continue to improve on becoming more competitive in our market areas as a result of the following: (1)EWC has been in business for approximately 67 years and during that time has built a reputation for the timely delivery of the product ordered, upon which our customers have come to rely; (2) a highly professional, well trained and courteous staff of employees who are on call 24 hours a day, seven days a week to meet the needs of our customers; (3) United Fuel's relationships with its principal suppliers and the significance of its competitive position in its market areas allow it to provide competitive pricing; (4) United Fuel has 14 branch locations and 57 card lock sites that are strategically located, are built to accommodate the largest possible trucks that its customers utilize in their fleets, are equipped for fast fueling of larger fuel tanks and are situated in the market areas necessary to meet the needs of its customers; (5) United Fuel's relationship with its principal suppliers allows it to provide the products requested by its customers and the maintenance and operation of rolling stock specially designed to meet customer needs provides for the timely, cost effective and safe delivery of those products to the customer; and (6) United Fuel's relationship with its primary customers affords it the opportunity for ongoing communication that provides some information about what the competition is attempting to offer its customers.

         Environmental Matters

         United Fuel is subject to various federal, state and local environmental laws and regulations related to its business, which are subject to change from time to time and could affect its operations. Future expenditures, if any, related to compliance with these environmental laws and regulations cannot be reasonably determined due to, among other things, the speculative nature of remediation and clean up cost estimates and methods. United Fuel cannot provide assurance that future compliance with such laws and regulations and any potential costs related thereto will not have a material adverse effect on its business, financial condition or results of operations. However, United Fuel has not been notified that it has violated any of these environmental laws and regulations in any material respect, or that it has incurred any material liability thereunder. The remediation of environmental contamination at United Fuel's sites is either (i) included in state funds for which the state has the direction and control of remediation efforts (and for which United Fuel has not been determined to bear responsibility), or (ii) substantially covered by insurance. The company has two types of tanks which are described in detail below:

         (1) Above ground tanks, which are not insured under United Fuel's environmental insurance policies. Proactive measures are taken to safeguard against possible leaks or spills by the building of containment areas around these above ground tanks. United Fuel believes it is not necessary to insure these tanks since they are in locations that allow our employees to visually inspect them and, because they are in containment areas, should a spill be detected the company has sufficient time to remove any spilled products before they enter the groundsoil.

         (2) Under ground tanks, which United Fuel does insure, subject to a deductible per occurrence, are inspected and tested as required by federal and state regulations. Furthermore, the products stored in these tanks are inventoried by electronic devices and reconciled on a regular basis, which also affords United Fuel the ability to monitor inventory variances which could be caused by a leak. As noted above, United Fuel is not aware of any material non-compliance with regulations at this time and continues to manage its monitoring programs.

         United Fuel also maintains a general liability policy and an umbrella policy that protects it against possible spills due to accidents or mishaps at our customers' locations. It believes this to be sufficient since no business is conducted near any waterways or densely populated areas. Should United Fuel begin to conduct business in any of these areas it would review its insurance policies and assess the increased risk.

         Selected Financial Information

         The following table sets forth selected financial data of United Fuel. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The historical information should be read in conjunction with United Fuel's consolidated financial statements and the notes thereto included elsewhere in this Information Statement. The historical results are not necessarily indicative of United Fuel's future operations or financial results.


                                                                                                          NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                                ---------------------------------------------------     -----------------------
STATEMENT OF OPERATIONS DATA:                     2003           2002          2001         2000          2004           2003
                                                ---------     ---------     ---------     ---------     ---------     ---------
                                                                (IN                      (UNAUDITED)          (UNAUDITED)
                                                              THOUSANDS)
         Revenues
                 Sales                          $ 143,816     $ 119,195     $ 152,465     $  89,459     $ 126,472     $ 108,725
                 Other                              2,529         1,896         1,346           410         2,118         1,799
                                                ---------     ---------     ---------     ---------     ---------     ---------
                   Total revenues                 146,345       121,091       153,811        89,869       128,590       110,524
                                                ---------     ---------     ---------     ---------     ---------     ---------
         Cost of Sales                            121,657        98,909       126,740        74,293       109,545        92,038
                                                ---------     ---------     ---------     ---------     ---------     ---------
         Gross Profit                              24,688        22,182        27,071        15,576        19,045        18,486
         Selling, general and administrative
         expenses                                  21,070        22,087        21,665        12,741        16,414        15,804
                                                ---------     ---------     ---------     ---------     ---------     ---------
         Earnings from operations                   3,618            95         5,406         2,835         2,631         2,682
         Other income (expense)
                 Other income                         141           113          --              85           109           128
                 Interest expense                  (1,960)       (1,885)       (2,484)       (1,746)       (1,420)       (1,504)
                 Amortization of debt
                 issuance costs                      (774)         (314)         (258)         (453)         (581)
                 Gain (loss) on disposal of
                 assets                                22           (43)           16            (3)          (14)            3
                 Other                               --            --            --            --            (192)         --
                                                ---------     ---------     ---------     ---------     ---------     ---------
                   Total other income
                 (expense)                         (2,571)       (2,129)       (2,726)       (1,664)       (1,970)       (1,954)
                                                ---------     ---------     ---------     ---------     ---------     ---------
         Income (loss) before income taxes          1,047        (2,034)        2,680         1,171           661           728
         Income tax expense (benefit)                 458          (637)          934           404           240           277
                                                ---------     ---------     ---------     ---------     ---------     ---------
         Net Income (Loss)                      $     589     $  (1,397)    $   1,746     $     767     $     421     $     451
                                                =========     =========     =========     =========     =========     =========
         BALANCE SHEET DATA:

         Working Capital                        $ (11,460)    $  17,269     $   1,865     $   4,643     $  25,632     $ (10,224)
         Total Assets                              44,794        42,557        42,059        43,788        53,114        44,274
         Long term debt, less current
         maturities                                 1,004        29,547        13,413        13,765        35,391         1,924
         Stockholders' Equity                       1,778         1,189         2,586           840         3,985         1,640


         Management's Discussion and Analysis of Financial Condition and Results of Operations

         This Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the accompanying United Fuel consolidated financial statements and related notes thereto appearing elsewhere herein.

         Forward-Looking Statements

         The statements in this discussion that are not historical facts are "forward-looking statements" within the meaning of Section 21(E) of the Exchange Act of 1934, as amended (the "Exchange Act"). The words "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue", the negative forms thereof, or similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements are identified by those words or expressions. Forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control. Actual results, performance or achievements may differ materially from those expressed or implied by forward-looking statements depending on a variety of important factors, including, but not limited to, weather, levels of oil and gas drilling and general industrial activity in our area of operations, the price of our products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, and other risks and uncertainties. With respect to forward-looking statements in this discussion, we claim the protection of the safe harbor for forward-looking statements contained in the Exchange Act. We are not undertaking to update or revise any forward-looking statement, whether as a result of new information, future events or circumstances or otherwise.

         Overview

         The terrorist events of September 11, 2001 had a significant negative effect on United Fuel's business, primarily related to a reduction in oil and gas drilling and energy service company activities in United Fuel's market areas. By mid-2002, drilling activity had fallen to approximately 50% of 2001 levels. United Fuel embarked on a major operating reorganization in 2002 as it became apparent that activity was not going to return to early 2001 levels. The reorganization included closing marginal locations and consolidating branches within reasonable geographic regions to enable United Fuel to continue to service the majority of the region but significantly reduce its operating costs. Employee levels were reduced at all remaining locations to minimum levels. Wage rates were also reduced. Over a period of twelve months, United Fuel reduced its workforce by approximately 1/3 and closed 13 facilities. In addition, United Fuel's fleet of delivery vehicles was revamped to provide for more efficient distribution and delivery of its products. The effects of the reorganization and cost reduction measures began to materialize in late 2002. Overall, the reorganization resulted in significantly reduced labor, transportation, storage and handling costs and resulted in a reduction in operating expenses of over $400,000 per month.

         The cost of United Fuel's products is largely dependent on the price of crude oil. The price of crude oil is subject to fluctuation due to a variety of factors, all of which are beyond the control of United Fuel. When sudden and significant increases occur in the cost of fuel and lubricant products, United Fuel may not be able to pass on these increases through timely price increases to its customers. The timing of passing these costs through to United Fuel's customers can significantly affect its margins. In addition, significant price increases in United Fuel's products increase the amount that it must finance under its revolving line of credit, thereby reducing the amount of funds otherwise available under its revolving line of credit. The effect of lower crude oil prices, after the sale for a short time of higher priced inventory on hand at the time of the price decrease, reduces the cost of the products which, in turn, improves profit margins and reduces borrowing needs. Most of United Fuel's debt is subject to interest at floating rates. As a result, United Fuel's interest costs associated with this debt may fluctuate.

         Results of Operations

         Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

         Revenues. Revenues increased by $18,066,000, or 16%, during the nine months ended September 30, 2004, compared to the corresponding period in 2003. This increase was driven primarily by continued price increases that were offset by a small decrease in sale volumes. Selling prices for refined fuels increased approximately 17%, which accounted for an increase of approximately $19.1 million, due principally to increases in crude oil prices. Sales volumes decreased approximately 1% which is primarily attributable to the closure of two retail outlets and an intentional reduction in bid and other low margin sales.

         Cost of sales and gross profit. Cost of sales increased by $17,507,000, or 19%, during the nine months ended September 30, 2004 due primarily to continued increases in crude oil prices. Gross profit increased by $559,000, or 3%, to $19,045,000 in 2004 from $18,486,000 in 2003. Our gross profit as a percentage of sales decreased to 14.8% in 2004 from 16.7% 2003. The decrease in this percentage reflects the impact of United Fuel following the general industry practice of pricing refined product sales based on a cents per gallon markup rather than a percentage markup on the company's cost of product. Because of the continued increase in product prices during 2004, United Fuel's gross profit as a percentage of sales declined while at the same time United Fuel was able to increase its gross profit per gallon by 2.7%.

         Operating expenses. Operating expenses, of which the majority are fixed costs, remained relatively unchanged in 2004 from 2003. However, as a percentage of sales, operating expenses declined to 6.6% from 7.9%.

         General and administrative expenses. General and administrative expenses increased $1,082,000, or 15% in 2004 from 2003. As a percentage of gross profit, general and administrative expenses increased to 36.4% in 2004 from 31.6% in 2003. Approximately $450,000 of this increase is due to increased network transaction fees for processing transactions at company cardlock sites. These recurring fees are the result of United Fuel expanding its cardlock business by joining a nationwide fuel-card network in place of using its local proprietary card. Increases in professional fees, travel and entertainment expenses contributed to the remaining increase, which were mainly associated with United Fuel's efforts to raise equity capital and position itself for the merger described elsewhere in this information statement. These expenses are non-recurring; however, assuming the merger is completed, United Fuel expects that its general and administrative expenses will increase as a result of complying with the additional regulatory requirements of being a public company.

         Depreciation. Depreciation expense declined $196,000 in 2004 from 2003 due primarily to a late 2003 cumulative adjustment of previously estimated amounts.

         Interest. Interest expense was $1,420,000 and $1,504,000 in 2004 and 2003, respectively. The average amounts of applicable interest bearing debt during the nine months ended September 30, 2004 and 2003 were $33,797,000 and $31,789,000, respectively. The increase in indebtedness is primarily attributable to the higher cost of products. The additional interest expense from the increased debt was more than offset by a lower effective annualized interest rate of 5.6% for 2004 compared to 6.3% for 2003.

         Other Expense. In July 2004 United Fuel entered into a Restricted Stock Agreement with its President whereby he was issued 865,000 shares of common stock of United Fuel, representing 10% of the outstanding common stock of United Fuel prior to an amendment to the articles of incorporation. The shares are vested 50% at date of issuance, 25% in six months and the remaining 25% in one year. Other expense in 2004 reflects a charge of $192,000 for this transaction.

         Net Income. As a result of a combination of the factors described above, United Fuel's net income decreased by 6.7% to $421,000 for the nine months ended September 30, 2004 from $451,000 for the corresponding period in 2003.

         Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

         Revenues. Revenues increased by $25,254,000, or 21%, during the year ended December 31, 2003 compared to the year ended December 31, 2002. This increase was driven by a combination of price and volume price factors. Selling prices for refined fuels increased approximately 15%, which accounted for approximately $18,000,000 of the increase, due primarily to increases in crude oil prices. The remaining increase is primarily the result of increased sales volumes that are mainly due to increased drilling and related activity in United Fuel's market areas. United Fuel's sales volumes during 2002 were depressed due to decreased drilling activity during 2002 in the wake of the terrorist activities on September 11, 2001.

         Cost of sales and gross profit. Cost of sales increased $22,748,000, or 23%, during 2003 due to the same price and volume factors discussed in Revenues above. Gross profit increased by $2,506,000, or 11%, to $24,688,000 in 2003 from $22,182,000 in 2002. United Fuel's gross profit as a percentage of sales decreased to 16.9% in 2003 from 18.3% in 2002. The decrease in this percentage reflects the impact of United Fuel following the general industry practice of pricing refined product sales based on a cents per gallon markup rather than a percentage markup on the company's cost of product. Because of the significant increase in product prices during 2003, United Fuel's gross profit as a percentage of sales declined while at the same time United Fuel was able to increase its gross profit per gallon by 3.5%.

         Operating expenses. Operating expenses increased $502,000, or 4% in 2003 from 2002. The increased expenses are primarily the result of volume growth and related variable expenses in 2003 and increased workers' compensation insurance expenses. As a percentage of sales, operating expenses declined to 8.1% in 2003 from 9.3% in 2002, providing an increase in profits due primarily to the restructuring implemented in 2002.

         General and administrative expenses. General and administrative expenses were reduced $1,336,000, or 15%, in 2003 from 2002. As a percentage of sales, general and administrative expenses declined to 5.4% in 2003 from 7.6% in 2002. The closing and consolidation of several operating branches during the restructuring in late 2002 and early 2003 and other restructuring initiatives contributed to this reduction. The other major factor contributing to the reduction is a significant decrease in health insurance expense caused by modifications made to United Fuel's insurance plan in October 2002 and better claims experience during 2003.

         Depreciation. Depreciation expense declined by $184,000 in 2003 from 2002 due primarily to the company continuing to use assets that have reached their original depreciable lives.

         Interest expense. Interest expense was $1,960,000 and $1,885,000 in 2003 and 2002, respectively. The average outstanding amounts of applicable interest bearing debt in 2003 and 2002 were $31,705,000 and $29,608,000, respectively. The increase in outstanding indebtedness is primarily attributable to the higher cost of products. The additional interest expense from the increased debt was partially offset by a lower effective annualized interest rate of 6.2% in 2003 compared to 6.5% in 2002.

         Amortization. Amortization of debt issue costs was $774,000 and $313,000 in 2003 and 2002, respectively. The increase was due primarily to the amortization of costs associated with certain debt refinancing in 2003.

         Net Income. As a result of a combination of the factors described above, primarily the increase in sales volume and the benefits of United Fuel's restructuring, United Fuel's net income increased by $1,986,000 to net income of $589,000 for 2003 from a net loss of $1,397,000 for 2002.

         Year Ended December 31, 2002 Compared to Year ended December 31, 2001

         General. The terrorist events of September 11, 2001 had a significant negative effect on United Fuel's business, primarily as a result of a reduction in oil and gas drilling and maintenance activities in United Fuel's market area. By mid-2002, drilling activity had fallen to approximately 50% of 2001 levels. The average number of active drilling rigs in United Fuel's market area fell approximately 40% in calendar 2002 from 2001. United Fuel embarked on a major operating reorganization in mid 2002 as it became apparent that activity was not going to return to early 2001 levels. The reorganization included closing marginal locations and consolidating branches within reasonable geographic regions to enable United Fuel to continue to service the majority of the region but significantly reduce its operating costs. The effects of the reorganization and cost reduction measures did not begin to materialize until late 2002. United Fuel acquired 3D in October 2001. Consolidated results of operations include those of 3D for three months in 2001 and twelve months in 2002.

         Revenues. Revenues decreased by $32,720,000, or 21%, in 2002 from revenues during 2001. This decrease is despite incremental 3D sales in 2002 of $8,389,000. The decrease is driven by both price and volume price factors. Selling prices for refined fuels decreased approximately 6%, which accounted for approximately $7,700,000 of the decrease, and was due primarily to decreases in crude oil prices. The remaining decrease is primarily the result of decreased sales volumes that are mainly due to decreased drilling and related activity in United Fuel's market area.

         Cost of sales and gross profit. Cost of sales decreased $27,831,000, or 22% due to the same price and volume factors discussed in the preceding paragraph. Gross profits of $22,182,000 in 2002 and $27,071,000 in 2001 were 18.3% and 17.6% of sales in 2001 and 2001, respectively, which resulted in a gross profit decrease of $4,889,000, or 18%. Again, the gross profit decrease is despite incremental gross profits of 3D of $1,289,000. United Fuel follows the general industry practice of pricing refined product sales based on a cents per gallon markup rather than a percentage markup on its cost of product. The market factors discussed above resulted in gross margin per gallon falling 5.3% in 2002.

         Expenses. Expenses increased $422,000, or 1.9% in 2002 from 2001. Incremental 3D expenses in 2002 were $1,123,000. Significant increases in health insurance costs, professional fees and bad debts more than offset wage and other expenses that decreased as a result of the decreased volume.

         Interest expense. Interest expense decreased $600,000, or 24%, in 2002 due primarily to decreases in the prime interest rate. The average amounts of applicable interest bearing debt in 2002 and 2001 were $29,608,000 and $30,509,000, respectively. The effective annualized interest rate in 2002 was 6.5% compared to 8.1% in 2002.

         Liquidity and Capital Resources

              General

         The terrorist events of September 11, 2001 had a significant negative effect on United Fuel's business, primarily as a result of a reduction in oil and gas drilling and maintenance activities in United Fuel's market area. In addition, the cost of United Fuel's products is largely dependent of the price of crude oil. Sudden and significant increases in the cost of fuel and lubricant products may result in United Fuel not being able to pass these costs through to its customers on a timely basis and could have a negative impact on its margins of profit. Most of United Fuel's debt is subject to interest at floating rates and as a result increases in interest rates will have a negative effect on its costs of borrowed funds and profit margin. These factors have and will continue to have a material impact on United Fuel's operating, investing and financing cash flows.

              Net Cash Used In Operating Activities

         Net cash provided by operating activities increased by $3,943,000 to $2,855,000 for the year ended December 31, 2003, compared to net cash used in operating activities of $1,088,000 for the year ended December 31,2002, which was a decrease of $8,323,000 from net cash provided by operating activities of $7,235,000 for the year ended December 31, 2001. The increase in 2003 compared to 2002 was due primarily to an increase in net earnings of $1,986,000 and an increase in accounts receivable of $2,180,000, offset by various other increases and decreases. United Fuel returned to profitability in 2003 from a loss in 2002 and the increase in accounts receivable is partly due to a 21% increase in revenues. The decrease in 2002 compared to 2001 was primarily due to the terrorist events of September 11, 2001 and the related reduction in the business and activities of United Fuel as discussed elsewhere herein. Net cash used in operating activities for the nine months ended September 30, 2004 increased to $4.5 million compared to $1.9 million provided for the corresponding 2003 period. The primary reason for the increase was an increase in accounts receivable, partially offset by an increase in accounts payable, both of which were results of significant increases in the cost of United Fuel's products. Accounts receivable increased $7,892,000 or 36% from December 31, 2003 to September 30, 2004. Selling prices increased 33% for the two-month period ended September 30, 2004 (the primary period for which receivables were outstanding as of September 30, 2004) compared to the two-month period ended December 31, 2003 (the primary period for which receivables were outstanding as of December 31, 2003). The number of days sales outstanding in accounts receivable was 57 days at December 31, 2003 compared to 58 days at September 30, 2004. Accounts payable increased $2,797,000 or 38% from December 31, 2003 to September 30, 2004. Because United Fuel is required to pay its major suppliers on an expedited basis for products purchased (generally 10 to 15 days), during a period of increasing costs United Fuel funds a higher amount of product costs through credit sales until it is able to collect the higher price for products from its customers.

              Net Cash Used in Investing Activities

         Net cash used in investing activities increased by $700,000 to $1,511,000 for the year ended December 31, 2003, compared to $811,000 for the year ended December 31, 2002, which was a decrease of $2,713,000 from cash used in investing activities of $3,524,000 for the year ended December 31, 2001. Net cash used in investing activities for the nine months ended September 30, 2004 decreased to $700,000 from $800,000 for the nine months period ended September 30, 2003. The primary use of funds for all periods was capital expenditures, partially offset by proceeds from the sale of assets. The significant decrease in funds used in 2002 compared to 2001 was due to the reduction in spending on capital expenditures due to the decrease in United Fuel's business and activities as discussed elsewhere herein.

              Net Cash Provided by Financing Activities

         Net cash used in financing activities decreased by $2,189,000 to $448,000 for the year ended December 31, 2003, compared to net cash provided by financing activities of $1,741,000 for the year ended December 31, 2002, which was an increase in cash provided by financing activities of $6,226,000 from $4,485,000 used in financing activities for the year ended December 31, 2001. The decrease in 2003 compared to 2002 was due primarily to a reduction of borrowings offset partially by a reduction in repayments. The increase in 2002 compared to 2001 was due primarily to an increase in borrowings. Net cash provided by financing activities for the nine months ended September 30, 2004 was $5,027,000, compared to $903,000 used in 2003, which was the result of borrowings, net of repayments, primarily under United Fuel's revolving line of credit and the proceeds from the sale of preferred stock. The funds were used in part to fund United Fuel's general corporate purposes due to the increases in accounts receivable that resulted from significant increases in the cost of United Fuel's products as described above and to reduce the balance on the Revolver.

              Capital Sources

         Funding for United Fuel's business activities has historically been provided by cash flow from operations, short-term and long-term lender financings, capital and operating lease arrangements and the sale of assets in the ordinary course of business.

         United Fuel currently has three credit facilities: a revolving line of credit (the "Revolver"), a term loan with a current balance of $5.5 million (the "Term Loan"), and a term loan with a current balance of approximately $1.4 million (the "3D Term Loan"). In November 2004 United Fuel entered into amendments to the Revolver and the 3D Term Loan which, among other things, extended the maturities of these obligations for three and five years respectively. United Fuel also entered into the Term Loan, which has a maturity of five years, during November 2004.

         The Revolver provides for borrowing of the lesser of a borrowing base, as defined, or $35,000,000. The maturity date of the Revolver is September 30, 2007. The interest rate under the Revolver is prime plus 0.5% or libor plus 3.0%, at United Fuel's option, (effective interest rate at June 30, 2004 was 4.31%) and is payable monthly. The Revolver is secured by substantially all of the assets of United Fuel, certain guaranties and certain life insurance policies and contains certain financial covenants, including a minimum collateral availability covenant. As of October 31, 2004, $30.4 million was borrowed under the Revolver. United Fuel is in compliance with the covenant requirements of the Revolver.

         The Term Loan has a current principal balance of $5.5 million and has a maturity date of November 1, 2009. The interest rate of the Term Loan is prime (as defined) plus 1.5% (or 2.0% if a certain net worth requirement is not met). Interest on the Term Loan is payable monthly, and principal payments of $65,500 per month are required beginning December 1, 2004, with the balance due at maturity. The Term Loan is secured by a first lien on certain assets of EWC, including but not limited to, equipment (excluding rolling stock), real estate, storage tanks and certain guaranties, including the personal guarantee of the principal stockholder of United Fuel. The Term Loan provides for certain financial covenants including the maintenance of a current ratio and net worth requirements. United Fuel is in compliance with the covenant requirements of the Term Loan.

         The 3D Term Loan has a current principal balance of $1.4 million and has a maturity date of October 10, 2009. The interest rate for the 3D Term Loan is the greater of 6% or prime plus 1%. Principal and interest in the amount of $13,947 is payable monthly with the balance due at maturity. The 3D Term Loan is secured by property, plant and equipment of 3D and contains certain financial covenants. United Fuel is in compliance with the covenant requirements of the 3D Term Loan.

         The Term Loan was funded in November 2004, and approximately $3,300,000 of the proceeds from the Term Note was used to pay in full the amount of a term note with another bank which had matured on September 30, 2004. The balance of the proceeds from the Term Loan was used to reduce the balance on the Revolver. The Revolver and 3D Term Loan were both amended and extended in November 2004 and, prior to their extension, had maturity dates of September 30, 2004 and October 10, 2004, respectively. Because of their maturity dates prior to the amendments in November 2004, all of the debt represented by the Revolver, the 3D Term Loan and the prior loan that has been paid off was classified as a current liability at December 31, 2003. At June 30, 2004, based upon the amendments in November 2004, such debt has been classified as long-term debt.

         In August, November and December 2004 United Fuel issued an aggregate of 1,250,000 shares of Preferred Stock for gross proceeds of $2,500,000 pursuant to an exempt private offering to accredited investors (the "Offering"). The proceeds from the Offering may be used for working capital and general corporate purposes, including without limitation, for such acquisitions as United Fuel may consider from time to time. The proceeds from the Offering were initially used to reduce the balance on the Revolver.

         Part of United Fuel's business plan is to grow its business through acquisitions. United Fuel is in discussions with two potential targets and is in the process of negotiating a definitive agreement with one of those targets. United Fuel can make no assurances that it will be able to consummate those or any other acquisitions. Any acquisitions will require additional financing and/or equity capital and will be dependent upon the availability of financing arrangements and capital at the time. Of the two transactions currently being discussed, the acquisition with respect to which a definitive agreement is currently being negotiated would be for consideration consisting of cash and a promissory note and the other would be for consideration consisting of cash, common stock and a promissory note. United Fuel expects to obtain any cash required to fund those acquisitions with a combination of borrowings under the Revolver and from the issuance of securities. United Fuel's plan for acquisitions is that the assets of each acquired business will be accretive to the borrowing base for the Revolver and enable United Fuel to fund such requirements through a combination of the Revolver, seller financing and the issuance of common stock. United Fuel believes that after the merger, when it is a reporting entity subject to the requirements of the Securities Act of 1934, it will have better access to capital markets and financings and the market for its stock will enhance its ability to use its stock as consideration in acquisitions.

              Capital Expenditures

         During the six months ended June 30, 2004 United Fuel had capital expenditures of approximately $310,000, which was used to purchase a combination of vehicles, equipment and computerized equipment on its cardlock sites. United Fuel expects capital expenditures for the last half of 2004 to be approximately comparable to the first six months and expects to fund such expenditures from a combination of cash flow from operations, borrowings and capital leasing arrangements.

         Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

         There have been no changes in United Fuel's accountants or any disagreements between United Fuel and its accountants.

         Quantitative and Qualitative Disclosures about Market Risk

              Market Risk

         The cost of United Fuel's products is largely dependent on the price of crude oil. The price of crude oil is subject to fluctuation due to a variety of factors, all of which are beyond the control of United Fuel. When sudden and significant increases in the cost of fuel and lubricant products, United Fuel may not be able to pass on these increases through timely price increases to its customers. The timing of the passing of these costs through to United Fuel's customers can significantly affect its margins. United Fuel does not have any hedging transactions in place to reduce the effect of price volatility of its product costs.

              Interest Rate Risk

         The Revolver, Term Loan and 3D Term Loan are subject to interest at floating rates above the prime rate (as defined) and libor. As a result, United Fuel's interest costs associated with this debt may fluctuate. At November 30, 2004, United Fuel had approximately $36.3 million of debt subject to floating rates of interest. An increase of 100 basis points from the September 30, 2004 rates would increase its interest expense by approximately $363,000 per year. United Fuel does not have any interest rate swaps in place to reduce the effect of increases in interest rates.

         Market for Common Equity and Related Stockholder Matters

         United Fuel's stock does not have a public trading market.

         Dividends

         United Fuel has not paid any cash dividends on its common or preferred stock and does not expect to do so in the foreseeable future. United Fuel anticipates that any earnings generated from current and future operations will be used to finance its operations. In addition, the terms of United Fuel's credit facilities prohibit it from declaring and paying dividends.

BACKGROUND OF MERGER TRANSACTION

         BSN's Reason for the Merger

         For the past several years, BSN sought unsuccessfully to raise capital or enter into a joint venture arrangement to fund its operations. To fund the administrative costs of operating a public corporation, BSN paid consultants by issuing 1,689,024 shares of its $.001 par value common stock from April 2002 to February 2004 valued at $2,052,021 at the time they were issued. These consultants provided services in management, accounting, marketing, computer and information management, website design, sales, law, public relations and strategic planning. No consultant is an affiliate of the Company. The BSN Board concluded that the dilution caused by these issuances coupled with BSN's lack of success in obtaining funding for its business warranted exploring other strategic alternatives. Because of its public, but relatively dormant status, BSN had received inquiries regarding whether it would be interested in effecting a reverse merger with a private operating company. The Board decided to explore this possibility.

         United Fuel's Reason for the Merger

         United Fuel has been a private operating company since its inception in 1998. Since it was formed, United Fuel has built its business through acquisitions. United Fuel was able to finance these acquisitions through a combination of capital and loans from its founders, proceeds from its operations and financing provided by various credit facilities from financial institutions; however, the scale of United Fuel's acquisitions and expansion has been limited by capital constraints. Over the past year, new opportunities were presented to United Fuel including acquisitions of companies in the same industry, and expansion of its existing facilities. However, due to its private status and limited capital, United Fuel was not in the position to further explore these opportunities. United Fuel's management decided that it was in United Fuel's best interest to become a publicly traded company to take advantage of the flexibility in raising capital that comes with such a status as well as to provide a more liquid acquisition currency to better position it to issue stock as acquisition consideration. In addition, management believed that for United Fuel to effectively compete in its industry, it must have the tools and resources that would allow it to have ready access to affordable capital.

         The United Fuel Board and management explored the possibility of acquiring a public shell for purposes of a reverse merger because they believe that a reverse merger into a public shell that is trading on a bulletin board and reporting with the SEC will provide United Fuel with the benefits that it is seeking by being a publicly traded company. Alternatives to proceeding with the reverse merger that United Fuel considered included conducting a registered initial public offering and voluntarily registering its securities under Section 12 of the Securities Exchange Act of 1934. United Fuel determined that proceeding with a registered initial public offering was not the best approach because it did not believe that the amount of capital that it wanted to raise in the short term would interest an underwriter, it needed to raise some capital more quickly than it would have been able to complete a registered public offering, and it estimated that the costs of doing a registered initial public offering could have been several hundred thousand dollars. The other alternative of voluntarily registering its shares under Section 12 of the Exchange Act would have achieved some of its objectives but would not have provided it with an existing trading market for its shares. Because United Fuel estimated that the cost of completing a registration process would have been comparable to the costs associated with the reverse merger, it elected to proceed with the reverse merger.

         An additional factor considered by United Fuel in deciding to proceed with the reverse merger was that the investors who purchased United Fuel's preferred stock in the private placement required that United Fuel enter into the merger agreement as a condition to the closing of the private placement. United Fuel also entered into registration rights agreements with these investors agreeing to use its best efforts to register for resale the shares such investors will receive in the reverse merger.

         Contacts between United Fuel and BSN

         In the beginning of 2004, United Fuel began to entertain the idea of becoming a publicly traded company. Numerous meetings were held between United Fuel management and members of the United Fuel Board and the decision was made that it was in the best interests of the company to become a public company through a reverse merger with a publicly trading company. After making that decision, United Fuel interviewed several consultants who could assist United Fuel in effecting a reverse shell merger and ultimately selected Newport Capital Holdings, Inc. to identify a suitable target for a reverse merger. Newport Capital identified a few potential public shells and United Fuel originally decided to proceed with a company other than BSN. However, due to delays with that other company, United Fuel abandoned further merger discussions with such entity. At that time United Fuel re-considered the other public shells it had previously considered and directed Newport Capital to begin discussions with BSN in June of 2004.

         United Fuel performed due diligence on BSN and determined that BSN was a suitable target for the reverse merger. On June 17, 2004, United Fuel began discussions with BSN about the possibility of a merger. The parties met to discuss United Fuel's operating business and BSN's capital structure. The companies then consulted with their respective financial, legal and tax advisors regarding the financial terms and structure of a proposed merger. The parties next met on June 24, 2004. The negotiations consisted of United Fuel evaluating the current financial condition, liabilities, and ongoing cost and liabilities of merging with BSN. During that meeting, United Fuel offered the exchange ratio assuming the completion of the 1-for-40 reverse stock split. The reverse stock split ratio was determined based on an estimate of BSN's value as a publicly traded company that was registered under federal securities laws compared to the estimated value that BSN's shareholders would receive in the going forward concern when the companies were merged. The offer also took into account the economic terms upon which the other public shells that United Fuel had considered were available. United Fuel's intention was to provide the public shareholders with approximately 2% of the equity of the public company after the merger.

         BSN then evaluated the reverse stock split and exchange ratios in light of its balance sheet and current debt situation as well as reviewing what other immediate alternatives it had available to hold any value for its stockholders, including proceeding with its business plan, and assessing what was available for stockholders if BSN were liquidated. BSN management understood that the Merger would have a substantial dilutive effect to the BSN stockholders and that all public stockholders (stockholders who neither hold at least 5% of the outstanding common stock nor are directors or officers of BSN) will hold approximately 1.25% of the outstanding common stock of BSN in the aggregate following the Merger, compared with 62.5% before the Merger. However, BSN management believed that the Merger was attractive for several reasons. In July 2004, BSN was in debt for approximately $1.7 million and had recently incurred a judgment for an additional $168,000. At the time, it had lacked the resources to commence operations with its shopping network business plan. Management had been unsuccessful for several months in raising any equity financing necessary to implement its business model. Outside auditors questioned whether the Company could survive as a going concern. Several members of management had resigned in 2003 and BSN had been unable to replace them. In short, BSN management believed that continuing its current business model could cause the stockholders to lose their entire investment. BSN management lacked the resources to retain an outside appraiser to render a fairness opinion. Under these circumstances, and because United Fuel had significant assets, stable revenue and earnings, and significant growth potential, BSN management believed that the Merger offered a more attractive financial opportunity for the BSN stockholders than its other alternatives despite the dilutive effect. After analyzing these considerations, on July 7, 2004 BSN informed United Fuel that it would accept the proposed reverse stock split and exchange ratio. Ian Valentine, BSN's CEO and Sole Director, represented the interests of BSN.

         From mid-July to early August 2004, the parties discussed the proposed merger including issues related to a tax-free reorganization, appointment of a new board, and the completion of confirmatory legal and accounting due diligence. During that time, legal counsel for United Fuel began to draft the definitive merger agreement and negotiate such agreement with BSN's legal counsel. Also during this period, both parties conducted due diligence. The BSN Board was satisfied with the exchange ratio based upon the fair value and net assets contributed by United Fuel and was satisfied with United Fuel's current financial statements and management team. The BSN Board concluded that a reverse merger with United Fuel was in the best interest of BSN's existing stockholders. The United Fuel Board was satisfied with the results of its due diligence and the terms of the proposed merger. On August 3, 2004 the Board of Directors of BSN approved the Merger. On August 5, 2004 the United Fuel Board of Directors approved the Merger. On August 6, 2004, BSN and United Fuel executed the merger agreement. The text of the Merger Agreement, excluding the corresponding schedules and exhibits, is being furnished with this information statement. BSN then submitted the information to certain stockholders for their input and consent. On September 10, 2004, the consenting stockholders executed a written stockholder resolution approving the action described in this Information Statement.

FEDERAL TAX CONSEQUENCES OF THE MERGER

         The following discussion summarizes material federal income tax consequences of the Merger to the Company and BSN stockholders under the Internal Revenue Code of 1986, as amended (the Code"), and the regulations thereunder as in effect on the date of this information statement. The rules governing the tax treatment of such stock are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not purport to cover all federal tax consequences associated with the Merger, nor does it address state, local, or non-U.S. taxes.

         The basic structure of the transaction is that United Fuel will merge with a wholly owned subsidiary of BSN with United Fuel as the surviving entity. The shareholders of United Fuel will exchange their stock in United Fuel for stock of BSN. After the Merger, BSN will own 100% of the stock of United Fuel. The transaction is commonly known as a reverse triangular merger.

         Under present federal tax laws and regulations, we believe that neither United Fuel nor the United Fuel stockholders are required to recognize income upon consummation of the Merger. Section 354 of the Code provides that the stockholders of a target company being acquired (in our case, United Fuel) will not recognize gain or loss on an exchange of their United Fuel stock for BSN stock if the transaction qualifies as a tax free "reorganization." Similarly,
Section 361 of the Code provides that the target company being acquired (in our case, United Fuel) will not recognize gain or loss on an exchange of property if the transaction qualifies as a tax free "reorganization." Finally, Section 1032(a) of the Code provides that the acquiring company (in our case, BSN) will not recognize gain or loss on the issuance of its stock on receipt of money or other property in exchange for such issuance of its stock.

         Section 368 of the Code sets forth the definition for a tax free "reorganization." In general, Section 368(a)(2)(E) of the Code provides that a reverse triangular merger (a merger in which the acquiring corporation forms a subsidiary and the target corporation merges with such subsidiary with the target corporation surviving the merger) qualifies as a tax free reorganization if the following requirements are met: (i) after the merger the surviving entity must hold substantially all of its properties and the properties of the wholly owned subsidiary; and (ii) the acquiring corporation must acquire at least 80% control of the target corporation in exchange for the acquiring corporation's stock.

         We believe that the Merger qualifies as a tax free reorganization under
Section 368(a)(2)(E) because the Merger is structured as a reverse triangular merger and after the Merger, United Fuel will continue to hold all of its assets and the assets of the disappearing BSN subsidiary and BSN will acquire more than 80% control of United Fuel in exchange for BSN stock.

FINANCIAL STATEMENTS

         The audited financial statements of BSN for the year ended December 31, 2003 and the unaudited financial statements of BSN for the nine month period ended September 30, 2004 are attached to this Information Statement as Attachment 3. The audited financial statements of United Fuel for the year ended December 31, 2003 and the unaudited financial statements of United Fuel for the nine month period ended September 30, 2004 are attached to this Information Statement as Attachment 4. Attached hereto as Attachment 5 are unaudited pro forma condensed financial statements for United Fuel that give effect to:

         o  the Merger;

         o the issuance of 1,250,000 shares of preferred stock by United Fuel prior to the Merger and the application of the net proceeds therefrom;

         o a 1-for-40 reverse stock split to be effected by BSN prior to the Merger; and

         o the satisfaction or conversion of all indebtedness of BSN in exchange for 1,125,000 shares of BSN common stock (after giving effect to the reverse stock split).

         The condensed pro forma financial statements have been prepared as if such transactions had taken place on September 30, 2004 for purposes of the pro forma condensed balance sheet and as if the transactions had taken place on January 1, 2003 for purposes of the pro forma condensed statement of operations. The pro forma condensed financial statements are not necessarily indicative of the results for the periods presented had the transactions reflected therein taken place on January 1, 2003. In addition, future results may vary significantly from the results reflected in the accompanying pro forma condensed financial statements. The pro forma condensed financial statements should be read in conjunction with the consolidated financial statements of United Fuel and the consolidated financial statements of BSN included in Attachments 3 and 4.

DILUTION OF BSN STOCKHOLDERS

         As a result of the merger, the stockholders of BSN will suffer substantial dilution in their interests in BSN. Following the transaction, the current BSN stockholders will own approximately 2% of the outstanding common stock. Consequently, not only will the BSN stockholders' capital interest in BSN be reduced from 100% to 2%, but their voting power will be similarly reduced. Following the merger, the current stockholders of United Fuel will own 88% of the outstanding common stock of BSN (subject to adjustment if additional shares of preferred stock are issued by United Fuel prior to the Merger) and will be able to control BSN's affairs, including the election of all members of BSN's Board of Directors.

REGULATORY APPROVALS

         There are no federal or state regulatory requirements that must be complied with in regard to the Merger or the transactions contemplated by the Merger.

REPORTS, OPINIONS, APPRAISALS

         No reports, opinions or appraisals were obtained in connection with this transaction.

APPRAISAL RIGHTS

         None of the BSN stockholders have any appraisal rights as a result of the Merger or any transaction contemplated by the Merger.

APPROVAL OF MERGER

         Because BSN is not a party to the actual Merger, Nevada law does not require the approval of the stockholders of BSN to the Merger. However, such approval has been obtained to ensure that the stockholders of BSN support the Merger and because United Fuel required that such approval be a condition to its obligation to proceed with the Merger. Under applicable federal securities laws, such approval cannot be effective until at least 20 days after the mailing of this Information Statement.

                ACTION 2--AMENDMENT TO ARTICLES OF INCORPORATION

         The Board and the consenting stockholders unanimously adopted and approved amendments to BSN's articles of incorporation to: (1) effect a one-for-forty reverse stock split of the BSN outstanding common stock, (2) increase the authorized common stock of BSN by 5,000,000 shares from 50,000,000 shares to 55,000,000 shares, and (3) change the name of BSN to "United Fuel & Energy Corporation" (collectively, the "Articles Amendments"). The amendments to effect the reverse stock split and change the company's name are conditions precedent to the consummation of the Merger. The shares of common stock do not have any preemption rights.

         The Articles Amendments will be implemented by filing a certificate of change with the Secretary of State of Nevada. Effective upon the filing of the certificate of change, the number of outstanding shares of BSN common stock will be reduced from 9,178,294 shares to approximately 229,457 shares (subject to adjustment to address fractional shares). Each BSN stockholder entitled to a fractional share of BSN stock as a result of the reverse stock split will receive a whole share of BSN common stock in lieu of such fractional share. Once BSN files the certificate of change, BSN will have approximately 54,770,543 authorized but unissued shares of common stock available for issuance. After the certificate of change is filed (1) BSN expects to issue up to 1,125,000 shares to certain BSN debtholders upon the conversion of outstanding indebtedness, and
(2) BSN will cause the Merger to be consummated and will immediately thereafter issue up to 10,650,000 shares to the stockholders of United Fuel. Certain indebtedness will be converted into BSN common stock at a conversion price of $0.1869 per share on a post 1-for-40 reverse stock split basis. The conversion price was determined by the Board based on the BSN's financial condition at the time of issuance. The shares issued by BSN will not be registered under the Securities Act of 1933 based on an exemption from registration under Section 4(2) and Rule 506 of the Securities Act. The shares will only be issued only to "accredited" investors as defined under Rule 501(a) of Regulation D under the Securities Act. The shares may not be resold unless the shares are registered under the Securities Act or an exemption from such registration is available.

         In connection with the reverse stock split, we believe that an increase in the number of authorized shares of our common stock is prudent in order to assure that a sufficient number of shares of our common stock are available for issuance in the future if our Board of Directors deems it to be in our and our stockholders' best interests. A total of an additional 5,000,000 shares of common stock has been determined by our Board of Directors to be a reasonable estimate of what might be required in this regard for the foreseeable future, in order to (i) attract, retain and incentivize trained and qualified personnel with appropriate equity-based compensation, (ii) acquire businesses or companies that are identified by our management in exchange for equity or a combination of cash and equity, and (iii) consummate subsequent equity capital financings. Immediately following the consummation of the Merger and this increase, the Company will have at least 41,995,543 shares of common stock authorized but unissued.

         The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. Since the holders of a majority of BSN common stock have already approved the Merger, it will have no effect on the ability to consummate the Merger contemplated in this information statement.

         The remaining authorized but unissued shares of common stock will be available for issuance from time to time as may be deemed advisable or required for various purposes, including the issuance of shares in connection with financing or acquisition transactions and the issuance or reservation of common stock for employee stock options. BSN's Board will be able to authorize the issuance of shares for these transactions without the necessity, and related costs and delays, of either calling a special stockholders' meeting or waiting for the regularly scheduled annual meeting of stockholders in order to increase the authorized capital. If in a particular transaction stockholder approval were required by law or any stock exchanges or markets were otherwise deemed advisable by the Board, then the matter would be referred to the stockholders for their approval notwithstanding that BSN may have the requisite number of voting shares to consummate the transaction.

         The Articles Amendments are not intended to have any anti-takeover effect and are not part of any series of anti-takeover measures contained in any debt instruments or the articles of incorporation or the Bylaws of BSN in effect on the date of this Information Statement. However, BSN stockholders should note that the availability of additional authorized and unissued shares of common stock could make any attempt to gain control of BSN or the Board more difficult or time consuming and that the availability of additional authorized and unissued shares might make it more difficult to remove management. Although the Board currently has no intention of doing so, shares of common stock could be issued by the Board to dilute the percentage of common stock owned by a significant stockholder and increase the cost of, or the number of, voting shares necessary to acquire control of the Board or to meet the voting requirements imposed by Nevada law with respect to a merger or other business combination involving BSN. BSN is not aware of any proposed attempt to take over the company or of any attempt to acquire a large block of BSN's common stock. BSN has no present intention to use the increased authorized common stock for anti-takeover purposes.

         The Articles Amendments will become effective upon the filing of the certificate of change with the Secretary of State of the State of Nevada. Under applicable federal securities laws, BSN cannot file the certificate of change until at least 20 days after the mailing of this Information Statement.

                         ACTION 3--ELECTION OF DIRECTORS

PERSONS ELECTED AS DIRECTORS

         The Board of Directors unanimously nominated and the consenting stockholders have approved and elected two individuals as directors to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. Each of the following individuals has consented to serve as a director of BSN and there is no familial relationship between any nominated director and any current director or between any of the nominated directors.

         Thomas Kelly, 49, is the Chairman and a director of United Fuel. With a background in the oil and gas industry and finance, Mr. Kelly is responsible for the strategic vision of United Fuel, and assists on the evaluation of acquisitions and other business development initiatives. Mr. Kelly graduated from Baylor University in 1977 with a B.A. degree, and has been involved in the oil and gas industry for over 20 years as an investor, principal and company officer. He is one of two founders of United Fuel and was the CEO of United Fuel from 1998 through May, 2004. Since that date, Mr. Kelly has primarily devoted his business time other than that devoted to United Fuel to the organization and development of other start-up companies in the oil and gas industry.

         Scott Heller, 50, is the President, CEO and a director of United Fuel. Mr. Heller joined United Fuel in May 2001. In 2002 he was made responsible for the integration of the combined companies of EWC, Frank's Fuels and 3D. He also was given responsibility for the day-to-day operations and the reorganization of United Fuel. Before joining United Fuel, Mr. Heller was the senior vice president of sales and marketing for Olympian from 1996 until May 2001 and managed production of card-lock and fuel sales for Olympian. Olympian was based in San Francisco, California and owned and operated a commercial fueling network with over 1,500 card-lock participants' coast to coast. Mr. Heller holds a Bachelor of Science degree in Business Administration from the University of New Mexico.

         The election of the directors will take effect 20 days after the mailing of this Information Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of December 18, 2004 as to each person who is known to us to be the beneficial owner of more than 5% of our outstanding voting securities and as to the security and percentage ownership of each of our executive officers and directors and of all of our officers and directors as a group. Except where specifically noted, each person listed in the table has sole voting and investment power with respect to the shares listed.

                                                            Security Ownership
                     Name, Address(1) and Position           Amount and Nature        Percentage
       Title of                     Of                        Of Beneficial              Of
        Class               Beneficial Owners                 Ownership(2)(3)           Class
     ------------    ------------------------------         --------------------      -----------
     Common Stock    Ian Valentine CEO and Director                 21,252                 *
     Common Stock    Dave Wuest, 5% stockholder                  3,421,325               37.3%
     Common Stock    Officers and Directors as a group              21,252                 *
                     (2 persons)

-------------------
*  Less than 1%.

(1) The address for each of the above-named persons is 13431 Beach Avenue, Marina del Rey, California 90292.

(2) Based on 9,178,294 shares of common stock outstanding on our transfer records as of December 18, 2004.

(3) Calculated pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934. Under Rule 13d-3(d)(1), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. We believe that each individual or entity named has sole investment and voting power with respect to shares of common stock indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

SECTION 16(a) REPORTS

         The requirements imposed by Section 16(a) of the Securities Exchange Act of 1934, as amended, provide that BSN's officers and directors, and persons who own more than 10% of BSN's common stock, file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5) with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% stockholders ("Control Persons") are required by SEC regulations to furnish BSN with copies of all such forms they file. BSN did not receive any such forms during its fiscal year ended December 31, 2003. Based on the lack of receiving copies of such forms, either in paper or electronic format, from any Control Person, BSN is not able to determine if any required filings were not filed or were filed late. Ian Valentine, BSN's current president and sole director, was late in filing a Form 3.

GOVERNANCE

         Because of the limited scope of our operations and our limited resources, we currently operate with a sole director and have not established a process for stockholders to communicate with the Board of Directors. For the same reasons, we do not have an independent audit committee or nominating committee and do not have an audit committee financial expert.

REMUNERATION OF DIRECTORS AND OFFICERS

         For the fiscal year ended December 31, 2003, Ian Valentine, President and CEO of BSN, received no compensation. No other officer of BSN received any cash or other compensation during such fiscal year. The directors of BSN received no compensation for services rendered to BSN during the fiscal year ended December 31, 2003. As of June 30, 2004, the Company owed $959,453 to its officers in accrued salaries. Company officers assigned all of their accrued salaries to a shareholder who held a note payable against the Company for the same amount. The shareholder subsequently assigned it to another third party. As all current executive officers of BSN will be terminated at the Merger, there have been no negotiations, preliminary or otherwise, with such executive officers regarding compensation.

INTEREST OF PROPOSED MANAGEMENT IN CERTAIN TRANSACTIONS

         There has been no transaction or series of transactions, or proposed transaction during the last fiscal year to which BSN is a party in which any current director or officer, any nominee for election as a director or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest exceeding $60,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Except to the extent that each nominee is a stockholder of United Fuel and will receive shares of common stock of BSN in connection with the Merger, there have been no transactions between any nominee for election as a director or any member of his immediate family and BSN. No director, officer or affiliate of BSN, or person holding 5% or more of BSN's outstanding common stock, is involved in an proceeding in which such person is adverse to BSN or has a material interest adverse to BSN.

                                  ATTACHMENT 1

                 RESOLUTIONS APPROVED BY CONSENTING STOCKHOLDERS

      RESOLVED, that the name of the Corporation be changed from "Brands Shopping Network, Inc." to "United Fuel & Energy Corporation" and be it further

      RESOLVED, that Messrs. Thomas E. Kelly and Scott Heller be elected to the Corporation's Board of Directors to serve as directors until their successors have been elected and qualified or until such person resigns or is removed; and be it further

      RESOLVED, that the Articles of Incorporation be amended to provide that each forty (40) outstanding shares of Common Stock be reclassified and combined into one (1) share of Common Stock and after such split, the authorized number of shares of Common Stock shall be 55,000,000; and be it further

      RESOLVED, that officers of the Corporation be authorized to determine the record date for the reverse stock split; and be it further

      RESOLVED, that the merger between Brands United Merger Sub, Inc. and UF&E be approved and authorized; and be it further

      RESOLVED, that the officers of this Corporation are hereby authorized to execute and deliver on behalf of this Corporation such instruments as may be deemed necessary or proper and in general to do whatever is necessary to carry out the purpose and intent of the foregoing resolutions.

                                  ATTACHMENT 2

                          AGREEMENT AND PLAN OF MERGER
                   BY AND AMONG BRANDS SHOPPING NETWORK, INC.,
                          BRANDS MERGER SUB, INC., AND
                        UNITED FUEL & ENERGY CORPORATION

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF AUGUST 6, 2004

                                      AMONG

                          BRANDS SHOPPING NETWORK INC.

                         BRANDS UNITED MERGER SUB, INC.,

                                       AND

                        UNITED FUEL & ENERGY CORPORATION

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of August 6, 2004, is entered into by and among Brands Shopping Network Inc., a Nevada corporation ("BRANDS"), Brands United Merger Sub, Inc., a Texas corporation and wholly-owned subsidiary of Brands ("MERGER SUBSIDIARY"), and United Fuel & Energy Corporation, a Texas corporation ("UNITED"). Capitalized terms used in this Agreement and not defined in context shall have the meanings ascribed to them in Section 10.8 hereof.

      WHEREAS, the respective Boards of Directors of Brands, Merger Subsidiary and United have approved the merger of Merger Subsidiary with and into United, with United being the surviving corporation as a wholly-owned subsidiary of Brands (the "MERGER"), all upon the terms and subject to the conditions set forth herein; and

      WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE");

      NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                   THE MERGER

      Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into United and the separate existence of Merger Subsidiary shall thereupon cease. United shall continue as the surviving corporation in the Merger (thereafter referred to as the "SURVIVING CORPORATION") under the laws of the State of Texas as a wholly-owned subsidiary of Brands. Throughout this Agreement, the term "UNITED" shall refer to such entity prior to the Merger and the term "SURVIVING CORPORATION" shall refer to it in its status as the surviving corporation in the Merger.

      Section 1.2 Closing. The closing of the Transactions (the "CLOSING") will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VII (other than conditions that require the delivery of documents, which may be satisfied at the Closing). The Closing shall be held at such time and place as agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the "CLOSING DATE". At the Closing each of Brands and United shall deliver the agreements, certificates and other documents required to be delivered and which have not been delivered prior to the Closing. At the end of the Closing, United shall file with the Secretary of State of the State of Texas a certificate of merger (the "CERTIFICATE OF MERGER") with respect to the Merger pursuant to and in compliance with this Agreement and the Business Corporation Act of the State of Texas (the "TEXAS LAW").

      Section 1.3 Effective Time of the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Texas, or at such later time as specified therein. When used in this Agreement, the term "EFFECTIVE TIME" shall mean the time at which the Certificate of Merger becomes effective in accordance with Texas Law.

      Section 1.4 Effect of the Merger. The Merger shall, from and after the Effective Time, have all the effects provided by applicable Law. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, conveyances, assignments or assurances in Law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or rights of United or Merger Subsidiary, by reason or as a result of the Merger, or otherwise to carry out the purposes of this Agreement, United and Merger Subsidiary agree that the Surviving Corporation and its proper officers and directors shall execute and deliver all such deeds, conveyances, assignments and assurances in Law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of United and Merger Subsidiary or otherwise to take any and all such action.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

      Section 2.1 Articles of Incorporation. The articles of incorporation of United, as amended, shall continue as the articles of incorporation of the Surviving Corporation until thereafter duly amended. Such articles will only be amended to change the name of the Surviving Corporation to UFE Corporation.

      Section 2.2 By-Laws. The by-laws of United shall continue after the Effective Time as the by-laws of the Surviving Corporation until thereafter duly amended.

      Section 2.3 Board of Directors; Officers. The members of the Board of Directors and the officers of the Surviving Corporation following the Merger shall be the directors and officers of United immediately prior to the Effective Time, and such directors and officers shall continue in office until the earlier of their respective death, resignation or removal and the time that their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

                              CONVERSION OF SHARES

      Section 3.1 Merger Consideration.

            (a) As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of United or Merger Subsidiary:

                  (i) Each share of common stock, par value $.001 per share, of Merger Subsidiary that is issued and outstanding immediately prior to the Effective Time shall be automatically converted without any further action into one fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation, and shall constitute the only issued and outstanding capital stock of the Surviving Corporation following the Merger.

                  (ii) Each share of the common stock of United, no par value ("UNITED COMMON STOCK"), and preferred stock of United, par value $.001 per share ("UNITED PREFERRED STOCK") that is owned by United as treasury stock and any shares of United Common Stock that are owned by Brands shall be canceled and shall cease to exist, and no stock of Brands or other consideration shall be delivered in exchange therefor.

                  (iii) Subject to the provisions of this Section 3.1(a), the shares of United Common Stock and United Preferred Stock, other than the shares canceled pursuant to Section 3.1(a)(ii), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive validly issued, fully paid and non-assessable shares of Common Stock of Brands, par value $.001 per share ("BRANDS COMMON STOCK"), at an exchange ratio (the "EXCHANGE RATIO") of one share of Brands Common Stock for each share of United Common Stock or United Preferred Stock (the "MERGER CONSIDERATION").

                  (iv) In connection with the Merger, all options to purchase United Common Stock outstanding immediately prior to the Effective Time shall be automatically converted without any further action into an option to purchase one share of Brands Common Stock for each share of United Common Stock underlying the option.

            (b) Except as set forth on Schedule 3.1(b), if, at any time during the period between the date of this Agreement and the Effective Time, United changes the number of shares of United Common Stock or United Preferred Stock issued and outstanding or Brands changes the number of shares of Brands Common Stock issued and outstanding, in each case as a result of a stock split, reverse stock split, stock dividend, recapitalization, redenomination of share capital or other similar transaction with an effective date or record date, as applicable, prior to the Effective Time, the Exchange Ratio and any other items dependent thereon shall be appropriately adjusted.

      Section 3.2 Stockholders' Rights at the Effective Time. On and after the Effective Time, the certificates that immediately prior to the Effective Time represented shares of United Common Stock and United Preferred Stock (the "CERTIFICATES"), shall cease to represent any rights with respect to United Common Stock and United Preferred Stock and shall only represent the right to receive the Merger Consideration. As of the Effective Time, the holders of United Common Stock and United Preferred Stock as of the Effective Time who are entitled to receive shares of Brands Common Stock as Merger Consideration shall be deemed to be record owners of such shares of Brands Common Stock as of the Effective Time and shall thereupon be entitled to exercise any rights as a holder of Brands Common Stock, including the right to vote such Brands Common Stock, whether or not the Certificates are surrendered and exchanged pursuant to this Agreement.

      Section 3.3 Surrender and Exchange of Share Certificates.

            (a) Promptly after the Closing Date, Brands shall make available to Pacific Stock Transfer Company, the transfer agent of Brands (the "PAYING AGENT"), certificates evidencing such number of shares of Brands Common Stock as will enable the Paying Agent to deliver the Brands Common Stock as Merger Consideration pursuant to Section 3.1(a). The number of shares of Brands Common Stock that each United stockholder will be entitled to receive will be determined by multiplying the number of shares of United Common Stock and United Preferred Stock held by such stockholder by the Exchange Ratio. Notwithstanding any other provision of this Agreement, no fractional shares of Brands Common Stock will be issued in connection with the Merger. Any United stockholder who is entitled to receive a fractional share shall be entitled to receive, in lieu thereof, cash in an amount equal to $4.00 multiplied by the fraction of the share of Brands Common Stock the United stockholder would otherwise be entitled to receive. In all cases where appropriate, the term Merger Consideration shall mean both the shares of Brands Common Stock issued as Merger Consideration together with the amount of cash payable in lieu of any fractional shares.

            (b) At or after the Closing, each holder of a Certificate shall surrender and deliver such Certificate to the Paying Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, the holder shall receive the Merger Consideration. Until so surrendered and exchanged, each Certificate formerly representing an outstanding share of United Common Stock or United Preferred Stock shall, after the Effective Time, be deemed for all purposes to evidence only the right to receive the Merger Consideration as provided in Section 3.1(a)(iii).

            (c) At the Effective Time, the stock transfer books of United shall be closed and no transfer of shares of United Common Stock or United Preferred Stock shall be recorded thereafter, other than transfers of shares of United Common Stock or United Preferred Stock that have occurred prior to the Effective Time. In the event that, after the Effective Time, Certificates are presented for transfer to United, Merger Subsidiary or Brands, they shall be delivered to the Paying Agent and exchanged for the Merger Consideration as provided for in this Section 3.3.

            (d) Any Merger Consideration that remains undistributed to the stockholders of United as of the Effective Time after four months have elapsed following the Effective Time shall be delivered to Brands by the Paying Agent, upon demand, and any former stockholders of United who have not previously complied with this Section 3.3 shall thereafter look only to Brands for payment of their claim for the Merger Consideration or dividends or distributions with respect to Brands Common Stock.

            (e) Neither the Paying Agent, nor any of United, Merger Subsidiary or Brands shall be liable to any holder of shares of United Common Stock or United Preferred Stock with respect to any Merger Consideration (or dividends or distributions with respect to Brands Common Stock) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

            (f) In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver the Merger Consideration and any dividends or other distributions with respect to Brands Common Stock to which such holder is entitled in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the record holder thereof and the delivery of such bond as the Paying Agent may reasonably require.

            (g) No transfer taxes shall be payable by any stockholder of United in respect of the issuance of the Brands Common Stock under this Section 3.3, except that if any Brands Common Stock is to be issued in a name other than that in which the Certificate surrendered has been registered, it shall be a condition of such issuance that the Person requesting such issuance shall pay to Brands any transfer taxes payable by reason thereof, or of any prior transfer of such surrendered Certificate, or establish to the satisfaction of Brands that such taxes have been paid or are not payable.

      Section 3.4 No Further Rights. From and after the Effective Time, holders of Certificates theretofore evidencing shares of United Common Stock or United Preferred Stock shall cease to have any rights as stockholders of United, except as provided herein or by Law.

      Section 3.5 Resale Restrictions.

            (a) The stockholders of United who received shares of Brands Common Stock as Merger Consideration may not offer or sell any shares of Brands Common Stock unless such offer or sale is made (i) pursuant to an effective registration of such Brands Common Stock under the Securities Act, or (ii) pursuant to an available exemption from the registration requirements of the Securities Act. Brands shall refuse to register the transfer of any Brands Common Stock not made in accordance with this Section 3.5 and for such purpose may place stop order instructions with its transfer agent with respect to the Brands Common Stock issued as Merger Consideration. A proposed transfer shall be deemed to comply with this Section 3.5 if the applicable stockholder delivers to Brands a legal opinion in form and substance satisfactory to Brands from counsel reasonably satisfactory to Brands to the effect that such transfer complies with this Section 3.5.

            (b) During any time that a stockholder of United is not entitled to sell the shares of Brands Common Stock received as Merger Consideration such stockholder may not (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer to dispose of, directly or indirectly, any shares of Brands Common Stock or any securities convertible into or exercisable or exchangeable for Brands Common Stock, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Brands Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Brands Common Stock or such other securities, in cash or otherwise).

            (c) Each certificate representing shares of Brands Common Stock issued as Merger Consideration will bear the following legend or one substantially similar thereto:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO RESTRICTIONS ON THE USE OF SUCH SECURITIES IN HEDGING TRANSACTIONS PURSUANT TO THE TERMS OF A MERGER AGREEMENT PURSUANT TO THE TERMS UNDER WHICH THEY WERE ISSUED.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF UNITED

      United represents and warrants to Brands and Merger Subsidiary that, except as disclosed in the United Disclosure Schedule which has been delivered to Brands prior to the execution of this Agreement (the "UNITED DISCLOSURE SCHEDULE"):

      Section 4.1 Organization and Qualification. United is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. United has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and, if applicable, is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so organized, qualified, licensed or in good standing, or to have such power and authority, when taken together with all other such failures would not have an United Material Adverse Effect. United has heretofore made available to Brands and Merger Subsidiary a complete and correct copy of the articles of incorporation, by-laws or other governing documents, each as amended to the date hereof, of United.

      Section 4.2 Capitalization.

            (a) The authorized capital stock of United consists of 11,000,000 shares of United Common Stock and 2,000,000 shares of United Preferred Stock. At the time of Closing, United will have 8,650,000 shares of United Common Stock and between 1,000,000 and 2,000,000 shares of United Preferred Stock issued and outstanding, all of which will be validly issued, fully paid and non-assessable.

            (b) Except as set forth on Schedule 4.2(b) and options to purchase no more than 500,000 shares of common stock granted to certain employees of United, there are no preemptive or other outstanding rights, options, warrants, conversion rights (including pursuant to convertible securities), stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind relating to the issued or unissued capital stock of United or obligating United to issue or sell any shares of capital stock of, or other equity interests in, United. As of the date of this Agreement, there are no outstanding contractual obligations of United to repurchase, redeem or otherwise acquire any shares of capital stock of United or to provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person.

      Section 4.3 Authority Relative to this Agreement and the Transactions. United has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery by United of this Agreement, and the consummation by United of the Transactions to which it is a party, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of United are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions to which it is a party other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of United Common Stock and United Preferred Stock and the filing and recordation of appropriate merger documents as required by Texas Law. This Agreement has been duly and validly executed and delivered by United and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of United, enforceable against United in accordance with its terms.

      Section 4.4 No Conflicts, Required Filings and Consents.

            (a) The execution and delivery of this Agreement by United does not, and the performance of this Agreement and consummation of the Transactions by United will not: (i) conflict with or violate the articles of incorporation or by-laws of United, (ii) assuming the consents, approvals, authorizations and waivers specified in Section 4.4(b) have been received, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to United or by which any property or asset of United is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of United pursuant to, any Contract to which United is a party or by which United or any property or asset of United is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not have an United Material Adverse Effect or would not prevent or materially delay the consummation of the Merger.

            (b) The execution and delivery of this Agreement by United does not, and the performance of this Agreement by United will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational (a "GOVERNMENTAL ENTITY"), except for applicable requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE Act"), the Securities Act of 1933, as amended (the "SECURITIES ACT"), state securities or "blue sky" laws ("BLUE SKY LAWS"), filing and recordation of the Certificate of Merger as required by Texas Law, and applications for listing and other filings required by the rules of the Nasdaq Bulletin Board or American Stock Exchange, except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have an United Material Adverse Effect or would not prevent or materially delay the consummation of the Merger.

      Section 4.5 Status of United stockholders. Each stockholder of United is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act and has been advised that the shares of Brands Common Stock that will be received by such stockholder in the Merger have not been registered under the Securities Act, will be "restricted securities" as such term is defined in Rule 144(a) promulgated under the Securities Act, and may not be sold by such stockholder unless such shares are registered for resale or an exemption from such registration is available.

      Section 4.6 Brokers. No agent, broker, finder, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or other similar commission or fee in connection with the Transactions based upon arrangements made by or on behalf of United.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BRANDS

      Brands represents and warrants to United that, except as disclosed in the Brands Disclosure Schedule which has been delivered to United prior to the execution of this Agreement (the "BRANDS DISCLOSURE SCHEDULE"):

      Section 5.1 Organization and Qualification. Brands is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Brands has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Brands has heretofore made available to United a complete and correct copy of the organizational documents, each as amended to the date hereof, of Brands.

      Section 5.2 Capitalization

            (a) The authorized capital stock of Brands consists of 50,000,000 shares of Brands Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share ("Brands Preferred Stock"). As of the date of this Agreement, Brands has 9,178,294 shares of Brands Common Stock issued and outstanding, all of which have been duly authorized, validly issued, fully paid and non-assessable. As of the Closing Date and immediately prior to the Effective Time, there will be no more than 1,354,047 shares of Brands Common Stock issued and outstanding, all of which have been duly authorized, validly issued, fully paid and non-assessable. There are no shares of Brands Preferred Stock issued or outstanding. The stockholders holding the Brands Common Stock and the number of shares of Brands Common Stock held by each such stockholder is set forth on
Schedule 5.2 attached hereto. All of the issued and outstanding shares of Brands Common Stock were issued in compliance with all applicable Laws including, without limitation, the Securities Act, the Exchange Act and applicable Blue Sky Laws. Except as set forth on Schedule 5.2, there are no preemptive or other outstanding rights, options, warrants, conversion rights (including pursuant to convertible securities), stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind relating to the issued or unissued capital stock of Brands or obligating Brands to issue or sell any shares of capital stock of, or other equity interests in, Brands. As of the date of this Agreement, there are no outstanding contractual obligations of Brands to repurchase, redeem or otherwise acquire any shares of capital stock of Brands or to provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person.

            (b) The authorized capital stock of Merger Subsidiary consists of 100 shares of common stock, par value $.001 per share. There are 100 shares of common stock of Merger Subsidiary issued and outstanding, all of which were validly issued, fully paid and non-assessable. All of the outstanding shares of Merger Subsidiary's common stock are held beneficially and of record by Brands, free and clear of all liens or encumbrances of any kind. There are no preemptive or other outstanding rights, options, warrants, conversion rights (including pursuant to convertible securities), stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind relating to the issued or unissued capital stock of Merger Subsidiary or obligating Merger Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Merger Subsidiary.

      Section 5.3 Authority Relative to this Agreement. Each of Brands and the Merger Subsidiary has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to which each of them is a party. The execution and delivery of this Agreement by Brands and Merger Subsidiary, and the consummation by Brands and Merger Subsidiary of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Brands or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Texas Law. This Agreement has been duly and validly executed and delivered by Brands and Merger Subsidiary and, assuming the due authorization, execution and delivery hereof by United, constitutes a legal, valid and binding obligation of Brands and Merger Subsidiary, enforceable against Brands and Merger Subsidiary in accordance with its terms.

      Section 5.4 No Conflicts, Required Filings and Consents

            (a) The execution and delivery of this Agreement by Brands and the Merger Subsidiary does not and will not, and the performance of this Agreement and the consummation of the Transactions by Brands and Merger Subsidiary will not: (i) conflict with or violate the articles of incorporation or by-laws of Brands or the Merger Subsidiary (ii) assuming the consents, approvals, authorizations and waivers specified in Section 5.4(b) have been received, conflict with or violate any Laws applicable to Brands or by which any property or asset of Brands is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Brands pursuant to, any Contract to which Brands is a party or by which Brands or any property or asset of Brands is bound or affected.

            (b) The execution and delivery of this Agreement by Brands or the Merger Subsidiary does not and will not, and the performance of this Agreement and the consummation of the Transactions by Brands and the Merger Subsidiary will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, filing and recordation of the Certificate of Merger as required by Texas Law and applications for listing and other filings required by the rules of the Nasdaq Bulletin Board.

      Section 5.5 SEC Reports. The Registration Statement of Brands on Form 10-SB filed with the SEC (the "FORM 10") has become effective and has not been withdrawn or suspended. The SEC has not issued a stop order with respect to the Form 10 and, to the knowledge of Brands, no proceeding for such purpose is pending or contemplated by the SEC. Brands has filed with the SEC all forms, reports, schedules, registration statements and preliminary or definitive proxy or information statements required to be filed by it with the SEC since the Form 10 became effective (such reports, together with the Form 10, the "BRANDS SEC REPORTS"). As of their respective dates, the Brands SEC Reports complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Brands SEC Reports. As of their respective dates, the Brands SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Brands has filed all material contracts and agreements and other documents or instruments required to be filed as exhibits to the Brands SEC Reports.

      Section 5.6 Scope of Operations; Compliance with Laws. The Brands SEC Reports describe fairly and accurately all operations and material transactions engaged in or conducted by Brands since its inception. Except as described in the Brands SEC Reports, Brands does not own, lease or have the right to use, and has never owned, leased or had the right to use, any real property or interest therein. Brands does not have and has never had any ownership, equity or other interest in any other Person. Brands has not guaranteed any obligation of any other Person.

      Section 5.7 Liabilities and Contracts. Brands does not have outstanding any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) except for debt owed to the Persons set forth on Schedule 5.7 all of which will be satisfied or otherwise extinguished or assumed by a third party pursuant to Section 6.9. Brands is not and has not been a party to, nor are or were Brands' assets bound or affected by, any Contract except for Contracts under which Brands has no further rights or obligations because the Contract has been fully performed or validly and irrevocably terminated.

      Section 5.8 Litigation. Except as set forth on Schedule 5.8, there is no suit, action or proceeding pending, threatened against or affecting Brands, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Brands.

      Section 5.9 Brokers. No agent, broker, finder, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or other similar commission or fee in connection with the Transactions based upon arrangements made by or on behalf of Brands.

                                   ARTICLE VI

                                    COVENANTS

      Section 6.1 Conduct of Business by United Pending the Merger. From and after the date hereof until the Closing Date, except as contemplated by this Agreement or unless Brands shall otherwise agree in writing, United covenants and agrees that it shall: (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted or presently contemplated to be conducted, (b) use all reasonable efforts to preserve intact its present business organization, keep available the services of its employees and consultants and preserve its relationships and goodwill with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, and (c) use commercially reasonable efforts to protect its intellectual property rights to the end that its goodwill and on-going businesses shall not be impaired in any material respect as of the Closing Date. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or unless Brands shall otherwise agree in writing, prior to the Closing, United shall not:

                  (i) declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; purchase, redeem or otherwise acquire any shares of capital stock of United or any rights, warrants, or options to acquire any such shares;

                  (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of United's capital stock, any other voting securities of United or any securities convertible into, or any rights, warrants or options to acquire, any such shares or voting securities (other than the issuance of up to 2,000,000 shares of United Preferred Stock at a price of at least $2.00 per share), the issuance of United Common Stock upon the conversion of United Preferred Stock, issuance of options to purchase no more than 500 shares of common stock to employees pursuant to United's stock option plan or the issuance of United Common Stock upon the exercise of such options) or amend the terms of any such securities, rights, warrants or options or take any action to accelerate the vesting thereof;

                  (iii) amend the articles of incorporation or by-laws of United;

                  (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to United, except, in any such case, in the ordinary course of business;

                  (v) adopt a plan of complete or partial liquidation;

                  (vi) incur or modify any indebtedness for borrowed money or guarantee any such indebtedness of another Person; issue or sell any debt securities of United; guarantee any debt securities of another Person;

                  (vii) except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person or settle or compromise any material claims or litigation;

                  (viii) take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; or

                  (ix) authorize any of, or commit or agree to take any of, the foregoing actions.

      Section 6.2 Covenant of Brands. From and after the date hereof until the Closing Date, except as contemplated by this Agreement or unless United shall otherwise agree in writing, Brands covenants and agrees that it shall not, and shall cause the Merger Subsidiary not to:

            (a) declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants, or options to acquire any such shares;

            (b) enter into any Contract or amend, modify or waive any rights under any Contract to which it is a party;

            (c) except for the issuance of 1,125,000 shares of common stock (post Reverse Stock Split) upon a conversion of a note, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or other securities, or any securities convertible into, or any rights, warrants or options to acquire, any such shares or securities or amend the terms of its outstanding capital stock;

            (d) amend its articles of incorporation or by-laws, except for an amendment to its articles of incorporation to effect the Reverse Stock Split (as hereinafter defined) and to change its name to "United Fuel and Energy Corporation";

            (e) acquire any assets;

            (f) adopt a plan of complete or partial liquidation;

            (g) incur or, except as contemplated by Section 6.9, modify any indebtedness for borrowed money or guarantee any such indebtedness of another Person; issue or sell any debt securities; or guarantee any debt securities of another Person;

            (h) make any loans, advances or capital contributions to, or investments in, any other Person;

            (i) take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; or

            (j) authorize any of, or commit or agree to take any of, the foregoing actions.

      Section 6.3 Stockholder Approval. United, Brands and the Merger Subsidiary shall each take all actions necessary, in accordance with applicable Law and its respective articles of incorporation and by-laws, to cause as promptly as reasonably practicable after the date hereof the stockholders of United and Brands (and Brands in its capacity as the sole stockholder of the Merger Subsidiary) to approve the Transactions. United's, Brands' and the Merger Subsidiary's board of directors shall recommend such approval and shall take all lawful action to solicit and obtain such approval.

      Section 6.4 Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, each of the parties agrees to take all appropriate actions to obtain from Governmental Entities any Governmental Authorizations required to be obtained or made by Brands, United or the Merger Subsidiary in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and to make all necessary filings, and thereafter make any other required submissions that are required under the Exchange Act, the Securities Act, the Blue Sky Laws, or any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

      Section 6.5 Plan of Reorganization. The Merger is intended to constitute a "plan of reorganization" under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Following the Closing, neither Surviving Corporation, Brands nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

      Section 6.6 Access to Information. From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, Brands shall afford to United and its accountants, counsel and other representatives full and reasonable access during normal business hours (and at such other times as the parties may mutually agree) to its books, Contracts, commitments, records and personnel and, during such period, shall furnish promptly to United (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of the Exchange Act or the Securities Act, and (ii) all other information concerning its business as United may reasonably request. United shall conduct its review in a manner reasonably calculated not to disrupt Brands' business and operations. No investigation pursuant to this Section 6.6 and no knowledge obtained thereby or otherwise shall limit any representation or warranty of Brands or impair any rights of a United Indemnified Party as a result thereof.

      Section 6.7 Public Announcements. On or before the Closing Date, neither Brands nor United shall (nor shall they permit any of their respective Affiliates to), without prior consultation with the other parties and such other parties' review of and consent to any public announcement concerning the Transactions, issue any press release or make any public announcement with respect to Transactions during such period, and Brands and United shall, to the extent practicable, allow the other parties reasonable time to review and comment on such release or announcement in advance of its issuance and use reasonable efforts in good faith to reflect the reasonable and good faith comments of such other party; provided, however, no party shall be prevented from making any disclosure required by Law at the time so required because of any delay on the part of another party. The parties intend that the initial announcement of the terms of the Transactions shall be made by a joint press release of Brands and United.

      Section 6.8 Notice of Breaches. United shall give prompt notice to Brands and Brands shall give prompt notice to United, of (i) any representation or warranty made by it contained in this Agreement which has become untrue or inaccurate in any respect, or (ii) the failure by it to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      Section 6.9 Satisfaction of Obligations. Brands shall cause the obligations and promissory notes of Brands set forth on Schedule 6.9 to be satisfied or otherwise extinguished (and with respect to $32,279.61 of Brands' debt listed on Schedule 5.7, to be assumed by Yulie, LLC, a Delaware limited liability company), using documentation reasonably acceptable to United, so that Brands has no further liability with respect thereto. In connection therewith, Brands may cause the Promissory Note dated January 15, 2002 payable to Imagine Capital Partners, Inc. to be convertible into 1,125,000 shares of Brands Common Stock after the Reverse Stock Split has been effected but shall not otherwise issue any capital stock or other securities in connection with the satisfaction or extinguishment of such obligations and promissory notes. All transactions contemplated by this Section 6.9 shall be completed prior to the Closing except that the issuance of such Brands Common Stock upon conversion of such promissory note may be completed at or prior to the Effective Time, so long as an irrevocable notice of conversion shall be held in escrow by United's counsel prior to the Closing.

      Section 6.10 Reverse Stock Split; Articles of Amendment. Brands shall cause a 40:1 reverse stock split of its common stock (the "Reverse Stock Split") to be effected prior to the Closing. In connection therewith, Brands shall take any and all actions necessary to cause an amendment to its articles of incorporation which effects the Reverse Stock Split and changes the name of Brands to "United Fuel and Energy Corporation". Such amendment shall be filed at or prior to the Closing (and prior to the issuance of any shares of Brands Common Stock permitted by Section 6.9 above).

      Section 6.11 Confidentiality. Prior to the Closing, Brands will, and will instruct all of its employees, representatives, agents, and affiliates to, treat all Confidential Material confidentially, not disclose it except in accordance herewith and not use it for his or their own benefit or the benefit of any person other than Brands or United; provided, that (a) any disclosure of Confidential Material may be made with the prior written consent of United or, after the Merger, Brands; and (b) Confidential Material may be disclosed without liability hereunder to the extent required by law or by the order or decree of any court or other governmental authority; provided, however, that the party legally compelled to disclose the Confidential Material provides United with prompt notice of that fact so that United may attempt to obtain a protective order or other appropriate remedy. For purposes of this section, the term "Confidential Material" means all information, documents and other materials relating to the business, customers, products, services, prospects, plans or other matters of United or Brands which is reasonably intended to be held confidential; provided, however, that the term "Confidential Material" will not include information that (i) becomes generally available to the public other than as a result of a disclosure by Brands (prior to the Closing) or any of its employees, representatives, agents, relatives or affiliates, or (ii) was made available to Brands on a non-confidential basis from a source other than United, or any of its agents, provided, that such source is not bound by a confidentiality agreement restricting such disclosure. Section 6.12 Financial Statements. Brands agrees to take all actions necessary to cause Ian Valentine ("MR. VALENTINE") to cooperate with Brands and provide Brands such assistance as Brands reasonably requests in connection with the preparation of Brands' financial statements for all periods ending on or prior to June 30, 2004; provided, Mr. Valentine shall not be obligated to pay any fees of Brands' independent accountants. Without limiting the generality of the foregoing, Brands agrees to take all actions necessary to cause Mr. Valentine to make available to Brands and its accountants or advisors all account and other financial information concerning Brands in the possession of Mr. Valentine. In addition, Brands agrees to take all actions necessary to cause Mr. Valentine to provide to Brands certificates duly executed by Mr. Valentine in substantially the form required by (a) Item 601(b)(31) of Regulation SB promulgated by the SEC and (b) Section 906 of the Sarbanes-Oxley Act of 2002 (collectively, "Accounting Certificates"). The Accounting Certificates shall specifically state that the officers of Brands required to make certifications pursuant to Item 601(b)(31) of Regulation SB promulgated by the SEC or Section 906 of the Sarbanes-Oxley Act of 2002 may rely upon such Accounting Certificates. Brands agrees to take all actions necessary to cause Mr. Valentine to provide such Accounting Certificates with respect to all financial statements of Brands for any period ending on or before June 30, 2004 which are included in any SEC filing made by Brands on or after July 1, 2004. Brands agrees to take all actions necessary to cause Mr. Valentine to provide a separate Accounting Certificate for each SEC filing in which covered financial statements are included, which Accounting Certificate shall be dated no earlier than ten (10) days prior to the due date of the SEC filing.

      Section 6.13 Information Statement. Brands and United shall cooperate to prepare a Preliminary Schedule 14C Information Statement ("Information Statement") with respect to the Reverse Stock Split, the change of Brands' corporate name to "United Fuel & Energy Corporation," election of directors and the proposed merger. Following the expiration of the applicable waiting period or after the date that the Securities & Exchange Commission has informed the Company that there will be no comments to the Information Statement, Brands shall file a Definitive Information Statement on Schedule 14C regarding the matters approved by the Brands shareholders. The parties understand that United shall provide any and all information necessary to prepare the Information Statement including without limitation, United's audited financial statements.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

      Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

            (a) This Agreement and the Merger shall have been approved and adopted by the holders of United Preferred Stock in the manner required by Law.

            (b) The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction.

      Section 7.2 Conditions to Obligation of United to Effect the Merger. The obligation of United to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following additional conditions, unless waived by United:

            (a) The representations and warranties of Brands contained in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date as if made on the Closing Date.

            (b) Brands and Merger Subsidiary shall have performed or complied with all agreements and covenants required to be performed by each of them under this Agreement on or before the Closing Date.

            (c) The issuance of the shares of Brands Common Stock in the Merger, the articles of amendment effecting the Reverse Stock Split and the change of name of Brands to United Fuel and Energy Corporation, and the election of directors nominated by United shall have been approved and adopted by the holders of Brands Common Stock in accordance with applicable Law and Brands shall have approved the Transactions in its capacity as the sole stockholder of the Merger Subsidiary.

            (d) The obligations of Brands shall have been satisfied, assumed or extinguished as contemplated by Section 6.9 and the Reverse Stock Split shall have been effected.

            (e) United shall have received copies of resignations of each of the directors and officers of Brands which have been accepted by Brands.

            (f) United shall have received an undertaking by Ian Valentine that he has taken or has agreed to take all actions required to be taken by him as more fully described in Section 6.12.

            (g) A satisfaction of judgment shall have been filed documenting the satisfaction of the judgment of RTTS Acquisition Corp. against Brands.

            (h) United shall have received a certificate of an authorized officer of Brands and Merger Subsidiary, on behalf of Brands and Merger Subsidiary, that the conditions set forth in paragraphs (a) through (g) above have been satisfied.

      Section 7.3 Conditions to Obligations of Brands and Merger Subsidiary to Effect the Merger. The obligations of Brands and Merger Subsidiary to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following additional conditions, unless waived by Brands:

            (a) The representations and warranties of United contained in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date as if made on the Closing Date.

            (b) United shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or before the Closing Date.

            (c) Brands shall have received a certificate of an authorized officer of United, on behalf of United, that the conditions in paragraphs (a) and (b) above have been satisfied.

                                  ARTICLE VIII

                                    SURVIVAL

      Section 8.1 Survival of Representations, Warranties and Covenants. The parties hereto hereby agree that the representations, warranties, covenants and agreements contained in this Agreement shall automatically expire upon the Closing hereunder.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

      Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of United:

            (a) by mutual written consent of Brands and United;

            (b) by United, upon a material breach of this Agreement on the part of Brands or Merger Subsidiary which has not been cured and which would cause the conditions set forth in Section 7.2 not to be satisfied at Closing;

            (c) by Brands, upon a material breach of this Agreement on the part of United which has not been cured and which would cause the conditions set forth in Section 7.3 not to be satisfied at Closing;

            (d) by Brands or United if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Merger; or

            (e) by Brands or United if the Merger shall not have been consummated on or before September 30, 2004; provided, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date.

      Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith terminate and there shall be no liability hereunder on the part of any of United, Brands or Merger Subsidiary; provided, this Section 9.2, Section 9.3 (Fees and Expenses); and Section 10.6 (Governing Law) shall survive the termination and remain in full force and effect and; provided, further, that each party shall remain liable for any breaches of or inaccuracies in such party's covenants, representations and warranties hereunder which breach or inaccuracy occurred prior to the termination of this Agreement.

      Section 9.3 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses; provided, all fees and expenses of Brands incurred in connection with the Transactions shall be paid from sources other than Brands' assets and shall not be an obligation of the Surviving Corporation.

      Section 9.4 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the stockholders of United, Brands and the Merger Subsidiary, but, after such approval, no amendment shall be made which under applicable Law would require approval of United's or Brands' stockholders without the further approval of such stockholders, as the case may be. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      Section 9.5 Waiver. At any time prior to the Closing, the parties hereto may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                               GENERAL PROVISIONS

      Section 10.1 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If to United:

                  United Fuel & Energy Corporation
                  405 N. Marienfeld
                  Midland, Texas 79701
                  Attn:    Scott Heller
                           President and CEO
                  Telecopy: (432) 571-8099

         With copies to:

                  Nixon Peabody LLP
                  Clinton Square
                  P.O. Box 31051
                  Rochester, NY  14603-1051
                  Attn:  Melissa Mahler, Esq.
                  Telecopy: (585) 263-1600

         If to Brands or Merger Subsidiary:

                  Brands Shopping Network Inc.
                  Attn:  Ian Valentine
                  Chief Executive Officer
                  Telecopy: (323) 926-6106

         With copies to:
                  Murray Williams
                  28426 Rancho Grande
                  Laguna Niguel, CA 92677
                  .
                  and.

                  M1 Advisors, LLC
                  11753 Willard Ave.
                  Tustin, CA 92782

                  Attn:  Michael Campbell
or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 10.1.

      Section 10.2 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at Law or in equity.

      Section 10.3 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

      Section 10.4 Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights except that the stockholders of United are intended third-party beneficiaries of the representations, warranties and covenants of Brands.

      Section 10.5 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Texas (without giving effect to the provisions thereof relating to conflicts of Law).

      Section 10.6 Headings; Disclosure. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Any disclosure by United or Brands in any portion of its respective Disclosure Schedule shall be deemed disclosure in each other portion of such Disclosure Schedule to which such disclosure reasonably relates on its face.

      Section 10.7 Certain Definitions and Rules of Construction.

            (a) As used in this Agreement:

      "AFFILIATE" as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

      "CONTRACT" means any contract, agreement, note, bond, mortgage, indenture, credit agreement, lease, license, permit, franchise or other instrument, obligation or understanding, whether written or oral.

      "DEBT" means, with respect to any Person, all indebtedness of such Person for borrowed money or the deferred purchase price of property or services (excluding trade payables and other accrued current liabilities arising in the ordinary course of business), obligations of such Person evidenced by bonds, notes, indentures or similar instruments, obligations of such Person under interest rate agreements, currency hedging agreements, commodity price protection agreements or similar hedging instruments, capital lease obligations of such Person, redeemable capital stock of such Person and any other obligations of such Person classified as indebtedness under GAAP.

      "LAWS" means any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree.

      "PERSON" shall include individuals, corporations, partnerships, limited liability companies, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

      "TAX" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers' compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or addition to tax imposed by any Governmental Entity.

      "TRANSACTIONS" shall mean the transactions contemplated by this Agreement, including the Reverse Stock Split and the satisfaction and extinguishment of the obligations of Brands contemplated by Section 6.9.

      "UNITED MATERIAL ADVERSE EFFECT" shall be any circumstance, event or occurrence that would be reasonably likely to have a material adverse effect on the business, assets, operations, financial condition, revenues, results of operations of United taken as a whole.

            (b) Other Rules of Construction.

                  (i) References in this Agreement to any gender shall include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements.

                  (ii) The words "include", "including" or "includes" shall be deemed to be followed by the phrase "without limitation" or the phrase "but not limited to" in all places where such words appear in this Agreement. The word "or" shall be deemed to be inclusive.

                  (iii) This Agreement is the joint drafting product of Brands and United, and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

                  (iv) In each case in this Agreement where this Agreement or a Contract is represented or warranted to be enforceable will be deemed to include as a limitation to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors' rights generally and to general equitable principles, whether applied in equity or at Law.

      Section 10.8 Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

      Section 10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the Transactions are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

      IN WITNESS WHEREOF, Brands, Merger Subsidiary and United have signed this Agreement or caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                             Brands Shopping Network Inc.



                          By: /s/ Ian Valentine
                             ---------------------------------------------------
                             Ian Valentine, Chief Executive Officer



                             Brands United Merger Sub, Inc.

                          By: /s/ Ian Valentine
                             ---------------------------------------------------
                             Ian Valentine, Chief Executive Officer



                             United Fuel & Energy Corporation



                          By: /s/ Scott Heller
                             ---------------------------------------------------
                             Scott Heller, President and Chief Executive Officer

                           LIST OF OMITTED SCHEDULES
                           -------------------------

The Schedules listed below have been omitted from this filing. The Brands will furnish supplementally to the Commission, upon request, a copy of any omitted Schedule.

Schedule 3.1(b)         Actions which will not trigger Exchange Ratio adjustment
Schedule 4.2(b)         Capitalization of United
Schedule 5.2            Capitalization of Brands
Schedule 5.7            Liabilities and Contracts
Schedule 5.8            Litigation
Schedule 6.9            Satisfaction of Obligations

                                  ATTACHMENT 3

                       HISTORICAL FINANCIAL STATEMENTS OF
                          BRANDS SHOPPING NETWORK, INC.

Independent Auditors' Report

Consolidated Balance Sheet as of December 31, 2003

Consolidated Statements of Operations for the years ended December 31, 2003 and 2002 and the period from February 16, 2001 (date of inception) through December 31, 2003

Statement of Changes in Stockholders' (Deficit) for the period from February 16, 2001 (date of inception) through December 31, 2003

Consolidated Statements of Cash Flows for the years ended December 31, 2003 and 2002 and the period from February 16, 2001 (date of inception) through December 31, 2001

Notes

Consolidated Balance Sheet (unaudited) as of September 30, 2004

Consolidated Statements of Operations (unaudited) for the three and nine month periods ended September 30, 2004 and 2003 and the period from February 16, 2001 (date of inception) through September 30, 2004

Consolidated Statements of Cash Flows (unaudited) for the nine month periods ended September 30, 2004 and 2003 and the period from February 16, 2001 (date of inception) through September 30, 2004

Notes

                          BRANDS SHOPPING NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             Restated BALANCE SHEET
                                      AS OF
                                DECEMBER 31, 2003

                                       AND

                       Restated STATEMENTS OF OPERATIONS,
                  Restated CHANGES IN STOCKHOLDERS' EQUITY, AND
                               Restated CASH FLOWS
                                 FOR THE PERIOD
                                FEBRUARY 16, 2001
                               (DATE OF INCEPTION)
                                     THROUGH
                                DECEMBER 31, 2003

                                TABLE OF CONTENTS




                                                                       PAGE

Independent Auditors' Report                                            1

Restated Balance Sheets                                                 2

Restated Statements of Operations                                       3

Restated Statements of Changes in Stockholders' Equity                  4

Restated Statements of Cash Flows                                       5

Footnotes                                                               6

BECKSTEAD AND WATTS, LLP
------------------------
CERTIFIED PUBLIC ACCOUNTANTS
                                                       3340 Wynn Road, Suite B
                                                           Las Vegas, NV 89102
                                                                  702.257.1984
                                                            702.362.0540 (fax)

                REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Board of Directors
Brands Shopping Network, Inc.
Newport Beach, CA

We have audited the Restated Consolidated Balance Sheet of Brands Shopping Network, Inc. (the "Company") (A Development Stage Company), as of December 31, 2003, and the related Restated Consolidated Statements of Operations, Stockholders' Equity, and Cash Flows for the years ended December 31, 2003, 2002, and for the period February 16, 2001 (Date of Inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement presentation. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, financial statements referred to above, restated as described in
Note 3, present fairly, in all material respects, the financial position of Brands Shopping Network, Inc. (A Development Stage Company) as of December 31, 2003, and the results of its operations and cash flows for the year then ended, and for the period February 16, 2001 (Date of Inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had limited operations and has not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3 to the financial statements, the Company's 2003 fixed assets previously reported as $728,374 should have been $35,555. This discovery was made subsequent to the issuance of the financial statements. The financial statements have been restated to reflect this correction.

/s/ Beckstead and Watts, LLP

March 30, 2004, except for Note 3, as to which the date is November 11, 2004 Las Vegas, Nevada

                          BRANDS SHOPPING NETWORK, INC.
                          (a Development Stage Company)
                      Restated Consolidated Balance Sheets


                                                              December 31, 2003
                                                              -----------------
                                                                  (Restated)
ASSETS

Current assets:
    Cash                                                         $        27
                                                                 -----------
      Total current assets                                                27
                                                                 -----------

Fixed assets, net                                                     35,555
                                                                 -----------
                                                                 $    35,582
                                                                 ===========
LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current liabilities:
    Accounts payable                                             $   361,659
    Accrued executive compensation                                   959,493
    Notes payable                                                    150,000
    Shareholder loans                                                210,291
    Interest payable to shareholder                                   38,614
                                                                 -----------
      Total current liabilities                                    1,720,057
                                                                 -----------

Stockholders' (deficit):
    Preferred stock, $0.001 par value, 5,000,000 shares
      authorized, no shares issued and outstanding                        --
    Common stock, $0.001 par value, 25,000,000 shares
      authorized, 8,803,895 shares issued and outstanding              8,804
    Additional paid-in capital                                     4,902,206
    Subscriptions receivable                                          (3,258)
    (Deficit) accumulated during development stage                (6,592,228)
                                                                 -----------
                                                                  (1,684,475)
                                                                 -----------

                                                                 $    35,582
                                                                 ===========

   The accompanying notes are an integral part of these financial statements.

                          BRANDS SHOPPING NETWORK, INC.
                          (a Development Stage Company)
                 Restated Consolidated Statements of Operations

                                                               For the years ended
                                                                   December 31,           February 16, 2001
                                                           ----------------------------     (Inception) to
                                                               2003             2002      September 30, 2003
                                                           -----------      -----------   ------------------
                                                           (Restated)                         (Restated)
Revenue                                                    $        --      $       759      $       759
                                                           -----------      -----------      -----------

Expenses:
   Consulting fees - related party                             563,661        2,748,016        3,484,867
   Salaries expense                                            273,981          572,699          846,680
   Sales and marketing                                              --          395,809          479,434
   Depreciation                                                271,974          272,121          608,488
   Loss on impairment of assets                                692,821               --          692,821
   General and administrative                                   19,222          327,712          406,930
                                                           -----------      -----------      -----------
    Total expenses                                           1,821,659        4,316,357        6,519,220
                                                           -----------      -----------      -----------
Other (expense):
   Other expense                                                    --              (57)             (57)
   Interest expense                                            (32,613)         (38,556)         (73,710)
                                                           -----------      -----------      -----------

Net (loss)                                                 $(1,854,272)     $(4,354,211)     $(6,592,228)
                                                           ===========      ===========      ===========
Weighted average number of
   common shares outstanding - basic and fully diluted       8,557,587        3,552,515
                                                           ===========      ===========

Net (loss) per share - basic & fully diluted               $     (0.22)     $     (1.23)
                                                           ===========      ===========


   The accompanying notes are an integral part of these financial statements.

                        BRANDS SHOPPING NETWORK, INC.
                        (a Development Stage Company)
         Restated Statement of Changes in Stockholders' Equity/(Deficit) For the period February 16, 2001 (inception) to December 31, 2003



                                                                                  Common Stock         Additional   Subscriptions
                                                                           ------------------------      Paid-in        Payable
                                                                              Shares       Amount        Capital     (Receivable)
                                                                           -----------    ---------    -----------    -----------
December 2001
   Shares issued to founders, $0.003/sh                                      4,799,651    $   4,800    $     9,656        (14,456)
December 2001
   Shares issued to ICP for cash and equipment, $1.03/sh                       180,618          181        184,960
December 2001
   Shares issued to acquire ICT, $3.78/sh                                      330,319          330      1,249,670
   Net (loss) for the year ended December 31, 2001
                                                                           -----------    ---------    -----------    -----------
Balance at December 31, 2001                                                 5,310,588        5,311      1,444,286        (14,456)

January 3, 2002
   Shares issued for services, $1.12/sh                                          1,563            2          1,748             --
January 7, 2002
   Shares issued for cash and note receivable, $0.14/sh                        312,500          313         42,813        (33,125)
January 21, 2002
   Cancellation of subscriptions receivable                                         --           --             --         44,323
January 21, 2002
   Equity restructure pursuant to merger agreement                             179,271          179        (62,333)
February 2002
   Shares issued for consulting services, $7.44/sh                              37,500           38        279,088             --
March 1, 2002
   Shares issued for consulting services - related party, $6.60/sh              20,000           20        131,981             --
April 2002
   Reclassification of paid-in capital to reflect reverse splits                    --                                         --
April 19, 2002
   Shares issued for consulting services - related party, $2.71/sh             210,000          210        569,627             --
April 26, 2002
   Shares issued for consulting services - related party, $4.75/sh             100,000          100        474,900             --
April 29, 2002
   Shares issued for consulting services - related party, $4.50/sh              50,000           50        224,950             --
May 7, 2002
   Shares issued for consulting services - related party, $3.50/sh              35,000           35        122,465             --
May 10, 2002
   Shares issued for consulting services - related party, $3.85/sh              20,000           20         76,980             --
June 10, 2002
   Shares issued for consulting services - related party, $1.30/sh             185,000          185        240,315             --
June 2002
   Shares issued for financing costs, $1.30/sh                                  60,625           61         78,752             --
August 5, 2002
   Shares issued for debt extinguishment and consulting services, $1.00/sh     596,564          597        595,967             --
August 5, 2002
   Shares issued for debt extinguishment, $1.00/sh                             165,690          166        165,524             --
   Net (loss) for the year ended December 31, 2002
                                                                           -----------    ---------    -----------    -----------
Balance at December 31, 2002                                                 7,284,300        7,284      4,387,064         (3,258)

March 12, 2003
   Shares issued for consulting services - related party, $0.34/sh           1,519,595        1,520        515,142
   Net (loss) for the year ended December 31, 2003
                                                                           -----------    ---------    -----------    -----------
Balance at December 31, 2003                                                 8,803,895    $   8,804    $ 4,902,206    $    (3,258)
                                                                           ===========    =========    ===========    ===========

                                                                             Deficit
                                                                           Accumulated
                                                                              During        Total
                                                                           Development   Stockholders'
                                                                              Stage     Equity/(Deficit)
                                                                           -----------  ---------------
December 2001
   Shares issued to founders, $0.003/sh                                    $        --    $        --
December 2001
   Shares issued to ICP for cash and equipment, $1.03/sh                                      185,141
December 2001
   Shares issued to acquire ICT, $3.78/sh                                           --      1,250,000
   Net (loss) for the year ended December 31, 2001                            (383,746)      (383,746)
                                                                           -----------    -----------
Balance at December 31, 2001                                                  (383,746)     1,051,395

January 3, 2002
   Shares issued for services, $1.12/sh                                                         1,750
January 7, 2002
   Shares issued for cash and note receivable, $0.14/sh                                        10,000
January 21, 2002
   Cancellation of subscriptions receivable                                                    44,323
January 21, 2002
   Equity restructure pursuant to merger agreement                                            (62,154)
February 2002
   Shares issued for consulting services, $7.44/sh                                            279,126
March 1, 2002
   Shares issued for consulting services - related party, $6.60/sh                            132,000
April 2002
   Reclassification of paid-in capital to reflect reverse splits                                   --
April 19, 2002
   Shares issued for consulting services - related party, $2.71/sh                            569,838
April 26, 2002
   Shares issued for consulting services - related party, $4.75/sh                            475,000
April 29, 2002
   Shares issued for consulting services - related party, $4.50/sh                            225,000
May 7, 2002
   Shares issued for consulting services - related party, $3.50/sh                            122,500
May 10, 2002
   Shares issued for consulting services - related party, $3.85/sh                             77,000
June 10, 2002
   Shares issued for consulting services - related party, $1.30/sh                            240,500
June 2002
   Shares issued for financing costs, $1.30/sh                                                 78,813
August 5, 2002
   Shares issued for debt extinguishment and consulting services, $1.00/sh                    596,564
August 5, 2002
   Shares issued for debt extinguishment, $1.00/sh                                            165,690
   Net (loss) for the year ended December 31, 2002                          (4,354,210)    (4,354,210)
                                                                           -----------    -----------
Balance at December 31, 2002                                                (4,737,956)      (346,865)
                                                                                     0              0
March 12, 2003
   Shares issued for consulting services - related party, $0.34/sh                            516,662
   Net (loss) for the year ended December 31, 2003                          (1,854,272)    (1,854,272)
                                                                           -----------    -----------
Balance at December 31, 2003                                               $(6,592,228)   $(1,684,475)
                                                                           ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                          BRANDS SHOPPING NETWORK, INC.
                          (a Development Stage Company)
                 Restated Consolidated Statements of Cash Flows

                                                               For the years ended       February 16, 2001
                                                                   December 31,            (Inception) to
                                                          ----------------------------      December 31,
                                                              2003             2002             2003
                                                          -----------      -----------   -----------------
                                                           (Restated)                        (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)                                                $(1,854,272)     $(4,354,211)     $(6,592,228)
Shares issued for services                                    516,662        2,748,016        3,484,868
Shares issued for financing costs                                  --           78,813           78,813
Depreciation                                                  271,974          272,121          608,488
Loss on impairment of assets                                  692,821               --          692,821
Adjustments to reconcile net (loss) to
    net cash provided (used) by operating activities:
      Increase (decrease) in accounts payable                 (13,896)         278,408          361,659
      Increase in accrued executive compensation              318,980          637,971          959,493
                                                          -----------      -----------      -----------
Net cash provided (used) by operating activities              (67,731)        (338,882)        (406,086)
                                                          -----------      -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Checks issued in excess of cash available                      --          (13,464)              --
    Proceeds from notes payable                                    --          150,000          150,000
    Proceeds from shareholder loans                             8,750          201,541          210,291
    Interest payable to shareholder                            32,614            6,000           39,080
    Subscription receivable                                        --           11,199           (3,258)
    Common stock                                                   --           10,000           10,000
                                                          -----------      -----------      -----------
Net cash provided by financing activities                      41,364          365,276          406,113
                                                          -----------      -----------      -----------

Net increase (decrease) in cash                               (26,367)          26,394               27
Cash - beginning                                               26,394               --               --
                                                          -----------      -----------      -----------
Cash - ending                                             $        27      $    26,394      $        27
                                                          ===========      ===========      ===========

Supplemental disclosures:                                          --               --
    Interest paid                                         $        --      $        --      $        --
                                                          ===========      ===========      ===========
    Income taxes paid                                     $        --      $        --      $        --
                                                          ===========      ===========      ===========

Non-cash transactions:
    Number of shares issued for services                    1,519,595          811,563
                                                          ===========      ===========
    Number of sharess issued for financing costs                   --           60,625
                                                          ===========      ===========
    Number of shares issued for debt extinguishment                --          596,771
                                                          ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                          BRANDS SHOPPING NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                     NOTES TO RESTATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES AND PROCEDURES

Organization
The Company was organized April 5, 2000 (Date of Inception) under the laws of the State of Nevada, as USA Dealers Auction.com, Inc. On January 31, 2002 the Company changed its name to Brands Shopping Network, Inc.

The Company has limited operations, and in accordance with SFAS #7, the Company is considered a development stage company.

Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents
The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Consolidation policy
The accompanying Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiary corporations, after elimination of all material intercompany accounts, transactions, and profits. Investments in unconsolidated subsidiaries representing ownership of at least 20% but less than 50%, are accounted for under the equity method. Nonmarketable investments in which the Company has less than 20% ownership and in which it does not have the ability to exercise significant influence over the investee are initially recorded at cost and periodically reviewed for impairment.

Revenue recognition
The Company recognizes revenue on an accrual basis as it invoices for services.

Reporting on the costs of start-up activities
Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities," which provides guidance on the financial reporting of start-up costs and organizational costs, requires most costs of start-up activities and organizational costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. With the adoption of SOP 98-5, there has been little or no effect on the Company's financial statements.

Loss per share
Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128) "Earnings Per Share". Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period. The Company had no dilutive common stock equivalents, such as stock options or warrants as of December 31, 2003.

Advertising Costs
The Company expenses all costs of advertising as incurred. Advertising costs totaling $-0- were included in sales and marketing expenses for the year ended December 31, 2003.

Fair value of financial instruments
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2003. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts payable, notes payable, and shareholder loans. Fair values were assumed to approximate carrying values for cash, accounts payable, notes payable, and shareholder loans because they are short term in nature and their carrying amounts approximate fair values or they are due on demand.

                          BRANDS SHOPPING NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                     NOTES TO RESTATED FINANCIAL STATEMENTS

Impairment of long lived assets
Long lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired.

Subsequent to December 31, 2003, the Company determined that it should write down certain fixed assets as an impairment loss based on historical non-performance, and after comparing the carrying value of the assets with the estimated future cash flows expected to result from the use of the assets. Accordingly, the write down resulted in the realization of a $692,821 impairment loss on operating assets recorded on the Restated Statement of Operations for the year ended December 31, 2003.

Segment reporting
The  Company  follows  Statement  of  Financial  Accounting  Standards  No. 130,
"Disclosures About Segments of an Enterprise and Related Information". The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Dividends
The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid or declared since inception.

Loss Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company's management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Income taxes
The Company follows Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS No. 109") for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

                          BRANDS SHOPPING NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                     NOTES TO RESTATED FINANCIAL STATEMENTS

Recent pronouncements
In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. The provisions of SFAS No. 146 will be adopted for exit or disposal activities that are initiated after December 31, 2003.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of SFAS No. 123." This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS No. 148 is not expected to have a material impact on the company's financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others", an interpretation of FIN No. 5, 57 and 107, and rescission of FIN No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others". FIN 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2003; while, the provisions of the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company believes that the adoption of such interpretation does not have a material impact on its financial position or results of operations and has adopted such interpretation during fiscal year 2003, as required.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin No. 51. FIN No. 46 requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. FIN No. 46 also requires disclosures about variable interest entities that companies are not required to consolidate but in which a company has a significant variable interest. The consolidation requirements of FIN No. 46 will apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements will apply to entities established prior to January 31, 2003 in the first fiscal year or interim period beginning after June 15, 2003. The disclosure requirements will apply in all financial statements issued after January 31, 2003. The company adopted the provisions of FIN No. 46 during the first quarter of fiscal 2003.

Year-end
The Company has selected December 31 as its year-end.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has not commenced its planned principal operations and it has not generated any revenues. In order to obtain the necessary capital, the Company plans to raise funds via future securities offerings pursuant to Regulation D, Rules 504 and 505 of the SEC 1933 Securities Act. If the securities offerings do not provide sufficient capital, a shareholder of the Company has agreed to provide sufficient funds. However, the Company is dependent upon its ability to secure equity and/or debt financing and there are no assurances that the Company will be successful, without sufficient financing it would be unlikely for the Company to continue as a going concern.

                          BRANDS SHOPPING NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                     NOTES TO RESTATED FINANCIAL STATEMENTS

The officers and directors are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

NOTE 3 - RESTATEMENT OF FINANCIAL STATEMENTS DUE TO IMPAIRMENT LOSS ON ASSETS

The Company determined that it should write down certain assets as an impairment loss given its current business focus, historical non-performance, and the inability to ascertain future cash flows from operations. The effect of the change required a restatement of the December 31, 2003 financial statements in order to properly reflect the asset reclassification and the related adjustment to impairment loss on operating assets. The effect of this change was to increase net loss for the year ended December 31, 2003 by $692,821.

NOTE 4 - FIXED ASSETS

Fixed  assets  are  recorded  at  cost.   Depreciation  is  computed  using  the
straight-line method. Estimated service lives of fixed assets are 5 years.

The Company had net fixed assets, after the effect of recording a $692,821 impairment loss, totaling $35,555, and recorded depreciation expense of $271,974 and $272,121 for the years ended December 31, 2003 and 2002, respectively.

Subsequent to December 31, 2003, the Company analyzed its software asset for impairment and determined that it was impaired due to the non-execution of its business plan historically, and its inability to determine future operating expectations. As a result, the Company wrote down $692,821 of software to "Loss on Impairment of Assets" as of December 31, 2003.

NOTE 5 - INCOME TAXES

For the years ended December 31, 2003 and 2002, the Company incurred net operating losses and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At December 31, 2003, the Company had approximately $6,600,000 of federal and state net operating losses. The net operating loss carryforwards, if not utilized, will begin to expire in 2020 . The components of the Company's deferred tax asset are as follows:

                                                             As of December 31
                                                      --------------------------------
                                                          2003              2002
                                                      --------------    --------------
  Deferred tax assets:
    Net operating loss carryforwards                      1,854,272         4,354,210
                                                      --------------    --------------
      Total deferred tax assets                           1,854,272         4,354,210

  Deferred tax liabilities:
    Depreciation                                           (271,974)         (272,121)
                                                      --------------    --------------

  Net deferred tax assets before valuation allowance      1,582,298         4,082,089
  Less: Valuation allowance                              (1,582,298)       (4,082,089)
                                                      --------------    --------------
  Net deferred tax assets                               $       -0-       $       -0-
                                                      ==============    ==============

For financial reporting purposes, the Company has incurred a loss in each period since its inception. Based on the available objective evidence, including the Company's history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at December 31, 2003 and 2002.

                          BRANDS SHOPPING NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                     NOTES TO RESTATED FINANCIAL STATEMENTS

A reconciliation between the amount of income tax benefit determined by applying the applicable U.S. and State statutory income tax rate to pre-tax loss is as follows:

                                                              Year Ended December 31
                                                       -----------------------------------
                                                             2003               2002
                                                       ----------------  -----------------
  Federal and state statutory rate                          $(538,000)       $(1,390,000)
  Change in valuation allowance on deferred tax assets        538,000          1,390,000
                                                       ----------------  -----------------
                                                            $      -0-       $        -0-
                                                       ================  =================

NOTE 6 - ACCRUED EXPENSES

Accrued expenses totaling $959,493 at December 31, 2003, consists primarily of unpaid officer compensation and reimbursable expenses.

NOTE 7 - SHORT-TERM DEBT

Short-term debt consists of the following at December 31, 2003:


Shareholder loan payable to Imagine Capital Partners, Inc.,
interest at 10%, principal and interest due on
December 31, 2007                                           $ 210,291
                                                            =========
Note payable to DynaPure Technologies, Inc.,
interest at 8%, principal and interest due on
June 1, 2003                                                $ 100,000
                                                            =========
Note payable to RTTS Acquisition Corp,
interest at 8%, principal and interest due on
June 1, 2003                                                $  50,000
                                                            =========

As a result of operating losses and missed principal and interest payments, the Company was unable to remain in compliance with the financial covenants arising under all of its long-term note agreements. The creditors have not waived the financial covenant requirements. The Company has been working with the creditors to restructure the existing debt. The creditors may, at their option, give notice to the Company that amounts owed are immediately due and payable. As a result, the full amount of the related long-term debt has been classified as a current liability in the accompanying Balance Sheet at December 31, 2003.

The Company accrued $32,613 and $38,556 in interest expense during the years ended December 31, 2003 and 2002, respectively.

NOTE 8 - RELATED PARTY TRANSACTIONS

The Company was loaned $210,291 as of December 31, 2003 from Imagine Capital Partners, Inc., a shareholder. The note is due December 31, 2007, and bears interest at the rate of 10% per annum.

On March 12, 2003, the Company issued  1,519,595  shares of its $0.001 par value
common  stock  in  exchange  for   consulting   services   rendered  by  Company
shareholders, officers and directors valued at $516,662.

The  Company  owed  $959,493  in  salaries   expense  to  Company  officers  and
shareholders as of December 31, 2003.

                          BRANDS SHOPPING NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                     NOTES TO RESTATED FINANCIAL STATEMENTS

In January of 2003 the company terminated it's office leases. As such, the Company does not lease or rent any property as of December 31, 2003. Office services are provided without charge by a director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

NOTE 9 - STOCKHOLDERS' EQUITY

The Company is authorized to issue 25,000,000 shares of its $0.001 par value common stock and 5,000,000 shares of its $0.001 par value preferred stock.

All share and per share amounts have been retroactively restated to reflect the 8-for-1 reverse split and the 4-for-1 reverse split.

On January 3, 2002, the Company issued 1,563 shares of its $0.001 par value common stock to the Company's legal counsel in exchange for legal services rendered in the amount of $1,750.

On January 7, 2002, the Company executed a stock purchase agreement with Ashford Capital, LLC, a California limited liability company, (Ashford). These transactions shall be conducted in accordance with an exemption from the registration provisions of Section 5 of the Securities Act of 1933, as amended, provided under Regulation D, Rule 506. As part of the agreement, Ashford purchased a total of 312,500 shares of its $0.001 par value common stock for a total of $43,125. Of this amount, the Company received $25,000 in cash and $18,125 in a promissory note. The promissory note is at an interest rate of 6% per annum and is due on demand.

On January 21, 2002, the Company executed an asset purchase agreement with USA Public Auction, Inc. (UPA), a company wholly owned by an officer, director and shareholder of the Company. UPA purchased all of the fixed assets, cash in all accounts and all accounts and notes receivable of the Company for $1. The subscriptions receivable balance due from Ashford Capital was sold in this transaction and has cancelled the entire balance in subscriptions receivable.

On January 31, 2002, the Company effectuated a 1:8 reverse stock split for all shareholders as of that date.

On January 31, 2002, the Company issued 5,310,588 shares of its $0.001 par value common stock to the shareholders of Brands Shopping Network ("BSN") in exchange for 100% of the outstanding common stock of BSN.

In February 2002, the Company issued a total of 37,500 shares of its $0.001 par value common stock in exchange for consulting services rendered valued at $279,125.

On March 1, 2002, the Company issued 20,000 shares of its $0.001 par value common stock in exchange for consulting services rendered valued at $132,000.

On April 11, 2002, the Company effectuated a 1:4 reverse stock split for all shareholders as of that date.

On April 19, 2002, the Company issued 210,000 shares of its $0.001 par value common stock in exchange for consulting services rendered valued at $630,000.

On April 26, 2002, the Company issued 100,000 shares of its $0.001 par value common stock in exchange for consulting services rendered valued at $475,000.

On April 29, 2002, the Company issued 50,000 shares of its $0.001 par value common stock in exchange for consulting services rendered valued at $225,000.

                          BRANDS SHOPPING NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                     NOTES TO RESTATED FINANCIAL STATEMENTS

On May 7, 2002, the Company issued 35,000 shares of its $0.001 par value common stock in exchange for consulting services rendered valued at $122,500.

On May 10, 2002, the Company issued 20,000 shares of its $0.001 par value common stock in exchange for consulting services rendered valued at $77,000.

On June 10, 2002, the Company issued 185,000 shares of its $0.001 par value common stock in exchange for consulting services rendered valued at $240,500.

In June 2002, the Company issued 60,625 shares of its $0.001 par value common stock to Century Partners, Ltd. in exchange for an extension for the notes payable valued at $78,813.

On August 5, 2002, the Company issued a total of 596,564 shares of its $0.001 par value common stock to Century Partners, Ltd. in exchange for the cancellation of notes payable valued at $431,081, the accrued interest of $12,983 and for services rendered of $152,500.

On August 5, 2002, the Company issued a total of 165,690 shares of its $0.001 par value common stock to Yarbols, Inc. in exchange for the cancellation of accounts payable valued at $165,690.

On March 12, 2003, the Company issued  1,519,595  shares of its $0.001 par value
common  stock  in  exchange  for   consulting   services   rendered  by  Company
shareholders, officers and directors valued at $516,662.

There have been no other issuances of common or preferred stock.

NOTE 10 - WARRANTS

On February 20, 2002, the Company issued 300,000 warrants to purchase the Company's $0.001 par value common stock on a one-for-one basis to an investment banking firm in exchange for banking services. The warrants have an exercise price of 100,000 warrants at $1.00 per share of common stock, 100,000 warrants at $2.00 per share of common stock, and 100,000 warrants at $2.50 per share of common stock. The warrants are exercisable over a three-year period. The fair value of the warrants has been estimated on the date of grant using the Black-Scholes option pricing model. The weighted average fair value of these warrants was $0.0099326 per warrant for a total value of $2,980. The following assumptions were used in computing the fair value of these warrants: weighted average risk-free interest rate of 2%, zero dividend yield, volatility of the Company's common stock of 137% and an expected life of the warrants of three years. No warrants have been exercised as of December 31, 2003.

On March 1, 2002, the Company issued 400,000 warrants to purchase the Company's $0.001 par value common stock on a one-for-one basis to a public relations firm in exchange for public relations services. The warrants have an exercise price of $6.00 per share of common stock. The warrants are exercisable over a three-year period. The fair value of the warrants has been estimated on the date of grant using the Black-Scholes option pricing model which resulted in a zero value for these warrants. The following assumptions were used in computing the fair value of these warrants: weighted average risk-free interest rate of 2%, zero dividend yield, volatility of the Company's common stock of 137% and an expected life of the warrants of three years. No warrants have been exercised as of December 31, 2003.

On April 13, 2002, the Company issued 100,000 warrants to purchase the Company's $0.001 par value common stock on a one-for-one basis to a capital-raising firm in exchange for capital raising services. The warrants have an exercise price of 50,000 warrants at $5.00 per share of common stock, and 50,000 warrants at $5.50 per share of common stock. The warrants are exercisable over a three-year period. The fair value of the warrants has been estimated on the date of grant using the Black-Scholes option pricing model which resulted in a zero value for these warrants. The following assumptions were used in computing the fair value of these warrants: weighted average risk-free interest rate of 2%, zero dividend yield, volatility of the Company's common stock of 137% and an expected life of the warrants of three years. No warrants have been exercised as of December 31, 2003.

                          BRANDS SHOPPING NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                     NOTES TO RESTATED FINANCIAL STATEMENTS

On June 10, 2002, the Company issued 1,025,000 warrants to numerous consultants and employees to purchase the Company's $0.001 par value common stock on a one-for-one basis. The warrants have an exercise price of 950,000 warrants at $1.30 per share of common stock, and 75,000 warrants at $2.00 per share of common stock. The warrants are exercisable over a five-year period. The fair value of the warrants has been estimated on the date of grant using the Black-Scholes option pricing model. The weighted average fair value of these warrants was $.0359 per option for a total value of $36,800. The following assumptions were used in computing the fair value of these warrants: weighted average risk-free interest rate of 2%, zero dividend yield, volatility of the Company's common stock of 137% and an expected life of the warrants of five years. No warrants have been exercised as of December 31, 2003.

All warrants are considered to be anti-dilutive at December 31, 2003.

NOTE 11 - OPTIONS

Disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), including pro forma operating results had the Company prepared its financial statements in accordance with the fair value based method of accounting for stock- based compensation prescribed therein are shown below. Exercise prices and weighted-average contractual lives of stock options outstanding as of December 31, 2003 are as follows:

                    Options Outstanding                                       Options Exercisable
------------------------------------------------------------    -------------------------------------------------
                                                                  Weighted                            Weighted
                                         Weighted Average         Average                             Average
Exercise Prices          Number              Remaining            Exercise           Number           Exercise
                      Outstanding        Contractual Life          Prices         Exercisable          Price
-----------------    ---------------    --------------------    -------------    ---------------    -------------
$1.30                    390,000               8.5                 $1.30             243,840           $1.30

Summary of Options Granted and Outstanding:

                                              For the Years Ended December 31,
                            ---------------------------------------------------------------------
                                         2003                                 2002
                            --------------------------------    ---------------------------------
                                Shares           Weighted           Shares            Weighted
                                                 Average                              Average
                                                 Exercise                             Exercise
                                                  Price                                Price
                            ---------------    -------------    ----------------    -------------
Options:
Outstanding at
beginning of year                  500,000        $1.30                     -0-
Granted                                 -0-          $0                500,000         $1.30
Cancelled                          110,000           $0                     -0-           $0
                            ---------------    -------------
Outstanding at end of
year                               390,000        $1.30                500,000         $1.30
                            ===============    =============    ================    =============

During the year ended December 31, 2002, the Company granted the following stock options:

On June 10, 2002, the Company granted 500,000 stock options to consultants with an exercise price of $1.30 to purchase the Company's $0.001 par value common stock on a one-for-one basis, with a contractual life of ten years assuming the optionee remains in service with the Company. The fair value of the options has been estimated on the date of grant using the Black-Scholes option pricing model. The weighted average fair value of these options was $0.038736 per option for a total value of $19,369.00. The following assumptions were used in computing the fair value of these option grants: weighted average risk-free interest rate of 2%, zero dividend yield, volatility of the Company's common stock of 137% and an expected life of the options of five years.

No options were granted or exercised during the year ended December 31, 2003, and all options are considered to be anti-dilutive at December 31, 2003.

                          BRANDS SHOPPING NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                     NOTES TO RESTATED FINANCIAL STATEMENTS

NOTE 12 - COMMITMENTS AND CONTINGENCIES

On February 20, 2002, the Company executed an investment banking agreement with Equity Securities (ES) for a period of one year. Pursuant to the terms of the agreement ES received a total of $22,500 upon execution of the agreement. On a quarterly basis, $3,500 will be due to ES for research expenses. Once the Company receives gross proceeds, from the private placement offering, over $1,000,000, ES will be due an additional $12,500. On monies raised in the private placement offering ES will receive a 10% commission and warrants equal to 3% of the amount of shares sold as a direct result of the efforts of ES. As consideration for the agreement, ES received 100,000 shares of the Company's $0.001 par value common stock valued at $250,000 and received 300,000 warrants exercisable over a period of three years at prices ranging from $1 - $2.50. As of December 31, 2003 ES was no longer providing services to the Company and, as such, the Company has no ongoing commitments to ES nor contingencies related to this agreement.


NOTE 13 - REVERSE ACQUISITION AGREEMENT WITH BRANDS SHOPPING NETWORK, INC. (BSN)

On November 27, 2001, the Company entered into an agreement with BSN whereby the Company acquired all of the issued and outstanding common stock of BSN in exchange for 5,310,588 voting shares of the Company's $0.001 par value common stock. The acquisition closed and the shares were exchanged on January 31, 2002. The acquisition was accounted for using the purchase method of accounting as applicable to reverse acquisitions because the former stockholders of the BSN controlled the Company's common stock immediately upon conclusion of the transaction. Under reverse acquisition accounting, the post-acquisition entity was accounted for as a recapitalization of BSN. The common stock issued was recorded at $751,650, being the net book value of the Company's assets on the acquisition date. As a result of the merger, the financial statements for all periods prior to the merger are those of BSN.

                         PART I - FINANCIAL INFORMATION

Item 1.  Financial Statements

                          Brands Shopping Network, Inc.
                          (a Development Stage Company)
                           Consolidated Balance Sheets


                                                                    (unaudited)
                                                                   September 30,
                                                                       2004
                                                                   ------------
Assets

Current assets:
    Cash                                                           $          1
                                                                   ------------
      Total current assets                                                    1
                                                                   ------------

                                                                   $          1
                                                                   ============

Liabilities and Stockholders' (Deficit)

Current liabilities:
    Accounts payable                                               $    387,366
    Accrued executive compensation                                      959,493
    Convertible debenture                                               423,285
                                                                   ------------
      Total current liabilities                                       1,770,144
                                                                   ------------

Stockholders' (deficit):

    Preferred stock, $0.001 par value, 5,000,000 shares
      authorized, no shares issued and outstanding                           --
    Common stock, $0.001 par value, 25,000,000 shares
      authorized, 9,161,895 shares issued and outstanding                 9,162
    Additional paid-in capital                                        4,935,321
    Subscriptions receivable                                             (3,257)
    (Deficit) accumulated during development stage                   (6,711,368)
                                                                   ------------
                                                                     (1,770,143)
                                                                   ------------

                                                                   $          1
                                                                   ============


  The accompanying notes are an integral part of these finanacial statements.

                          Brands Shopping Network, Inc.
                          (a Development Stage Company)
                      Consolidated Statements of Operations
                                   (unaudited)


                                                         For the three months ended    For the nine months ended
                                                               September 30,                 September 30,         February 16, 2001
                                                         --------------------------    --------------------------   (Inception) to
                                                             2004          2003           2004           2003     September 30, 2004
                                                         -----------    -----------    -----------    -----------    -----------
Revenue                                                  $        --    $        --    $        --    $        --    $       759
                                                         -----------    -----------    -----------    -----------    -----------

Expenses:
   Consulting fees - related party                                --        129,500         43,473        646,162      3,528,340
   Salaries expense                                               --             --             --        137,601        846,680
   Sales and marketing                                            --             --             --             --        479,434
   Depreciation                                                   --         67,994         10,987        135,988        619,478
   Loss on impairment of assets                                   --             --         24,566             --        717,385
   General and administrative                                 12,592         10,768         21,688         26,405        428,614
                                                         -----------    -----------    -----------    -----------    -----------
    Total expenses                                            12,592        208,262        100,715        946,156      6,619,931
                                                         -----------    -----------    -----------    -----------    -----------

Other (expense):
   Other expense                                                  --             --             --             --            (57)
   Interest expense                                           (1,759)        (8,136)       (18,430)       (16,064)       (92,139)
                                                         -----------    -----------    -----------    -----------    -----------

Net (loss)                                               $   (14,352)   $  (216,398)   $  (119,145)   $  (962,220)   $(6,711,368)
                                                         ===========    ===========    ===========    ===========    ===========

Weighted average number of
   common shares outstanding - basic and fully diluted     9,161,895      8,803,895      9,161,895      8,308,557
                                                         ===========    ===========    ===========    ===========

Net (loss) per share - basic & fully diluted             $     (0.00)   $     (0.02)   $     (0.01)   $     (0.12)
                                                         ===========    ===========    ===========    ===========


  The accompanying notes are an integral part of these finanacial statements.

                          Brands Shopping Network, Inc.
                          (a Development Stage Company)
                      Consolidated Statements of Cash Flows
                                   (unaudited)


                                                          For the nine months ended           February 16, 2001
                                                   ---------------------------------------     (Inception) to
                                                   September 30, 2004   September 30, 2003   September 30, 2004
                                                   ------------------   ------------------   ------------------
Cash flows from operating activities
Net (loss)                                            $   (119,145)        $   (962,220)        $  6,711,368)
Adjustments to reconcile net (loss) to
    net cash (used) by operating activities:
Shares issued for services                                  33,481              516,663            3,528,340
Shares issued for financing costs                               --                   --               78,812
Depreciation                                                10,987              135,988              619,477
Loss on impairment of assets                                24,566                   --              717,385
Changes in operating assets & liabilities:
      Increase (decrease) in accounts payable               27,465              (13,071)             387,366
      Increase in accrued executive compensation                --              275,200              959,493
                                                      ------------         ------------         ------------
Net cash (used) by operating activities                    (22,646)             (47,440)            (420,496)
                                                      ------------         ------------         ------------

Cash flows from financing activities
    Proceeds from notes payable                                950                   --              150,950
    Shareholder loans                                        5,000                6,250              207,054
    Interest payable to shareholder                         16,670               16,065               55,750
    Subscription receivable                                     --                   --               (3,257)
    Common stock                                                --                   --               10,000
                                                      ------------         ------------         ------------
Net cash provided by financing activities                   22,620               22,315              420,497
                                                      ------------         ------------         ------------

Net increase (decrease) in cash                                (26)             (25,125)                   1
Cash - beginning                                                27               26,394                   --
                                                      ------------         ------------         ------------
Cash - ending                                         $          1         $      1,269         $          1
                                                      ============         ============         ============

Supplemental disclosures:
    Interest paid                                     $     18,430         $         --         $     18,430
                                                      ============         ============         ============
    Income taxes paid                                 $         --         $         --         $         --
                                                      ============         ============         ============


  The accompanying notes are an integral part of these finanacial statements.

                          Brands Shopping Network, Inc.
                                      Notes


Note 1 - Basis of presentation

The consolidated interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these consolidated interim financial statements be read in conjunction with the financial statements of the Company for the year ended December 31, 2003 and notes thereto included in the Company's 10-KSB annual report. The Company follows the same accounting policies in the preparation of interim reports.

Results of operations for the interim periods are not indicative of annual results.

Note 2 - Fixed assets and Loss on Impairment of Assets

Fixed assets are recorded at cost. Depreciation is computed using the straight-line method. Estimated service lives of fixed assets are 5 years.

The Company had fixed assets totaling $24,566 and recorded depreciation expense of $10,987 during the period ended September 30, 2004.

During the period ending September 30, 2004, the Company analyzed its furniture and equipment asset values for impairment and determined that it was impaired due to the non-execution of its business plan historically, and its inability to determine future operating expectations. As a result, the Company wrote down $24,566 of furniture and equipment to "Loss on Impairment of Assets" for the period ending September 30, 2004.

Note 3 - Notes Payable

On July 31, 2004, the Company signed an Amended and Restated, twelve-month Convertible Promissory Note with Yulie, LLC, ("Yulie") in the amount of $267,335 with a stated interest rate of 10% per annum. Whereby Yulie agreed to pay RTTS the principal sum of $150,000 on behalf of the Company and RTTS agreed to accept said payment as payment in full for all debt owed by the Company. RTTS also agreed, upon receipt of funds, to file with the Court a Satisfaction of Judgment. In addition to the aforementioned payment, Yulie will assume other debts of the Company in the amount of $155,950.

The Company paid $18,430 in interest expense during the period ended September 30, 2004.

Note 4 - Stockholder's equity

On January 23, 2004, the Company issued 358,000 shares of its $0.001 par value common stock in exchange for consulting services rendered by Company shareholders, officers and directors valued at $33,473.

There were no other issuances of common stock for the period ended September 30, 2004.

Note 5 - Warrants and options

No warrants or options were exercised during the period ending September 30, 2004.

                          Brands Shopping Network, Inc.
                                      Notes


Note 6 - Related party transactions

The Company owed $959,493 in salaries to Company officers and shareholders as of September 30, 2004.

Note 7 - Legal proceedings

On June 1, 2003, the Company defaulted on their obligation to pay the outstanding amounts due to RTTS Acquisition Corp. and DynaPure Technologies, Inc. (collectively referred to as "RTTS") per signed loan agreements dated December 1, 2002. On or about September 9, 2003, a complaint was filed with the Superior Court of California by RTTS for restitution of the defaulted promissory note. On March 23, 2004 RTTS entered its Judgment by Default against the Company in the amount of $168,435, which includes attorney fees, costs and interest after judgment at the legal rate. On July 29, 2004 the Company successfully negotiated a Settlement and Mutual Release Agreement with both DynaPure Technologies, Inc. and RTTS Acquisition Corp. The debt was acquired by a third party and DynaPure Technologies, Inc. and RTTS Acquisition Corp. have released the Company from any and all liability related to the notes.

Note 8 - Subsequent events

On August 6, 2004, the Company entered into an "Agreement and Plan of Merger" with United Fuel & Energy Corporation, whereby United shall be the surviving corporation. The closing of the transaction will occur as promptly as practicable upon completion of due diligence and satisfaction or waiver of conditions set forth in the agreement.

Per the Agreement, the Company shall cause a 40:1 reverse stock split of its common stock to be effected prior to the closing. Upon closing, each share of the Company's common stock, par value $.001 per share shall be automatically converted into one fully paid non-assessable share of common stock, no par value per share, of the Surviving Corporation.

                                  ATTACHMENT 4

                       HISTORICAL FINANCIAL STATEMENTS OF
                        UNITED FUEL & ENERGY CORPORATION
                                AND SUBSIDIARIES

Report of Independent Certified Public Accountants

Consolidated Balance Sheets as of December 31, 2003 and 2002

Consolidated Statements of Operations and Retained Earnings for the years ended December 31, 2003, 2002 and 2001

Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001

Notes to Consolidated Financial Statements

Consolidated Balance Sheets as of September 30, 2004 (unaudited) and December 31, 2003

Consolidated Statements of Operations for the nine months ended September 30, 2004 and 2003 (unaudited)

Consolidated Statements of Cash Flows for the nine months ended September 30, 2004 and 2003 (unaudited)

Notes to Interim Consolidated Financial Statements (unaudited)

                      CONSOLIDATED FINANCIAL STATEMENTS AND
                     REPORT OF INDEPENDENT CERTIFIED PUBLIC
                                   ACCOUNTANTS

                        UNITED FUEL & ENERGY CORPORATION
                                AND SUBSIDIARIES

                           DECEMBER 31, 2003 AND 2002

                                TABLE OF CONTENTS

                                                                            PAGE

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                           1

CONSOLIDATED FINANCIAL STATEMENTS

       CONSOLIDATED BALANCE SHEETS                                           2

       CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS           3

       CONSOLIDATED STATEMENTS OF CASH FLOWS                                 4

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                            6

[LOGO] JOHNSON, MILLER & CO.                                       Odessa, Texas
       Certified Public Accountants                               Midland, Texas
       A Professional Corporation                              Hobbs, New Mexico
       ---------------------------------------------
       An Independent Member Of BDO Seidman Alliance

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
United Fuel & Energy Corporation
Midland, Texas

We have audited the accompanying consolidated balance sheets of United Fuel & Energy Corporation and subsidiaries, as of December 31, 2003 and 2002, and the related consolidated statements of operations and retained earnings, and cash flows for the years ended December 31, 2003, 2002 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures on the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Fuel & Energy Corporation and subsidiaries at December 31, 2003 and 2002, and the results of its consolidated operations and cash flows for the years ended December 31, 2003, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

                                                    /s/ Johnson, Miller & Co.

Odessa, Texas
March 31, 2004


      2626 JBS Parkway, Suite A-200 o Odessa, Texas 79761 o (432) 362-3800
                     Fax (432) 362-4476 o audit@jmaudit.com

                        CONSOLIDATED FINANCIAL STATEMENTS

                UNITED FUEL & ENERGY CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                  DECEMBER 31,

                                     ASSETS

                                                                                 2003          2002
                                                                             -----------   -----------
CURRENT ASSETS
   Cash and cash equivalents (notes A2 and B)                                $ 1,535,400       638,200
   Accounts receivable, net of allowance for doubtful accounts of $656,644
     and $597,724 at 2003 and 2002, respectively (notes A4 and B)             21,820,720    19,791,402
   Other receivables                                                             238,258       523,935
   Income tax refund receivable                                                       --       872,561
   Inventories, net of allowance for slow moving inventory of
     $290,000 at 2003 and 2002 (note A5)                                       5,206,511     5,851,591
   Prepaid expense                                                               605,156       480,669
   Deferred taxes (notes A11 and F)                                              396,001       357,068
                                                                             -----------   -----------

         Total current assets                                                 29,802,046    28,515,426

PROPERTY, PLANT AND EQUIPMENT, net (notes A6, A7 and C)                       10,623,587    10,663,644

OTHER ASSETS
   Cash value life insurance (note A9)                                         2,467,758     2,380,668
   Goodwill (note A8)                                                            250,609       250,609
   Debt issuance costs (note A12)                                              1,222,175       596,571
   Related party receivables                                                     173,122            --
   Other                                                                         255,175       150,028
                                                                             -----------   -----------

                                                                             $44,794,472    42,556,946
                                                                             ===========   ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable                                                          $ 7,380,904     6,742,607
   Accrued expenses:
     Fuel taxes and fees                                                       1,209,641     1,210,755
     Income taxes payable                                                        102,189            --
     Other                                                                       375,349       632,263
   Notes payable (note D)                                                     31,197,861       241,875
   Current maturities of long-term debt (note D)                                 834,122     2,210,328
   Current portion of capital lease obligation (note G)                          161,847       207,765
                                                                             -----------   -----------

         Total current liabilities                                            41,261,913    11,245,593

OTHER LIABILITIES
   Long-term debt, less current maturities (note D)                            1,004,066    29,546,682
   Capital lease obligation, less current portion (note G)                        53,600       244,987
   Deferred income taxes (notes A11 and F)                                       697,050       330,853
                                                                             -----------   -----------

         Total liabilities                                                    43,016,629    41,368,115
                                                                             -----------   -----------

COMMITMENTS AND CONTINGENCIES (notes G and H)

STOCKHOLDERS' EQUITY
   Common stock - par value $1 per share, authorized, issued and
     outstanding 1,000 shares                                                      1,000         1,000
   Paid-in capital                                                                30,000        30,000
   Retained earnings                                                           1,746,843     1,157,831
                                                                             -----------   -----------

         Total stockholders' equity                                            1,777,843     1,188,831
                                                                             -----------   -----------

                                                                             $44,794,472    42,556,946
                                                                             ===========   ===========

The accompanying summary of significant accounting policies and footnotes are an integral part of these financial statements.

                UNITED FUEL & ENERGY CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS


                            YEARS ENDED DECEMBER 31,

                                                        2003             2002             2001
                                                   -------------    -------------    -------------
Revenue
   Sales                                           $ 143,815,957      119,195,066      152,465,108
   Other                                               2,528,993        1,896,154        1,345,589
                                                   -------------    -------------    -------------

                                                     146,344,950      121,091,220      153,810,697

Cost of sales                                        121,656,779       98,909,375      126,739,578
                                                   -------------    -------------    -------------

     Gross profit                                     24,688,171       22,181,845       27,071,119

Selling, general and administrative expenses          21,070,216       22,087,426       21,664,702
                                                   -------------    -------------    -------------

     Earnings from operations                          3,617,955           94,419        5,406,417

Other income (expense):
   Other income                                          140,922          112,588              389
   Interest expense                                   (1,960,119)      (1,884,595)      (2,483,542)
   Amortization of debt issuance costs                  (773,556)        (313,556)        (258,386)
   Gain (loss) on disposal of assets                      22,207          (43,130)          15,949
                                                   -------------    -------------    -------------

     Total other income (expense)                     (2,570,546)      (2,128,693)      (2,725,590)
                                                   -------------    -------------    -------------

     Earnings (loss) before income taxes               1,047,409       (2,034,274)       2,680,827

Income taxes expense (benefit) (notes A11 and F)         458,397         (637,194)         934,467
                                                   -------------    -------------    -------------

     NET EARNINGS (LOSS)                                 589,012       (1,397,080)       1,746,360

Beginning retained earnings                            1,157,831        2,554,911          808,551
                                                   -------------    -------------    -------------

Ending retained earnings                           $   1,746,843        1,157,831        2,554,911
                                                   =============    =============    =============

The accompanying summary of significant accounting policies and footnotes are an integral part of these financial statements.

                UNITED FUEL & ENERGY CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                            YEARS ENDED DECEMBER 31,

                                                                   2003            2002           2001
                                                                -----------    -----------    -----------
Increase (Decrease) in Cash and Cash Equivalents:
Cash flows from operating activities:
   Net earnings (loss)                                          $   589,012     (1,397,080)     1,746,360
   Adjustments to reconcile net earnings (loss) to
     net cash provided by (used in) operating activities:
       Depreciation                                               1,380,532      1,536,609      1,261,509
       Amortization of debt issue costs and other                   641,806        100,869        265,887
       (Gain) loss on disposal of assets                            (22,207)        43,130        (15,949)
       Construction-in-progress expensed                                 --        109,182             --
       Deferred income taxes                                        327,264        206,045         44,405
   Changes in operating assets and liabilities:
     Decrease (increase) in:
       Accounts receivable                                       (2,029,318)       151,112      7,111,141
       Other receivables                                            285,677       (278,099)      (159,605)
       Income tax refund receivable                                 872,561       (872,561)            --
       Inventories                                                  645,080       (435,711)       555,217
       Prepaid expenses                                            (124,487)       378,423       (320,391)
       Other assets                                                 (20,000)        24,018        (57,462)
       Related party receivables                                   (173,122)            --             --
     Increase (decrease) in:
       Accounts payable                                             638,295     (1,242,675)    (1,864,235)
       Accrued fuel taxes                                            (1,114)       212,924        (50,438)
       Accrued income taxes                                         102,189        (54,164)      (420,851)
       Other accrued expenses                                      (256,914)       429,869       (860,287)
                                                                -----------    -----------    -----------

          Net cash provided by (used in) operating activities     2,855,254     (1,088,109)     7,235,301
                                                                -----------    -----------    -----------

Cash flows from investing activities:
   Increase in notes receivable                                    (105,147)       (56,815)            --
   Increase in cash surrender value                                 (87,090)       (96,224)       (84,288)
   Proceeds from sale of assets                                      78,945        180,427        193,979
   Cash expended for acquisition                                         --             --       (483,750)
   Capital expenditures                                          (1,397,213)      (838,312)    (3,150,070)
                                                                -----------    -----------    -----------

          Net cash used in investing activities                  (1,510,505)      (810,924)    (3,524,129)
                                                                -----------    -----------    -----------

Cash flows from financing activities:
   Proceeds from notes payable                                    1,934,896      2,995,342             --
   Repayment of notes payable                                    (1,188,178)            --     (3,522,256)
   Proceeds from long-term debt                                     200,000      1,000,000        950,000
   Repayments of long-term debt                                    (173,778)    (1,634,614)    (1,762,848)
   Repayments of capital lease obligations                         (237,305)      (162,063)      (142,336)
   Debt issuance costs                                             (983,184)      (457,743)        (7,200)
                                                                -----------    -----------    -----------

         Net cash provided by (used in) financing activities       (447,549)     1,740,922     (4,484,640)
                                                                -----------    -----------    -----------

Net increase (decrease) in cash and cash equivalents                897,200       (158,111)      (773,468)

Cash and cash equivalents at beginning of year                      638,200        796,311      1,569,779
                                                                -----------    -----------    -----------

Cash and cash equivalents at end of year                        $ 1,535,400        638,200        796,311
                                                                ===========    ===========    ===========

The accompanying summary of significant accounting policies and footnotes are an integral part of these financial statements.

                UNITED FUEL & ENERGY CORPORATION AND SUBSIDIARIES

                            YEARS ENDED DECEMBER 31,

                                                                    2003           2002            2001
                                                                -----------    -----------    -----------
Cash paid during year for:
   Interest                                                     $ 1,967,480      1,189,960      2,629,023

Non-cash investing and financing activities:

      During 2003, the Company refinanced debt instruments of $24,806,016 and debt issuance costs with a new financing agency for $25,223,810.

      The Company acquired equipment through debt financing of $208,959 and $602,649 in 2002 and 2001, respectively, and $757,151 through capital lease financing in 2001.

      On October 10, 2001, the Company purchased 100% of the outstanding stock of TDO. The following is a summary of assets and liabilities as date of acquisition:

         Accounts receivable                               $ 1,316,820
         Inventories                                           338,756
         Prepaid expenses                                        7,647
         Property, plant and equipment                       1,593,250
         Goodwill                                              250,609
         Debt issuance costs                                    30,000
         Other assets                                           16,542
         Accounts payable                                     (661,141)
         Accrued expenses                                     (104,918)
         Debt                                               (1,514,631)
         Issuance of debt in acquisition                      (483,750)
         Deferred income taxes                                (305,434)
                                                           -----------

                  Cash expended in acquisition             $   483,750
                                                           ===========

   The accompanying summary of significant accounting policies and footnotes are an integral part of these financial statements.

                UNITED FUEL & ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.    General

United Fuel & Energy Corporation (Company) was incorporated in Texas January 1, 1999. The Company, through its wholly owned subsidiaries Eddins-Walcher Company
(EWC) and Three D Oil of Kilgore, Inc. (TDO), markets refined petroleum products which include gasoline, diesel, oils, propane, greases, and other lubricants. Products are sold, including credit sales, through bulk plants, unattended self-serve stations, and attended service stations located in West Texas, East Texas and Southeastern New Mexico. All insignificant intercompany balances and transactions have been eliminated.

The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP).

2.    Cash Equivalents

For purposes of the statement of cash flows, the Company considers demand deposits, money market accounts and certificates of deposit purchased with an original maturity date of three months or less to be cash equivalents.

3.    Revenue Recognition

Sales are recorded by the Company upon shipment of products to customers and upon sale of products at Company locations.

4.    Allowance for Doubtful Accounts

The allowance for doubtful accounts is maintained at a level which, in management's judgment based upon past experience in industry, is adequate to absorb credit losses. The amount of the allowance is based upon management's continuous evaluation of the collectibility of receivables.

5.    Inventories

Inventories are carried at the lower of cost or market. Inventories consist primarily of fuels and lubricants held for resale. Cost is approximated by using the weighted average method.

6.    Property, Plant and Equipment

Property, plant and equipment are carried at cost. When assets are retired or disposed of, the cost and related accumulated depreciation are removed from the accounts with the resulting gains or losses, if any, reflected in the results of operations. The cost of maintenance and repairs is charged to expense as incurred; whereas significant renewals and betterments are capitalized.

Depreciation of property, plant and equipment is provided using the straight line basis computed over the following estimated useful lives:

                                                                  Life
                                                                  ----
      Equipment                                                 9 - 20 years
      Security fuel systems and service stations                9 - 20 years
      Automotive fleet                                          5 - 10 years
      Office equipment                                          3 - 10 years
      Buildings and improvements                               20 - 40 years

                UNITED FUEL & ENERGY CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

7.    Impairment of Long-Lived Assets

The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Consequently, the Company reviews its long-lived assets to be held and used whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows, on a depreciable unit basis, is less than the carrying amount of such assets. In this circumstance, the Company recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

The Company accounts for long-lived assets to be disposed of at the lower of their carrying amount or fair value less cost to sell once management has committed to a plan to dispose of the assets.

8.    Goodwill

The Company follows the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, and does not amortize goodwill. Goodwill is tested for impairment at least annually.

9.    Cash Value Life Insurance

The Company maintains an aggregate of approximately $4,000,000 of life insurance on the lives of two former stockholders of EWC. All incidents of ownership of the policies accrue to the Company, which is the designated beneficiary, and there is no agreement to use the insurance proceeds for the benefit of the former stockholders. There are no loans outstanding on the insurance policies, but the cash surrender value has been pledged by the Company to secure certain debt.

10.   Overdrafts

Cash overdraft balances, when present, are reclassified and included in accounts payable.

11.   Income Taxes

Provision for income taxes is based on amounts reported in the consolidated statement of earnings (after exclusion of non-taxable income and non-tax deductible expenses) and includes deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed using the asset and liability approach as prescribed in SFAS No. 109, Accounting for Income Taxes.

The Company and its subsidiaries file a consolidated return for Federal income tax reporting purposes. In accordance with a tax sharing agreement, both EWC and TDO compute their taxes on a separate company basis and remit such amounts to the Company.

12.   Debt Issuance Costs

Amortization of debt issuance costs is computed by using the straight-line method (which approximates the interest method) over the life of the related debt.

                UNITED FUEL & ENERGY CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

13.   Environmental Costs

The Company is subject to federal, state and local environmental laws and regulations. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Ongoing environmental compliance costs, including maintenance and monitoring costs, are expensed as incurred.

Liabilities  for  expenditures  of  a  non-capital   nature  are  recorded  when
environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

14.   Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

15.   Financial Instruments

Management believes the carrying value of the Company's cash and cash equivalents, receivables, inventories, accounts payable and notes payables approximates fair value due to the short maturity of the instruments. Management believes the carrying value of the Company's long-term debt approximates fair value because the related borrowing rate approximates the rate the Company would pay for new debt with similar terms.

16.   New Reporting Requirements

In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, Accounting for Asset Retirement Obligations (ARO), which requires that an asset retirement cost be capitalized as part of the cost of the related long-lived asset and allocated to expense by using a systematic and rational method. Under this Statement, an entity is not required to re-measure an ARO liability at fair value each period but is required to recognize changes in an ARO liability resulting from the passage of time and revisions in cash flow estimates. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002 (December 31, 2003 for the Company). The Company adopted SFAS No. 143 during 2003 with no material impact on its financial statements.

During December 2003, the FASB issued Interpretation No. 46R, Consolidation of Variable Interest Entities, which requires the consolidation of certain entities that are determined to be variable interest entities (VIE). An entity is considered to be a VIE when either (i) the entity lacks sufficient equity to carry on its principal operations, (ii) the equity owners of the entity cannot make decisions about the entity's activities or (iii) the entity's equity neither absorbs losses or benefits from gains. The Company owns no interests in variable interest entities, and, therefore, this new interpretation has not affected the Company's financial statements.

                UNITED FUEL & ENERGY CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

17.   Recently Issued Accounting Pronouncements

In September 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)."

In March 2003, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation. This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of this Statement shall be effective for financial statements for fiscal year and interim periods ending on or subsequent to December 15, 2002.

In July 2003, the FASB issued SFAS No. 149, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 149 improves financial reporting of derivatives by requiring contracts with comparable characteristics be accounted for similarly. This Statement also incorporates clarifications of the definition of a derivative. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. Management will consider the impact of this Statement on its financial statements for future periods.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity such as common or preferred shares that are mandatorily redeemable-that embody an unconditional obligation requiring the issuer to redeem the shares by transferring its assets at a specified date or upon an event that is certain to occur. The provisions of this Statement shall be effective for the first fiscal period beginning after December 15, 2004.

Management does not believe these new standards will have a material impact on its consolidated financial statements.

NOTE B - CONCENTRATION OF CREDIT RISK

Accounts receivable potentially subject the Company to concentrations of credit risk. The risk is limited due to the large number of customers comprising the customer base (approximately nine thousand) and their dispersion across agricultural, oilfield, and general commercial industries. At year end, the Company had no significant concentrations of credit risk apart from customer operations occurring primarily in the geographical region of West Texas, East Texas and Southeastern New Mexico.

The Company maintains its cash balances at several financial institutions located in New Mexico and Texas, which at times may exceed federally insured limits. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

                UNITED FUEL & ENERGY CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE C - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are summarized by major classifications as follows as of December 31:

                                                       2003          2002
                                                   -----------   -----------

      Equipment                                    $ 3,733,087     3,671,573
      Security fuel systems and service stations     4,455,053     3,472,385
      Automotive fleet                               1,495,805     1,605,533
      Office equipment                               1,610,550     1,586,359
      Buildings and improvements                     1,340,866     1,340,866
      Land                                           1,149,752     1,102,008
      Construction in progress                          52,373       271,948
                                                   -----------   -----------
                                                    13,837,486    13,050,672
      Less accumulated depreciation                  3,213,899     2,387,028
                                                   -----------   -----------

      Net property, plant and equipment            $10,623,587    10,663,644
                                                   ===========   ===========

NOTE D - DEBT

Notes payable consists of the following at December 31:

                                                      2003          2002
                                                  -----------   -----------

      Revolving line of credit                    $26,206,743            --
      Term loan payable to bank                     3,500,000            --
      Three D term loan payable to a bank           1,491,118            --
      Note payable to former stockholder of TDO            --       241,875
                                                  -----------   -----------

                                                  $31,197,861       241,875
                                                  ===========   ===========

The Company's revolving line of credit arrangement, for up to $30,000,000, due September 2004, is payable in monthly interest payments at a rate of JP Morgan Chase Bank prime rate plus a rate margin as defined in the financing agreement (4.8% at December 31, 2003), and monthly principal installments of $142,000 through maturity. The revolving line of credit agreement is secured by a first lien on substantially all assets of the Company (less TDO property, plant and equipment) having a carrying value of approximately $38,300,000, a personal limited guarantee of a stockholder and life insurance policies on the lives of current stockholders. The financing agency, at its sole discretion, may elect to extend this credit arrangement for a two-year period. If the agreement is extended for the two-year period, it may be extended for successive one year periods at the discretion of the financing agency.

The term loan payable to a bank is due September 2004, payable in monthly interest payments at a rate of 9%, one principal payment of $180,000 due in May 2004, with the balance due and payable at maturity, is secured by a second lien on substantially all of the property, plant and equipment of EWC having a carrying value of approximately $8,800,000.

The Three D term loan payable to a bank, due October 2004, is secured by a first lien on property, plant and equipment of TDO having a carrying value of approximately $1,800,000. Payments are due in monthly installments of $12,658 including interest at varying rates from Wall Street Journal Prime plus 1.00% with a minimum rate of 6.00% (6.00% as of December 31, 2003).

                UNITED FUEL & ENERGY CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE D - DEBT (CONTINUED)

The note payable to former stockholder of TDO, due April 2003, is secured by personal guarantee of an officer/shareholder of the Company. The note was repaid subsequent to December 31, 2002.

Long-term debt consists of the following at December 31:

                                                          2003          2002
                                                      -----------   -----------

      Various notes payable, due 2003                 $        --    29.598,473
      Note payable to a supplier, due December 2008     1,071,429     1,318,000
      Note payable to supplier, due October 2005          550,000       450,000
      Other notes payable                                 216,759       390,537
                                                      -----------   -----------
                                                        1,838,188    31,757,010
      Less current maturities                             834,122     2,210,328
                                                      -----------   -----------

                                                      $ 1,004,066    29,546,682
                                                      ===========   ===========


The note payable to a supplier, due December 2008, unsecured, was originally due December 2001, but effective January 1, 2002, was converted to a Business Development Fund Agreement (Fund). As part of the agreement, the Fund was increased to $1,500,000 and is to be repaid through December 2008 subject to incentives in the Fund. If the Company purchases certain annual quantities from the supplier, the Fund will be amortized each year and repayment will not be required.

The note payable to supplier, due October 2005, unsecured, is subject to an agreement, whereby, if the Company's monthly purchases from the supplier exceed a certain quantity, the agreement will be amortized monthly and repayment will not be required. The Company's monthly purchases for several months in 2003 did not meet the minimum purchase requirements.

The various notes due 2003 were refinanced subsequent to December 31, 2002. The proceeds of a new revolving line of credit were used to pay off a prior credit agreement and reduce obligations to two other financial institutions as indicated in the following schedule:

                                            Balance      Balance at     Amount         Balance
                                          December 31,   Refinance    Refinanced        After
                                             2002           Date                      Refinance
                                          -----------   -----------   -----------    -----------
Prior revolving credit agreement          $15,110,258    16,062,221   (16,062,221)            --
Note payable to a bank                     12,494,881    11,675,461    (8,175,461)     3,500,000
Note payable to a financial institution     1,993,334     2,068,334      (568,334)     1,500,000
New revolving line of credit                       --            --    24,806,016     24,806,016
                                          -----------   -----------   -----------    -----------
                                          $29,598,473    29,806,016            --     29,806,016
                                          ===========   ===========   ===========    ===========

                UNITED FUEL & ENERGY CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE D - DEBT (CONTINUED)

Aggregate maturities of long-term debt, for the years subsequent to December 31, 2003, are as follows:

         2004                                                   $  834,122
         2005                                                      281,376
         2006                                                      220,578
         2007                                                      220,352
         2008                                                      220,745
         Thereafter                                                 61,015
                                                                ----------

         Total long-term debt                                   $1,838,188
                                                                ==========

Management believes the Company is in compliance with all significant covenants.

NOTE E - EMPLOYEE BENEFIT PLAN

The Company has a defined contribution 401(k) plan covering employees. The Plan allows employees to defer up to 20% of their income on a pre-tax basis through contributions to the Plan. Discretionary contributions may be made by the Company with approval of the Board of Directors. Employees become vested in the Company's contributions at 25% after two years, and 25% per year thereafter until fully vested. No matching contributions have been made for the years ended December 31, 2003, 2002 and 2001.

NOTE F - INCOME TAXES

The components of income tax expense (benefit) for the years ended December 31, 2003, 2002 and 2001, are as follows:

                                                2003       2002        2001
                                              --------   --------    --------

Current income tax expense (benefit):
  Federal                                     $117,222   (938,038)    838,686
  State                                         13,911     94,799      51,376
Deferred income taxes                          327,264    206,045      44,405
                                              --------   --------    --------

         Total income tax expense (benefit)   $458,397   (637,194)    934,467
                                              ========   ========    ========

Income tax expense (benefit) for the years ended December 31, 2003, 2002 and 2001, differs from the "expected" tax (benefit) computed by applying the Federal statutory rate of 34% to earnings (loss) before income taxes as follows:

                                                        2003       2002        2001
                                                      --------   --------    --------
Expected tax expense (benefit) at Federal statutory
  rate                                                $356,119   (691,653)    894,013
  Increase (reduction) in income taxes resulting
     from:
       Nondeductible expenses                           69,939     69,175      61,738
       State income taxes                               13,911     94,799      51,376
       Other                                            18,428   (109,515)    (72,660)
                                                      --------   --------    --------

         Total income tax expense (benefit)           $458,397   (637,194)    934,467
                                                      ========   ========    ========

                UNITED FUEL & ENERGY CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE F - INCOME TAXES (CONTINUED)

Deferred tax assets and liabilities at December 31, 2003 and 2002, consist of the following:

                                                 2003       2002
                                              --------   --------
Current deferred tax assets:
  Allowance for bad debts                     $269,878    218,526
  Allowance for slow moving inventory           98,600     98,600
  UNICAP inventory adjustment                   27,523     39,942
                                              --------   --------

         Total current deferred tax assets    $396,001    357,068
                                              ========   ========

Noncurrent deferred tax liability:
  Principally property, plant and equipment
     depreciation differences                 $697,050    330,853
                                              ========   ========

NOTE G - LEASES

Operating Leases

Pursuant to terms of operating lease agreements, the Company rents various product retail sites, bulk storage sites, and office space. Lease terms range from month-to-month to ten years. At December 31, 2003, 2002 and, 2001, monthly expense approximates $51,384, $57,815, and $26,800, respectively, and is expected to continue indefinitely. Future minimum lease payments at December 31, 2003, are as follows:

         2004                                                        $177,708
         2005                                                         173,956
         2006                                                         164,106
         2007                                                         161,939
         2008                                                         112,772
         Thereafter                                                   176,000
                                                                     --------

                                                                     $966,481
                                                                     ========

Capital Leases

The Company has nine capital leases for telephone and computer equipment. Lease terms range from three to four years. Future minimum lease payments at December 31, 2003, are as follows:

         2004                                                         $172,851
         2005                                                           54,547
                                                                      --------

         Total minimum lease payments                                  227,398
         Less: Amount representing interest                             11,951
                                                                      --------

         Present value of minimum lease payments                      $215,447
                                                                      ========

         Current portion of lease payments                            $161,847
         Long-term portion of lease payments                            53,600
                                                                      --------

                                                                      $215,447
                                                                      ========

                UNITED FUEL & ENERGY CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE G - LEASES (CONTINUED)

Capital Leases (Continued)

The equipment for the above capital leases are included in the financial statements at December 31, 2003 and 2002, as follows:

                                   2003       2002
                                 --------   --------

Office equipment                 $757,151    757,151
Less: Accumulated depreciation    510,932    302,716
                                 --------   --------

                                 $246,219    454,435
                                 ========   ========

NOTE H - COMMITMENTS AND CONTINGENCIES

Environmental remediation-related expenses are a regular cost of operating the Company's business. At December 31, 2003, the Company continues cooperation and participation in several remediation efforts. Management believes the outcome of cleanup effort uncertainties are adequately addressed through the combination of State cleanup funds in which the Company participates and environmental liability insurance carried by the Company.

NOTE I - WARRANT AGREEMENT

In conjunction with a previous debt agreement with a financing agency, the Company executed a warrant agreement on July 12, 2000, between the Company and the financing agency, New West Resources, Inc. (NWR). The agreement provides for the issuance of warrants from the Company to NWR authorizing the purchase of up to an aggregate of twenty percent (20%) of the issued and outstanding shares of the Company. As of December 31, 2000, NWR has exercised its right to purchase shares in the Company, resulting in the acquisition from existing and former stockholders of 160 shares or 16% of the Company's issued and outstanding shares. NWR has until January 1, 2010 to exercise its right to purchase an additional 4% of the Company's issued and outstanding shares.

NOTE J - TRANSACTIONS WITH RELATED PARTIES

For the years ended December 31, 2003, 2002 and 2001, the Company incurred related party lease expense of $412,360, $451,621 and 475,526, respectively, for month-to-month operating leases paid to the Company's principal shareholders.

At December 31, 2003, a receivable is due from an officer of the Company for $173,122.

NOTE K - MAJOR SUPPLIERS

For the years ended December 31, 2003, 2002 and 2001, one major supplier furnished approximately $34,926,000 (36%), $49,277,000 (55%), and $53,200,000
(54%) of the Company's fuel. Management believes that, in the unlikely event that it lost any of its major suppliers, additional suppliers could be obtained without significant disruption to its normal operations.

                UNITED FUEL & ENERGY CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                         SEPTEMBER 30,    DECEMBER 31,
                                                                             2004            2003
                                                                         -------------    ------------
                                                                         (UNAUDITED)
                                      ASSETS
CURRENT ASSETS
      Cash and cash equivalents                                           $  1,310         $  1,535
      Accounts receivable, net of allowance for doubtful accounts
          of $835 and $598, respectively                                    29,713           21,821
      Other receivables                                                        289              238
      Inventories, net of allowance for slow moving inventory                5,827            5,207
          of $225 and $290, respectively
      Prepaid expense                                                        1,020              605
      Deferred taxes                                                           396              396
                                                                          --------         --------
              Total current assets                                          38,555           29,802
                                                                          --------         --------

PROPERTY, PLANT AND EQUIPMENT, NET                                          10,271           10,624
                                                                          --------         --------

OTHER ASSETS
      Cash value of life insurance                                           2,527            2,468
      Goodwill                                                                 251              251
      Debt issuance costs                                                      942            1,222
      Related party receivables                                                 55              173
      Other                                                                    513              254
                                                                          --------         --------
              Total other assets                                             4,288            4,368
                                                                          --------         --------
                                                                          $ 53,114         $ 44,794
                                                                          ========         ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
      Accounts payable                                                    $ 10,178         $  7,381
      Accrued expenses:
          Fuel taxes and fees                                                  835            1,210
          Income taxes payable                                                 112              102
          Other                                                                506              374
      Notes payable (notes C and I)                                             --           31,198
      Current maturities of long-term debt (notes C and I)                   1,202              834
      Current portion of capital lease obligation                               90              162
                                                                          --------         --------
              Total current liabilities                                     12,923           41,261

OTHER LIABILITIES
      Long-term debt, less current maturities (notes C and I)               35,391            1,004
      Capital lease obligation, less current portion                            --               54
      Deferred income taxes                                                    815              697
                                                                          --------         --------
              Total liabilities                                             49,129           43,016
                                                                          --------         --------

COMMITMENTS AND CONTINGENCIES (NOTE D)

STOCKHOLDERS' EQUITY (NOTE E)
      Preferred stock- par value $.001 per share, 2,000,000 shares               1               --
         authorized; 1,000,000 shares outstanding at
         September 30, 2004
      Common stock - no par value, 11,000,000 shares authorized,               120                1
         8,650,000 shares issued, 8,217,500 shares outstanding at
         September 30, 2004; par value $1 per share, 1,000 shares
         authorized, issued and outstanding at December 31, 2003
      Paid-in capital                                                        1,799               30
      Retained earnings                                                      2,168            1,747
      Less treasury stock - 450,000 shares at September 30, 2004              (103)              --
                                                                          --------         --------
              Total stockholders' equity                                     3,985            1,778
                                                                          --------         --------

                                                                          $ 53,114         $ 44,794
                                                                          ========         ========

                UNITED FUEL & ENERGY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                    ---------------------------
                                                      2004               2003
                                                    ---------         ---------
Revenues
       Sales                                        $ 126,472         $ 108,725
       Other                                            2,118             1,799
                                                    ---------         ---------
         Total revenues                               128,590           110,524

COST OF SALES                                         109,545            92,038
                                                    ---------         ---------

GROSS PROFIT                                           19,045            18,486

EXPENSES
       Operating                                        8,472             8,748
       General and administrative                       6,930             5,848
       Depreciation                                     1,012             1,208
                                                    ---------         ---------
         Total expenses                                16,414            15,804
                                                    ---------         ---------

OPERATING INCOME                                        2,631             2,682

OTHER INCOME (EXPENSE)
       Interest expense                                (1,420)           (1,504)
       Interest income                                    109               128
       Amortization                                      (453)             (581)
       Gain (loss) on disposal of assets                  (14)                3
       Other                                             (192)               --
                                                    ---------         ---------
         Total other income (expense)                  (1,970)           (1,954)
                                                    ---------         ---------

INCOME BEFORE INCOME TAXES                                661               728

INCOME TAX EXPENSE                                        240               277
                                                    ---------         ---------

NET INCOME                                          $     421         $     451
                                                    =========         =========

                UNITED FUEL & ENERGY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                      -----------------------
                                                                       2004            2003
                                                                      -------         -------
Increase (Decrease) in Cash and Cash Equivalents

Cash flows from operating activities:
    Net income                                                        $   421         $   451
    Adjustments to reconcile net income to
      net cash provided by (used in) operating activities
         Depreciation                                                   1,012           1,208
         Amortization of debt issuance costs and other                    293             388
         Loss (gain) on disposal of assets                                 14              (3)
         Issuance of non-cash stock award                                 192              --
         Deferred income taxes                                            118             107
    Changes in operating assets and liabilities:
      Decrease (increase) in:
         Accounts receivable                                           (7,892)         (2,338)
         Other receivables                                                (51)            245
         Income tax refund receivable                                      --              (7)
         Inventories                                                     (620)          1,049
         Prepaid expenses                                                (415)           (274)
         Other assets                                                    (274)            (97)
         Related party receivables                                        118            (150)
      Increase (decrease) in:
         Accounts payable                                               2,797           1,097
         Accrued fuel taxes                                              (375)             80
         Accrued income taxes                                              10             163
         Accrued expenses                                                 132             (66)
                                                                      -------         -------
           Net cash provided by (used in) operating activities         (4,520)          1,853
                                                                      -------         -------

Cash flows from investing activities:
    Increase in cash surrender value                                      (59)            (67)
    Proceeds from sale of assets                                           44              19
    Capital expenditures                                                 (717)           (783)
                                                                      -------         -------
           Net cash provided by (used in) investing activities           (732)           (831)
                                                                      -------         -------

Cash flows from financing activities:
    Proceeds of notes payable                                           3,955           1,320
    Repayment of notes payable                                           (228)         (1,086)
    Proceeds from long-term debt                                           49             100
    Repayments of long-term debt                                          (59)            (72)
    Repayments of capital lease obligations                              (126)           (184)
    Debt issuance costs                                                  (158)           (981)
    Purchase of treasury stock                                           (206)             --
    Proceeds from issuance of capital stock                             1,800              --
                                                                      -------         -------
           Net cash provided by (used in) financing activites           5,027            (903)
                                                                      -------         -------

Net increase (decrease) in cash and cash equivalents                     (225)            119

Cash and cash equivalents at beginning of year                          1,535             638
                                                                      -------         -------

Cash and cash equivalents at end of period                            $ 1,310         $   757
                                                                      =======         =======

                UNITED FUEL & ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2004
                                   (UNAUDITED)

NOTE A - BASIS OF PRESENTATION

United Fuel & Energy Corporation (Company) was incorporated in Texas January 1, 1999. The Company, through its wholly owned subsidiaries Eddins-Walcher Company
(EWC) and Three D Oil of Kilgore, Inc. (TDO), markets refined petroleum products which include gasoline, diesel, oils, propane, greases, and other lubricants. Products are sold, including credit sales, through bulk plants, unattended self-serve stations located in West Texas, East Texas and Southeastern New Mexico. All significant intercompany balances and transactions have been eliminated.

The financial information included herein, except the balance sheet as of December 31, 2003, is unaudited. However, such information includes all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of the results of operations and financial condition for the interim periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for an entire year.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. Accordingly, these interim financial statements should be read in conjunction with the audited financial statements as of December 31, 2003.

NOTE B - CONCENTRATION OF CREDIT RISK

Accounts receivable potentially subject the Company to concentrations of credit risk. The risk is limited due to the large number of customers comprising the customer base (approximately nine thousand) and their dispersion across agricultural, oilfield, and general commercial industries. At September 30, 2004, the Company had no significant concentrations of credit risk apart from customer operations occurring primarily in the geographical region of West Texas, East Texas and Southeastern New Mexico.

The Company maintains its cash balances at several financial institutions located in New Mexico and Texas, which at times may exceed federally insured limits. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

NOTE C - DEBT


Long-term debt consists of the following:
                                                  September 30,    December 31,
                                                      2004            2003
                                                  -------------    ------------
                                                     (000's)         (000's)

Revolving line of credit                             $30,161             --
Term loan payable to a bank                            3,320             --
Three D term loan payable to a bank                    1,444             --
Note payable to a supplier, due December 2008            911          1,071
Note payable to supplier, due October 2005               550            550
Other notes payable                                      207            217
                                                     -------        -------
                                                      36,593          1,838
Less current maturities                                1,202            834
                                                     -------        -------

                                                     $35,391          1,004
                                                     =======        =======

                UNITED FUEL & ENERGY CORPORATION AND SUBSIDIARIES

                               SEPTEMBER 30, 2004
                                   (UNAUDITED)

NOTE C - DEBT (CONTINUED)

The Company's revolving line of credit (Revolver), for up to $30,000,000, had an original maturity of September 30,2004. Subsequent to September 30, 2004, the Revolver was amended and, among other things, the maturity was extended through September 2007. The amended Revolver provides for borrowing of the lesser of a borrowing base, as defined, or $35,000,000, and is secured by accounts receivable, inventory, cash value of life insurance polices, rolling stock (with a combined carrying value of approximately $41,000,000) and a limited personal guarantee by a stockholder. Interest is payable monthly at prime plus 0.5% or libor plus 3.0%, at the Company's option, (4.84% at September 30, 2004). Monthly principal payments of $55,000 are required beginning February 1, 2005 through maturity.

The term loan payable to a bank had an original maturity of September 30,2004. Subsequent to September 30, 2004, a new $5,500,000 term loan agreement was entered into with another bank. The proceeds of the new term loan were used to payoff the previous $3,320,000 term loan with the balance applied to the Revolver. The new term loan matures November 1, 2009, and is payable in monthly principal installments of $65,500 plus interest at prime plus 1.5% (or 2.0% if certain net worth requirements are not met). The new term loan is secured by a first lien on certain assets of EWC, including but not limited to, equipment (excluding rolling stock), real estate, storage tanks (with a combined carrying value of approximately $8,500,000) and certain guaranties including the personal guarantee of the principal stockholder of the Company.

The Three D term loan payable to a bank, due October 2004, is secured by property, plant and equipment of TDO having a carrying value of approximately $1,700,000. Subsequent to September 30, 2004, the loan was amended and, among other things, the maturity was extended through October 10, 2009. The amended terms require monthly principal and interest payments of $13,947 with the balance due at maturity. The interest rate is prime plus 1%, with a minimum of 6%.

The note payable to a supplier, due December 2008, unsecured, was originally due December 2001, but effective January 1, 2002, was converted to a Business Development Fund Agreement (Fund). As part of the agreement, the Fund was increased to $1,500,000 and is to be repaid through December 2008 subject to incentives in the Fund. If the Company purchases certain annual quantities from the supplier, the Fund will be amortized each year and repayment will not be required.

The note payable to supplier, due October 2005, unsecured, is subject to an agreement, whereby, if the Company's monthly purchases from the supplier exceed a certain quantity, the agreement will be amortized monthly and repayment will not be required. The Company's monthly purchases did not meet the minimum purchase requirements during 2004.

The Company's revolving credit agreement, term loan payable to a bank and Three D term loan were classified as current notes payable at December 31, 2003. Subsequent to September 30, 2004, the Company completed a refinancing of these agreements, extending the maturity dates to September 30, 2007, November 1, 2009 and October 10, 2009, respectively, as indicated above. Based upon the completed refinancing, amounts due at September 30, 2004 are classified as long-term debt. Current maturities of long-term debt reflect payments to be made on the existing or new agreements through September 30, 2005.

                UNITED FUEL & ENERGY CORPORATION AND SUBSIDIARIES

                               SEPTEMBER 30, 2004
                                   (UNAUDITED)

NOTE D - COMMITMENTS AND CONTINGENCIES

Environmental remediation-related expenses are a regular cost of operating the Company's business. At September 30, 2004, the Company continues cooperation and participation in several remediation efforts. Management believes the outcome of cleanup effort uncertainties are adequately addressed through the combination of State cleanup funds in which the Company participates and environmental liability insurance carried by the Company.

NOTE E - EQUITY TRANSACTIONS

In July 2004 the Company amended its Articles of Incorporation to change the par value of its common stock to no par value, to increase the number of shares of authorized common stock from 1,000 shares to 11,000,000 shares, to create a class of preferred stock, $.001 par value, and to authorize 2,000,000 shares of preferred stock. The Company also declared and paid a stock dividend which increased the number of issued common shares from 1,000 shares to 8,650,000 shares.

Preferred stock - In August 2004 the Company issued 1,000,000 shares of Preferred Stock, par value $.001 per share, for proceeds of $2,000,000, less $200,000 issue costs, pursuant to an exempt private offering to accredited investors (the "Offering"). The proceeds from the Offering may be used for working capital and general corporate purposes, including without limitation, for such acquisitions as the Company may consider from time to time. The proceeds from the Offering were initially used to reduce the balance on the Revolver.

Treasury stock - In July 2004, the Company acquired 865,000 shares (100 shares prior to the stock dividend) of common stock from its principal stockholder at a cost of $205,869.

Restricted Stock Agreement - In July 2004 the Company entered into a Restricted Stock Agreement with its President whereby he was issued 865,000 shares (100 shares prior to the stock dividend) of common stock of the Company, representing 10% of the outstanding common stock of the Company. The shares vest 50% at date of issuance, 25% in six months and the remaining 25% in one year. The value of the 50% vested portion, in the amount of $192,000, of this non-cash stock award has been included as other expense in 2004.

NOTE F - STOCK OPTIONS

In August 2004 the Company's stockholders and Board of Directors approved the 2004 Stock Option Plan (the Plan). The Plan provides for the grant of non-qualified stock options (i) to certain non-management employees with vesting over two years and no covenant not to compete, and (ii) to management and key employees with vesting over three years and containing a covenant not to compete. A total of 500,000 shares of common stock has been authorized and reserved for issuance under the Plan, subject to certain adjustments to reflect changes in the Company's capitalization. The Plan is to be administered by a committee appointed by the Board of Directors or in its discretion by the full Board of Directors. The committee, or the Board of Directors, has the sole authority to interpret the Plan, and to determine the persons to whom the options will be granted, to determine the basis upon which the options will be granted, and to determine the exercise price, duration and other terms of the options to be granted under the plan.

                UNITED FUEL & ENERGY CORPORATION AND SUBSIDIARIES

                               SEPTEMBER 30, 2004
                                   (UNAUDITED)

NOTE G - MERGER AGREEMENT

The Company entered into a merger agreement in August 2004 whereby it will merge into a wholly owned subsidiary of an existing public company (the "Public Shell"). The Company will be the surviving company in this reverse merger procedure and will be a reporting entity subject to the requirements of the Securities Act of 1934. The merger will become effective upon the completion and satisfaction or waiver of certain conditions in the merger agreement.

NOTE H - RECENTLY ANNOUNCED ACCOUNTING PRONOUNCEMENTS

In March 2003, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation. This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of this Statement shall be effective for financial statements for fiscal year and interim periods ending on or subsequent to December 15, 2002.

In July 2003, the FASB issued SFAS No. 149, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 149 improves financial reporting of derivatives by requiring contracts with comparable characteristics be accounted for similarly. This Statement also incorporates clarifications of the definition of a derivative. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. Management will consider the impact of this Statement on its financial statements for future periods.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity such as common or preferred shares that are mandatorily redeemable-that embody an unconditional obligation requiring the issuer to redeem the shares by transferring its assets at a specified date or upon an event that is certain to occur. The provisions of this Statement shall be effective for the first fiscal period beginning after December 15, 2004.

Management does not believe these new standards will have a material impact on its consolidated financial statements.

NOTE I - SUBSEQUENT EVENTS

Subsequent to September 30, 2004, the Company entered into new or amended and extended certain loan agreements as disclosed in note C.

                                  ATTACHMENT 5

                   PRO FORMA CONDENSED FINANCIAL STATEMENTS OF
                        UNITED FUEL & ENERGY CORPORATION

Pro Forma Condensed Balance Sheet as of September 30, 2004

Pro Forma Condensed Statement of Operations for the year ended December 31, 2003

Pro Forma Condensed Statement of Operations for the nine months ended September 30, 2004

Notes to Unaudited Pro Forma Condensed Financial Statements

UNITED FUEL & ENERGY CORPORATION
PRO FORMA CONDENSED BALANCE SHEET - UNAUDITED
SEPTEMBER 30, 2004
(IN THOUSANDS)


                                                  UNITED                PRO FORMA
                                                  FUEL         BSN     ADJUSTMENTS     COMBINED
                                                ------------------------------------------------
                              ASSETS
Current Assets
  Cash                                          $  1,310    $      1    $    450  (7)  $  1,311
                                                                        $   (450) (8)
  Accounts receivable                             30,002                                 30,002
  Inventories                                      5,827                                  5,827
  Other                                            1,416                                  1,416
                                                ------------------------------------------------
                         Total current assets     38,555           1        --           38,556
                                                ------------------------------------------------
Property, Plant and Equipment, net                10,271                                 10,271
                                                ------------------------------------------------
Other Assets (including $251,000 of Goodwill)      4,288                                  4,288
                                                ------------------------------------------------
                                                $ 53,114    $      1    $   --         $ 53,115
                                                ================================================
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current maturities of long - term debt        $  1,202                               $  1,202
  Current portion of capital leases                   90                                     90
  Notes payable                                     --           423        (423) (1)      --
  Accounts payable                                10,178         387        (387) (1)    10,178
  Accrued expenses and other                       1,453         960        (960) (1)     1,453
                                                ------------------------------------------------
                  Total current liabilities       12,923       1,770      (1,770)        12,923
                                                ------------------------------------------------
Long - term debt, less current maturities         35,391        --          (450) (8)    34,941
                                                ------------------------------------------------
Deferred income taxes                                815        --                          815
                                                ------------------------------------------------
Stockholders' Equity
  Preferred stock                                      1                      (1) (3)      --
  Common stock                                         1           9           1  (1)        11
                                                                               9  (2)
                                                                              (1) (2)
                                                                               1  (3)
                                                                              (9) (5)
  Paid - in capital                                1,918       4,933       1,769  (1)     2,360
                                                                              (8) (2)
                                                                          (6,711) (4)
                                                                               9  (5)
                                                                             450  (7)
  Retained earnings                                2,168      (6,711)      6,711  (4)     2,168
  Less treasury stock                               (103)                                  (103)
                                                ------------------------------------------------
                   Total stockholders' equity      3,985      (1,769)      2,220          4,436
                                                ------------------------------------------------
                                                $ 53,114    $      1    $   --         $ 53,115
                                                ================================================

UNITED FUEL & ENERGY CORPORATION
PRO FORMA CONDENSED STATEMENT OF OPERATIONS - UNAUDITED
YEAR ENDED DECEMBER 31, 2003
(IN THOUSANDS)

                                                              UNITED                          PRO FORMA
                                                               FUEL              BSN         ADJUSTMENTS          COMBINED
                                                        -------------------------------------------------------------------
REVENUES                                                 $  146,345        $       --        $      --          $  146,345
Cost of sales                                               121,657                                                121,657

                                                        -------------------------------------------------------------------
Gross profit                                                 24,688                --               --              24,688
EXPENSES
  Operating                                                  11,811                                                 11,811
  General and administrative                                  7,856               856                                8,712
  Depreciation and amortization                               1,403               272                                1,675
  Loss on impairment of assets                                                    693                                  693
                                                        -------------------------------------------------------------------
         Total expenses                                      21,070             1,821               --              22,891
                                                        -------------------------------------------------------------------
OPERATING INCOME                                              3,618            (1,821)              --               1,797

OTHER INCOME (EXPENSE)
  Interest expense                                           (2,734)              (33)                              (2,767)
  Interest income                                               141                                                    141
  Gain (loss) on disposal of assets                              22                                                     22
                                                        -------------------------------------------------------------------
         Total other income (expense)                        (2,571)              (33)              --              (2,604)
                                                        -------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES                             1,047            (1,854)              --                (807)
PROVISION FOR INCOME TAXES                                      458                                 --                 458
                                                        -------------------------------------------------------------------
NET INCOME (LOSS)                                        $      589        $   (1,854)       $      --          $   (1,265)
                                                        ===================================================================
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING - BASIC AND FULLY DILUTED                                           214           11,040      (6)     11,254
                                                        ===================================================================
NET INCOME (LOSS) PER SHARE - BASIC AND DILUTED                            $    (8.67)                          $    (0.11)
                                                        ===================================================================

UNITED FUEL & ENERGY CORPORATION
PRO FORMA CONDENSED STATEMENT OF OPERATIONS - UNAUDITED
NINE MONTHS ENDED SEPTEMBER 30, 2004
(IN THOUSANDS)

                                                            UNITED                      PRO FORMA
                                                             FUEL           BSN        ADJUSTMENTS          COMBINED
                                                        ----------------------------------------------------------------

REVENUES                                                $   128,590    $        --             --         $  128,590
Cost of sales                                               109,545             --                           109,545
                                                        ----------------------------------------------------------------
Gross profit                                                 19,045             --             --             19,045
EXPENSES
  Operating                                                   8,472                                            8,472
  General and administrative                                  6,930             65                             6,995
  Depreciation and amortization                               1,012             11                             1,023
  Loss on impairment of assets                                                  25                                25
                                                        ----------------------------------------------------------------
         Total expenses                                      16,414            101             --             16,515
                                                        ----------------------------------------------------------------
OPERATING INCOME (LOSS)                                       2,631           (101)            --              2,530

OTHER INCOME (EXPENSE)
  Interest expense                                           (1,420)           (18)                           (1,438)
  Interest income                                               109                                              109
  Amortization                                                 (453)                                            (453)
  Gain (loss) on disposal of assets                             (14)                                             (14)
  Other                                                        (192)                                            (192)
                                                        ----------------------------------------------------------------
         Total other income (expense)                        (1,970)           (18)            --             (1,988)
                                                        ----------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES                               661           (119)            --                542
PROVISION FOR INCOME TAXES                                      240             --             --                240
                                                        ----------------------------------------------------------------
NET INCOME (LOSS)                                       $       421    $      (119)     $      --         $      302
                                                        ================================================================
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING - BASIC AND FULLY DILUTED                                        229         11,025    (6)      11,254
                                                        ================================================================
NET INCOME (LOSS) PER SHARE - BASIC AND DILUTED                        $     (0.52)                       $     0.03
                                                        ================================================================

NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

BASIS OF PRESENTATION:

The unaudited pro forma condensed balance sheet and statement of operations of United Fuel & Energy Corporation ("United Fuel") have been prepared to give effect to:

o the reverse acquisition of Brands Shopping Network, Inc. ("BSN") by United Fuel through the merger of a wholly-owned subsidiary of BSN with and into United Fuel (the "Merger");

o a 1-for-40 reverse stock split to be effected by BSN prior to the Merger (the "Reverse Stock Split"); and

o the satisfaction or conversion of all indebtedness of BSN in exchange for 1,125,000 shares of BSN common stock (after giving effect to the Reverse Stock Split).

The condensed pro forma financial statements have been prepared as if such transactions had taken place on September 30, 2004 for purposes of the pro forma condensed balance sheet and as if the transactions had taken place on January 1, 2003 for purposes of the pro forma condensed statements operations.

On August 6, 2004 United Fuel, BSN and a wholly-owned subsidiary of BSN (the "Merger Sub") entered into a merger agreement whereby the Merger Sub will merge with and into United Fuel and United Fuel will be the surviving entity as a wholly-owned subsidiary of BSN. Because the former stockholders of United Fuel will own approximately 88.0% of the BSN common stock after the consummation of the Merger and related transactions, the reverse acquisition method of accounting is being applied and the financial statements of United Fuel and BSN are combined on the basis of United Fuel being the accounting acquirer, accompanied by a recapitalization.

The columns captioned United Fuel represent the consolidated balance sheet of United Fuel and its subsidiaries as of September 30, 2004 and the related consolidated statement of operations for the year ended December 31, 2003 and for the nine months ended September 30, 2004. The columns captioned BSN represent the consolidated balance sheet of BSN as of September 30, 2004 and the related consolidated statement of operations for the year ended December 31, 2003 and for the nine months ended September 30, 2004.

PRO FORMA ENTRIES:

(1) To reflect the issuance of 1,125,000 shares of BSN common stock, par value $.001 per share, upon the conversion of certain BSN indebtedness.

(2) To reflect the issuance of 8,650,000 shares of BSN common stock as merger consideration with respect to all outstanding shares of common stock of United Fuel.

(3) To reflect the issuance of 1,250,000 shares of BSN common stock as merger consideration with respect to all outstanding shares of convertible preferred stock of United Fuel.

(4) To reflect the recapitalization adjustment for the Merger.

(5) To reduce the issued and outstanding shares of BSN from 9,178,294 to 229,457 to reflect the Reverse Stock Split.

(6) To reflect the adjustment and issuance of BSN common stock in connection with the Merger, including the 1:40 reverse split by BSN prior to the Merger, BSN common stock to be issued to United Fuel common stockholders, BSN common stock to be issued to United Fuel preferred stockholders and BSN common stock to be issued to the holders of BSN debt converted to common stock.

(7) To record the issuance of 250,000 shares of United Fuel convertible preferred stock, par value $.001 per share, subsequent to September 30, 2004 at a price of $2.00 per share for estimated proceeds of $450,000, net of estimated expenses.

(8) To record the payment on United Fuel's revolving credit facility of the net proceeds from the sale after September 30, 2004 of United Fuel convertible preferred stock.